Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER by and among PHREESIA, INC., ACE MERGER SUB, INC., ACCESSONE PARENT HOLDINGS, INC., and FRONTIER FUND IV, L.P., as Representative of the Equityholders August 29, 2025

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the company treats as private or confidential. Brackets with triple asterisks denote omissions.

TABLE OF CONTENTS

ARTICLE I THE MERGER		-2-
1.01.	The Merger	-2-
1.02.	Conversion of Preferred Shares and Common Shares	-3-
1.03.	Payment; Exchange of Certificates; Lost Certificates	-3-
1.04.	Options and Warrants	-5-
1.05.	Certificate of Incorporation	-6-
1.06.	Bylaws	-6-
1.07.	Directors and Officers	-6-
1.08.	Calculation of Closing Merger Consideration	-6-
1.09.	Final Closing Merger Consideration	-7-
1.10.	The Closing	-10-
1.11.	Appraisal Rights	-10-
1.12.	Adjustment Escrow Fund	-11-
1.13.	Representative Reserve Fund	-12-
1.14.	Withholding Taxes	-12-
1.15.	Merger Payout Schedule	-13-
ARTICLE II THE CLOSING		-13-
2.01.	The Closing Transactions	-14-
ARTICLE III CONDITIONS TO CLOSING		-15-
3.01.	Conditions to Acquiror’s and Merger Sub’s Obligations	-15-
3.02.	Conditions to the Company’s Obligations	-18-
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		-19-
4.01.	Organization and Qualification	-19-
4.02.	Capitalization; Subsidiaries	-20-
4.03.	Authorization	-23-
4.04.	Financial Statements	-23-
4.05.	No Undisclosed Liabilities	-25-
4.06.	Consents and Approvals; No Violations	-25-
4.07.	Material Contracts	-26-
4.08.	Absence of Certain Developments	-29-
4.09.	Litigation	-33-
4.10.	Compliance with Laws; Permits	-33-
4.11.	Lending and Banking Matters	-35-
4.12.	Employee Plans	-36-
4.13.	Environmental Matters	-41-
4.14.	Intellectual Property	-41-
4.15.	Information Privacy and Security	-46-
4.16.	Labor Matters	-48-
4.17.	Insurance	-50-
i

4.18.	Tax Matters	-51-
4.19.	Brokers	-53-
4.20.	Assets; Properties	-53-
4.21.	Affiliated Transactions	-55-
4.22.	Material Customers and Suppliers	-55-
4.23.	Anti-Bribery, Anti-Money Laundering and Sanctions	-56-
4.24.	Bankruptcy	-57-
4.25.	State Takeover Laws	-57-
4.26.	No Other Representations and Warranties	-57-
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		-57-
5.01.	Organization and Corporate Power	-57-
5.02.	Authorization	-58-
5.03.	No Violation	-58-
5.04.	Governmental Bodies; Consents	-58-
5.05.	Litigation	-58-
5.06.	Brokers	-59-
5.07.	Financing	-59-
5.08.	Purpose	-60-
5.09.	Vote Required	-60-
5.10.	No Other Representations and Warranties	-60-
ARTICLE VI COVENANTS OF THE COMPANY		-61-
6.01.	Conduct of the Business	-61-
6.02.	Access to Books and Records	-61-
6.03.	Regulatory Filings	-62-
6.04.	Conditions	-63-
6.05.	Financing	-63-
6.06.	Exclusive Dealing	-66-
6.07.	SPV Facility	-67-
6.08.	Payoff Letters	-68-
6.09.	Self-Disclosure	-68-
6.10.	Termination of 401(k) Plan	-68-
6.11.	Latest Financial Statements	-68-
6.12.	UCC Corrective Actions	-69-
ARTICLE VII COVENANTS OF ACQUIROR		-70-
7.01.	Access to Books and Records	-70-
7.02.	Director and Officer Liability and Indemnification	-70-
7.03.	Employee Matters	-71-
7.04.	Regulatory Filings	-71-
7.05.	Conditions	-72-
7.06.	Financing	-72-
7.07.	Acknowledgment of Acquiror and Merger Sub	-74-

7.08.	Contact with Business Relations	-75-
7.09.	R&W Insurance Policy	-75-
ARTICLE VIII TERMINATION		-75-
8.01.	Termination	-75-
8.02.	Effect of Termination	-77-
ARTICLE IX ADDITIONAL COVENANTS		-79-
9.01.	Tax Matters	-79-
9.02.	280G	-83-
9.03.	Further Assurances	-83-
9.04.	Disclosure Generally	-83-
9.05.	Provision Respecting Legal Representation	-84-
9.06.	Confidentiality	-85-
9.07.	Release	-87-
9.08.	Notification of Certain Matters	-87-
ARTICLE X INDEMNIFICATION		-88-
10.01.	Survival of Representations, Warranties and Covenants	-88-
10.02.	Indemnification by the Equityholders	-88-
10.03.	Indemnification by Acquiror	-89-
10.04.	Interparty Claims	-89-
10.05.	Third Party Claims	-90-
10.06.	Limitations on Indemnifications	-91-
10.07.	Escrow	-94-
10.08.	Accrual of Interest	-95-
ARTICLE XI DEFINITIONS		-95-
11.01.	Definitions	-95-
11.02.	Other Definitional Provisions	-119-
ARTICLE XII MISCELLANEOUS		-120-
12.01.	Press Releases and Communications	-120-
12.02.	Expenses	-120-
12.03.	Notices	-121-
12.04.	Assignment	-122-
12.05.	Severability	-122-
12.06.	Amendment and Waiver	-122-
12.07.	Complete Agreement	-123-
12.08.	No Third Party Beneficiaries	-123-
12.09.	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	-123-
12.10.	WAIVER OF TRIAL BY JURY	-124-
12.11.	Electronic Delivery	-124-
12.12.	Counterparts	-125-
12.13.	Governing Law	-125-
12.14.	Specific Performance	-125-

12.15.	Payments Under Agreement	-126-
12.16.	Appointment of the Representative	-126-
12.17.	Non-Recourse	-128-
12.18.	Constructions	-129-
12.19.	Xerox Provisions	-129-

EXHIBITS
Exhibit A    Form of Support and Joinder Agreement
Exhibit B    Form of Option Cancellation Agreement
Exhibit C    Warrant Surrender Agreement
Exhibit D    Form of Certificate of Merger
Exhibit E    Form of Letter of Transmittal
Exhibit F    Escrow Agreement
Exhibit G    Paying Agent Agreement
Exhibit H    Form of FIRPTA
Exhibit I    Example Calculation of Working Capital

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 29, 2025, is made by and among AccessOne Parent Holdings, Inc., a Delaware corporation (the “Company”), Phreesia, Inc., a Delaware corporation (“Acquiror”), Ace Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Acquiror (“Merger Sub”), and Frontier Fund IV, L.P., a Delaware limited partnership, solely in its limited capacity as representative for the Company’s Equityholders (the “Representative,” together with the Company, Acquiror and Merger Sub, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.
WHEREAS, the board of directors of each of Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Acquiror, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, Acquiror has approved this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub;
WHEREAS, as a condition to Acquiror’s and Merger Sub’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, without which Acquiror and Merger Sub would not have entered into this Agreement, (a) the Supporting Stockholders, which collectively represent the holders of at least ninety-two percent (92%) of the issued and outstanding Company Shares, have entered into a Support and Joinder Agreement with Acquiror in the form attached as Exhibit A (the “Support Agreement”); and (b) promptly after execution and delivery of this Agreement, and in any case within one (1) Business Day after execution and delivery of this Agreement, the Requisite Stockholder Approval shall be executed and delivered to Acquiror;
WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration as provided herein;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger;
WHEREAS, each of the Representative, Mark Spinner, Marina Bigsby, KaLynn Gates, Rajneesh Kumar and Raymond Morel has entered into a restrictive covenant agreement with Acquiror (the “Restrictive Covenant Agreements”), which shall be effective upon the Closing;
WHEREAS, as a condition to Acquiror’s and Merger Sub’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, without which Acquiror and Merger Sub would not have entered into this Agreement, the Company shall cause each of Mark Spinner, Marina Bigsby, KaLynn Gates, Rajneesh Kumar and Raymond Morel to enter into an employment agreement with Acquiror (the “Employment Arrangements”) at or prior to the Closing, which shall be effective upon the Closing;
WHEREAS, as a condition to Acquiror’s and Merger Sub’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, without which Acquiror and Merger Sub would not have entered into this Agreement, the Company shall (x) cause each Optionholder to enter into an option cancellation agreement in the form attached as Exhibit B (the “Option Cancellation Agreement”) and be subject to the obligations and restrictions set forth herein and therein, or (y) in the event that an Option Cancellation Agreement is not executed and delivered by an Optionholder prior to the Closing, cause such Optionholder’s Options to be cancelled as of the Effective Time in accordance with the Stock Incentive Plan and converted into the right to receive, a portion of the Closing Merger Consideration and any Additional Merger Consideration, in each case, subject to such Optionholder’s execution and delivery of an Option Cancellation Agreement within fifteen (15) days following the Closing and the terms and conditions of this Agreement; and
WHEREAS, as a condition to Acquiror’s and Merger Sub’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, without which Acquiror and Merger Sub would not have entered into this Agreement the Warrantholder has entered into a warrant surrender and cancellation agreement, in the form attached as Exhibit C (the “Warrant Surrender Agreement”), to be effective upon the Closing, and shall be subject to the obligations and restrictions set forth herein and in the Warrant Surrender Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
1.01.    The Merger.
(a)    Subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”) following the Merger.
(b)    At the Closing, the Company and Merger Sub will cause a certificate of merger substantially in the form of Exhibit D attached hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Acquiror and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
(c)    From and after the Effective Time, the Surviving Corporation will succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub, all as provided under the DGCL.
1.02.    Conversion of Preferred Shares and Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
(a)    Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than (x) any Preferred Share to be canceled pursuant to Section 1.02(c) and (y) any Dissenting Shares) will be cancelled and converted into the right to receive an amount in cash from the Acquiror equal to a portion of the Closing Merger Consideration and any Additional Merger Consideration, in each case, in accordance with this Agreement and the Merger Payout Schedule; provided, that no holder of Preferred Shares shall be entitled to receive any portion of the Closing Merger Consideration or any Additional Merger Consideration unless and until such holder has executed and delivered to Acquiror a Support Agreement and a letter of transmittal substantially in the form attached hereto as Exhibit E (a “Letter of Transmittal”) and has otherwise complied with the requirements of Section 1.03 below.
(b)    Each Common Share issued and outstanding immediately prior to the Effective Time (other than (x) any Common Shares to be canceled pursuant to Section 1.02(c) and (y) any Dissenting Shares) will be cancelled and converted into the right to receive an amount in cash from the Acquiror equal to a portion of the Closing Merger Consideration and any Additional Merger Consideration, in each case, in accordance with this Agreement and the Merger Payout Schedule; provided, that no holder of Common Shares shall be entitled to receive any portion of the Closing Merger Consideration or any Additional Merger Consideration unless and until such holder has executed and delivered to Acquiror a Support Agreement and a Letter of Transmittal and has otherwise complied with the requirements of Section 1.03 below.
(c)    Each Common Share and Preferred Share held immediately prior to the Effective Time by the Company as treasury shares, by any of the Company’s Subsidiaries, or by Acquiror, Merger Sub or their respective Subsidiaries and Affiliates will be canceled and no payment will be made with respect thereto.
(d)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
1.03. Payment; Exchange of Certificates; Lost Certificates.
(a)    Promptly following the date hereof, the Company shall, or shall cause the Paying Agent to, deliver to each (i) Stockholder a Letter of Transmittal and a Support Agreement, together with instructions to deliver an executed Letter of Transmittal and Support Agreement to the Paying Agent, to be held in escrow by the Paying Agent prior to Closing, and

(ii) Optionholder an Option Cancellation Agreement, together with instructions to deliver an executed Option Cancellation Agreement to the Paying Agent, to be held in escrow by the Paying Agent prior to Closing.
(b)    Promptly following the date hereof (and in any event no later than ten (10) Business Days thereafter), the Company shall mail or deliver, or cause to be mailed or delivered, to each Stockholder that has not already consented to or approved this Agreement, the Merger and the other transactions contemplated hereby a letter from the Company providing such Stockholder with an information statement (together with all exhibits and attachments thereto, the “Information Statement”) regarding the Company and the Merger soliciting the written consent of each such Stockholder, adopting this Agreement and approving the Merger and the other transactions contemplated hereby. The Information Statement, which shall be in form and substance reasonably satisfactory to Acquiror, shall provide among other things, (1) the notification required by 228(e) of the DGCL, (2) notice in the manner contemplated by 262 of the DGCL of such Stockholder’s right to dissent to the Merger pursuant to 262 of the DGCL, (3) the recommendation of the board of directors of the Company that the Stockholders vote in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby and not exercise their appraisal or dissenters’ rights under applicable Law in connection with the Merger, and (4) a statement that the Company has obtained the Requisite Stockholder Approval to adopt this Agreement, effect the Merger and consummate the other transactions contemplated hereby, in each case.
(c)    The Paying Agent will act as paying agent in paying the Warrantholder pursuant to Section 1.04(b) and in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represented Company Shares entitled to payment pursuant to Section 1.02. On or promptly following (i) the Closing Date (from the funds deposited with the Paying Agent pursuant to Section 2.01(b)), or (ii) receipt by the Paying Agent of any Additional Merger Consideration payable to the holders of Company Shares (each, a “Stockholder”) and Warrantholder, the Paying Agent will pay the Warrantholder the amount of cash it is entitled to under Section 1.04(b) and will pay each Stockholder who has (A) surrendered his, her or its certificates representing such Company Shares (if such Company Shares are certificated), (B) delivered to the Paying Agent a duly executed and completed Letter of Transmittal representing the number of Company Shares held by such Stockholder, and (C) delivered to the Paying Agent and Acquiror a duly executed Support Agreement, the amount of cash to which he, she or it is entitled to under Section 1.02. Surrendered certificates will forthwith be canceled. Until so surrendered and exchanged, each such certificate will represent from and after the Effective Time solely the right to receive the Merger Consideration into which the shares it theretofore represented will have been converted pursuant to Section 1.02. Notwithstanding the foregoing, if any such certificate will have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and delivery of an otherwise duly completed and executed Letter of Transmittal, the Paying Agent will, subject to the terms and conditions set forth in, and otherwise in accordance with, this Agreement and the applicable Letter of Transmittal, issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Company Shares represented by such certificate, as contemplated by this Section 1.03; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of any Merger Consideration to such Stockholder, require such Stockholder to provide a customary indemnity for the benefit of the Surviving Corporation and its Affiliates against any claim that may be made against the Surviving Corporation or its Affiliates with respect to such lost, stolen or destroyed certificate. After the Closing Date, there will be no transfers on the share transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Closing Date. If, after the Closing Date, certificates representing such Company Shares are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 1.03. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any certificate. All cash paid upon the surrender of certificates in accordance with the terms of this Section 1.03 will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such certificates. None of the Paying Agent, Acquiror, Merger Sub, the Company or the Representative will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(d)    Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 1.03 (and any interest or other income earned thereon) that remains unclaimed by the Stockholders by the second (2nd) anniversary of the Closing Date (or immediately prior to such earlier date on which any such unclaimed Merger Consideration would otherwise escheat to or become the property of any Governmental Body), shall be returned to Acquiror, upon demand, and any such Stockholder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Acquiror and the Surviving Corporation for payment of the Merger Consideration in respect of such Company Shares without any interest thereon.
1.04.    Options and Warrants.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all Options (whether Vested Options or Unvested Options) issued and outstanding immediately prior to the Effective Time will be canceled and all Options (whether Vested Options or Unvested Options) will be accelerated (if applicable) and converted into the right to receive an amount in cash from the Acquiror equal to a portion of the Closing Merger Consideration and any Additional Merger Consideration, less applicable Taxes withheld, in each case in accordance with this Agreement and the Merger Payout Schedule; provided, that no Optionholder shall be entitled to receive any portion of the Closing Merger Consideration or any Additional Merger Consideration unless and until such Optionholder has executed and delivered to the Company an Option Cancellation Agreement within fifteen (15) days following the Closing, provided, further, that if an Optionholder has not delivered an Option Cancellation Agreement within such fifteen (15) day period, such Optionholder shall not be entitled to receive any consideration with respect to its Options as a result of such cancellation. Acquiror will cause the Surviving Corporation or one of its Subsidiaries to pay any Merger Consideration to the applicable Optionholders promptly following the date on which such Merger Consideration becomes payable to such Optionholder in accordance with this Section 1.04(a) and this Agreement, through the Surviving Corporation’s or the applicable Subsidiary’s payroll, and

Acquiror will cause the Surviving Corporation or the applicable Subsidiary to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the applicable Optionholders under this Section 1.04(a). The Company shall cause the Stock Incentive Plan to be cancelled and of no further force and effect as of the Effective Time.
(b)    At the Effective Time, the Warrant shall be surrendered and cancelled, pursuant to the Warrant Surrender Agreement, at which time the Warrantholder will be entitled to receive an amount in cash equal to a portion of the Closing Merger Consideration and any Additional Merger Consideration, in each case, in accordance with this Agreement and the Merger Payout Schedule.
1.05.    Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “AccessOne Parent Holdings, Inc.” and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.
1.06.    Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “AccessOne Parent Holdings, Inc.” and, as so amended, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.
1.07.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, or until their prior death, resignation or removal, (a) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.
1.08.    Calculation of Closing Merger Consideration. At least five (5) Business Days prior to the Closing Date, the Company will deliver to Acquiror a statement (such statement, the “Estimated Statement”) containing (i) its good faith estimate of the consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Estimated Closing Balance Sheet”) prepared in accordance with the Accounting Principles, (ii) its good faith calculation of the Closing Merger Consideration, and (iii) a schedule prepared in accordance with the terms of the Company’s Certificate of Incorporation, the Company’s Stock Incentive Plan, any grant agreements in respect of the Options and the Warrant showing the allocation of the Closing Merger Consideration among the Equityholders (the “Merger Payout Schedule”). In connection with determining the Closing Merger Consideration, the Company shall estimate in good faith the Closing Indebtedness (the “Estimated Indebtedness”), Closing Cash (“Estimated Closing Cash”), Transaction Expenses (the “Estimated Transaction Expenses”), Closing Working Capital Adjustment (the “Estimated Working Capital Adjustment”) and Taxes Payable (the “Estimated Taxes Payable”), and the Company shall include reasonably detailed calculations of all such estimated amounts in the Estimated Statement. The Company shall consider in good faith any comments to the Estimated Statement delivered by Acquiror to the Company prior to the Closing Date. For the avoidance of doubt, no failure by Acquiror to comment on or respond to the Estimated Statement before the Closing Date shall be deemed an agreement with, consent to, or waiver of any right to challenge any item set forth in the Estimated Statement, nor shall it affect any of Acquiror’s rights or remedies in connection with the determination of the Final Closing Merger Consideration in accordance with Section 1.09 of this Agreement.
1.09.    Final Closing Merger Consideration.
(a)    Within ninety (90) days after the Closing Date, Acquiror will deliver to the Representative a statement (such statement, the “Closing Statement”) containing (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Closing Balance Sheet”) prepared in accordance with the Accounting Principles, and (ii) its good faith calculation of the Final Closing Merger Consideration, together with a reasonably detailed computation of each component thereof; provided, that in preparing the Closing Statement and determining its proposed adjustments, if any, Acquiror may take into account events, information or facts that arise or become known after the Closing Date to the extent such additional events, information or facts provide additional evidence about conditions that existed as of the Closing Date; provided, further, that Acquiror may elect, in its sole and absolute discretion, not to prepare and deliver the Closing Statement, in which case there shall be no adjustment to the Closing Merger Consideration under this Section 1.09. The Closing Statement shall be prepared (A) applying no minimum materiality limit, and (B) shall be based on facts, circumstances, and information available to Acquiror as of the date on which the Closing Statements are delivered by Acquiror to the Representative with regards to conditions that existed as of immediately prior to the Closing, as applicable, in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 855, Subsequent Events.
(b)    The Surviving Corporation and its Subsidiaries will (i) provide the Representative and its representatives with reasonable access during normal business hours and upon reasonable notice to the books, records (including related work papers, schedules, memoranda and other documents), supporting data, facilities and applicable employees of the Surviving Corporation and its Subsidiaries, in each case to the extent involved in the preparation of the Closing Statement, for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Closing Statement. The calculations contained in the Closing Statement shall be final and binding on and deemed accepted by the Representative unless, within thirty (30) days after delivery of the Closing Statement to the Representative, the Representative delivers to Acquiror a written statement setting forth its objections to the Closing Statement (an “Objections Statement”), which statement will identify in reasonable detail those items to which the Representative objects (the “Disputed Items”), including the dollar amount(s), nature and basis of any such Disputed Items. Any calculations in the Closing Statement that are not Disputed Items shall be final and binding on and deemed accepted by the Representative. If an Objections Statement is delivered to Acquiror, the Representative and Acquiror will negotiate in good faith to resolve the Disputed Items, and any Disputed Items so resolved by written agreement shall be final and binding on the Parties as agreed. If the Parties do not reach a final resolution within 30 days after the delivery of the Objections Statement to Acquiror, then, at the election of either the Representative or Acquiror, the Representative and Acquiror will submit any unresolved Disputed Items (and only such matters) to the dispute resolution group of Grant Thornton LLP, or if Grant Thornton refuses such submission, a mutually agreeable nationally recognized accounting firm independent to both the Representative and Acquiror and with expertise in resolving disputes of this nature (the “Accounting Firm”) for review and resolution in accordance with this Section 1.09(b). The Accounting Firm will act as an expert and not an arbitrator, and will make a final determination of each of the Disputed Items that remain unresolved pursuant to the preceding sentence, in accordance with the guidelines and procedures set forth in this Agreement. Acquiror and the Representative will cooperate with the Accounting Firm during the term of its engagement and will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Acquiror, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Acquiror, on the one hand, or the Representative, on the other hand. Acquiror and the Representative will also instruct the Accounting Firm to, and the Accounting Firm will, make its determination based solely (i.e., not on the basis of an independent review) on (A) written presentations by Acquiror and the Representative, a copy of which shall be delivered to the other party, (B) written responses from Acquiror and the Representative, a copy of which shall be delivered to the other party, to any clarifying questions from the Accounting Firm that are presented to both parties, and (C) the definitions and terms set forth in this Agreement. Neither Acquiror nor the Representative shall have any ex parte conversations or meetings with the Accounting Firm with respect to the Disputed Items, the Closing Statement or any other matters related to this Agreement, without the prior written consent (e-mail is sufficient) of the other Party. Absent manifest or mathematical error, the Closing Statement and the Final Closing Merger Consideration as determined by the Accounting Firm will become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to Acquiror and the Representative (which final resolution will be requested by the Representative and Acquiror to be delivered not more than forty-five (45) days following submission of the Disputed Items, and which final resolution must be in writing and set forth, in reasonable detail, the basis therefor), and such resolution by the Accounting Firm will not be subject to court review or otherwise be appealable absent manifest or mathematical error. In a potential dispute resolution procedure referred to the Accounting Firm pursuant to this Section 1.09(b), all prior discussions related thereto shall, unless otherwise agreed to by Acquiror and the Representative, be governed by Rule 408 of the Federal Rules of Evidence and neither Party may discuss, use or rely on the other Party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Acquiror and the Representative, and any associated engagement fees shall be initially borne fifty percent (50%) by Acquiror and fifty percent (50%) by the Representative; provided, however, that the fees, costs and expenses of the Accounting Firm will ultimately be allocated between Acquiror, on the one hand, and the Representative (on behalf of the Equityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Acquiror, on the one hand, and the Representative (on behalf of the Equityholders), on the other hand, bears to the amount actually contested by such Person, as determined by the

Accounting Firm. For example, if the Representative claims that the Final Closing Merger Consideration is one thousand dollars ($1,000) greater than the amount determined by Acquiror, and Acquiror contests only five hundred dollars ($500) of the amount claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Representative (on behalf of the Equityholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Acquiror and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (on behalf of the Equityholders). The Closing Statement and the Final Closing Merger Consideration shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.09(b) and, as so revised, such Closing Statement and Final Closing Merger Consideration shall be deemed to set forth the final Closing Statement and Final Closing Merger Consideration for all purposes hereunder.
(c)    If the Final Closing Merger Consideration as finally determined pursuant to Section 1.09(b) is greater than the Closing Merger Consideration, then, within five (5) Business Days after the final determination of the Final Closing Merger Consideration, (i) Acquiror shall pay, by wire transfer of immediately available funds, an amount equal to the lesser of (x) such excess amount and (y) the Adjustment Escrow Amount (such amount, the “Upward Adjustment Amount”) as follows: (A) to the Paying Agent, such portion of the Upward Adjustment Amount payable to the Stockholders and Warrantholder, determined in accordance with Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and the Paying Agent shall promptly pay the Stockholders and Warrantholder such funds subject to and in accordance with Section 1.03, and (B) to the Surviving Corporation, such portion of the Upward Adjustment Amount payable to the Optionholders, determined in accordance with this Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and Acquiror will cause the Surviving Corporation to pay the Optionholders such funds subject to and in accordance with Section 1.04(a), and (ii) Acquiror and the Representative shall deliver a joint written instruction to the Escrow Agent to release and pay the Adjustment Escrow Funds as follows: (A) to the Paying Agent, such portion of the Adjustment Escrow Funds payable to the Stockholders and Warrantholder, determined in accordance with Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and the Paying Agent shall promptly pay the Stockholders and Warrantholder such funds subject to and in accordance with Section 1.03, and (B) to the Surviving Corporation, such portion of the Adjustment Escrow Funds payable to the Optionholders, determined in accordance with this Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and Acquiror will cause the Surviving Corporation to pay the Optionholders such funds subject to and in accordance with Section 1.04(a).
(d)    If the Final Closing Merger Consideration as finally determined pursuant to Section 1.09(b) is less than the Closing Merger Consideration (such shortfall amount, the “Downward Adjustment Amount”), then within five (5) Business Days after the final determination of the Final Closing Merger Consideration, Acquiror and the Representative shall deliver a joint written instruction to the Escrow Agent to release and pay to Acquiror, from the Adjustment Escrow Funds an amount equal to the lesser of (A) such Downward Adjustment Amount and (B) the Adjustment Escrow Funds. If after giving effect to the foregoing sentence, there remains any Adjustment Escrow Funds, then Acquiror and the Representative shall deliver a joint written instruction to the Escrow Agent to release and pay the remaining Adjustment Escrow Funds, if any, as follows: (A) to the Paying Agent, such portion of the remaining Adjustment Escrow Funds payable to the Stockholders and Warrantholder, determined in accordance with Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and the Paying Agent shall promptly pay the Stockholders and Warrantholder such funds subject to and in accordance with Section 1.03, and (B) to the Surviving Corporation, such portion of the remaining Adjustment Escrow Funds payable to the Optionholders, determined in accordance with this Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and Acquiror will cause the Surviving Corporation to pay the Optionholders such funds subject to and in accordance with Section 1.04(a).
(e)    If the Final Closing Merger Consideration as finally determined pursuant to Section 1.09(b) is equal to the Closing Merger Consideration, then, within two (2) Business Days after the final determination of the Final Closing Merger Consideration, Acquiror and the Representative shall deliver a joint written instruction to the Escrow Agent to release and pay the Adjustment Escrow Funds as follows: (i) to the Paying Agent, such portion of the Adjustment Escrow Funds payable to the Stockholders and Warrantholder, determined in accordance with Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and the Paying Agent shall promptly pay the Stockholders and Warrantholder such funds subject to and in accordance with Section 1.03, and (ii) to the Surviving Corporation, such portion of the Adjustment Escrow Funds payable to the Optionholders, determined in accordance with this Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and Acquiror will cause the Surviving Corporation to pay the Optionholders such funds subject to and in accordance with Section 1.04(a).
(f)    All payments required pursuant to Section 1.09(c), Section 1.09(d) and Section 1.09(e) will be deemed for Tax purposes to be adjustments to the Closing Merger Consideration.
1.10.    The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by the exchange of documents and signatures (or their electronic counterparts) on the second (2nd) Business Day following satisfaction or waiver (by the Person entitled to the benefit thereof) of the conditions set forth in Section 3.01 and Section 3.02 (other than those conditions which by their terms or nature are to be performed or satisfied at the Closing; provided that such conditions are satisfied (or waived by the Person entitled to the benefit thereof) at the Closing); provided further that notwithstanding the foregoing in no event will Acquiror be required to effect the Closing prior to October 14, 2025, unless Acquiror elects to effect the Closing on an earlier date in its sole and absolute discretion. The date of the Closing is herein referred to as the “Closing Date.”
1.11.    Appraisal Rights. Each issued and outstanding Common Share or Preferred Share immediately prior to the Effective Time that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any

Person required to have exercised appraisal rights under Section 262 of the DGCL as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the DGCL have been properly exercised, will not be converted into the right to receive any portion of the applicable Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such Common Share or Preferred Share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such Common Share or Preferred Share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such certificate and delivery of a duly executed and completed Letter of Transmittal and Support Agreement in accordance with Section 1.03, a portion, without interest, of the Merger Consideration payable with respect to such Common Share or Preferred Share. The Company (a) shall promptly notify Acquiror in writing of any Stockholder who exercises (or purports to exercise) appraisal rights and such notice shall include all material information concerning such Stockholder’s appraisal rights and any communications received by the Company in connection therewith and (b) shall not make any payment or settlement offer with such Stockholder without Acquiror’s reasonable consent. Acquiror shall have the right to participate in any discussions, negotiations, or proceedings arising out of or relating to any demand for appraisal rights and, to the extent permitted by applicable Law, the Company shall provide Acquiror with a reasonable opportunity to review and comment on any related submissions, proposals, or other filings before the Company delivers them to any Person, including any such Stockholder or other interested party. From and after the Effective Time, no holder of Dissenting Shares will be entitled to vote his, her or its Common Shares or Preferred Shares for any purpose or to receive payment of dividends or other distributions on his, her or its Common Shares or Preferred Shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). Common Shares or Preferred Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.” Acquiror shall be entitled to retain (or receive from the Paying Agent) any Merger Consideration that otherwise would have been paid in respect of the Dissenting Shares pending resolution of the claims of such holders, and, subject to this Section 1.11, no holder of Dissenting Shares shall be entitled to any portion of such retained Merger Consideration. The Company will enforce prior to the Effective Time any contractual waivers that Stockholders have granted or agreed to regarding appraisal rights that would apply to the Merger, including as set forth in the Stockholders Agreement, such that there are no Dissenting Shares.
1.12.    Adjustment Escrow Fund. An amount in cash equal to the Adjustment Escrow Amount will be withheld from the Closing Merger Consideration at Closing and will be deposited by Acquiror to an account or accounts to be established and maintained by Acquiom Financial LLC, a Colorado limited liability company (the “Escrow Agent”), pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit F attached hereto, to be entered into on the Closing Date by the Acquiror, the Representative and the Escrow Agent (the “Escrow Agreement”). The Adjustment Escrow Amount shall be administered and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

1.13.    Representative Reserve Fund. An amount in cash equal to One Million Three Hundred Thousand Dollars ($1,300,000.00) (the “Representative Reserve Fund”) will, except as otherwise provided below, be withheld from the Closing Merger Consideration at Closing and will be paid by Acquiror to the Representative pursuant to payment instructions delivered by the Representative to Acquiror; provided that any portion of the Representative Reserve Fund to be contributed by the Optionholders shall first be paid to the Surviving Corporation and after applicable withholding has been made with respect to such amounts, the applicable net amount shall be paid over to the Representative. The Representative Reserve Fund will be retained by the Representative and will be used by the Representative solely to (a) satisfy any potential payments to be made by Equityholders or the Representative hereunder, or (b) pay any expenses of the Representative in connection with its acting as the Representative pursuant to this Agreement. The Representative Reserve Fund will be retained by the Representative until such time as the Representative will determine in its sole discretion. At such time as the Representative determines to release the Representative Reserve Fund to the Equityholders, the Representative will pay the remaining balance (if any) of the Representative Reserve Fund as follows: (i) to the Paying Agent, such portion of the remaining balance of the Representative Reserve Fund payable to the Stockholders and Warrantholder, determined in accordance with Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and the Paying Agent shall promptly pay the Stockholders and Warrantholder such funds subject to and in accordance with Section 1.03, and (ii) to the Surviving Corporation, such portion of the remaining balance of the Representative Reserve Fund payable to the Optionholders, determined in accordance with this Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and Acquiror will cause the Surviving Corporation to pay the Optionholders such funds subject to and in accordance with Section 1.04(a). For tax purposes, the Representative Reserve Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing, and, for the avoidance of doubt, any amounts released to the Optionholders pursuant to this Section 1.13 shall not be subject to additional withholding (other than any withholding made at Closing pursuant to this Section 1.13). The Parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Reserve Fund.
1.14.    Withholding Taxes. Notwithstanding anything to the contrary contained herein, each of Acquiror, the Company (including for the avoidance of doubt, the Surviving Corporation), the Representative, and any applicable withholding agent shall be entitled, in each case, to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement, such amount as is required to be deducted or withheld pursuant to any provision of Tax Law; provided, however, (a) Acquiror, the Company or any applicable withholding agent shall utilize commercially reasonable efforts to seek and utilize any and all available exemptions to reduce or eliminate any withholding Taxes with respect to any amounts payable or otherwise deliverable pursuant to this Agreement, and (b) in the event that Acquiror, the Company or any applicable withholding agent expects to deduct or withhold any Taxes from any amounts payable or otherwise deliverable pursuant to this Agreement, Acquiror and Company shall, at least five (5) Business Days prior to effecting any such deduction or withholding, provide written notice to any affected recipient (e.g., shareholder, warrant holder or option holder) to permit the Parties to utilize commercially reasonable efforts to reduce or eliminate such withholding Taxes. To the extent that amounts are so deducted or withheld, the amount so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made, and all such amounts so withheld and deducted shall be paid over to the appropriate Governmental Body.
1.15.    Merger Payout Schedule. The Representative shall promptly revise the Merger Payout Schedule (in accordance with the terms of the Company’s Certificate of Incorporation, the Company’s Stock Incentive Plan, any grant agreements in respect of Options and the Warrant) at least one (1) Business Day before any payment is due to or from the Equityholders in accordance with Section 1.09, Section 1.13, Article X or otherwise, in order to reflect any changes to the applicable portion of the Merger Consideration owed to or from any Stockholder, Optionholder and Warrantholder in respect of any Company Shares, Options or the Warrant, and shall provide such revised Merger Payout Schedule to the Paying Agent and Acquiror; provided, that if the Representative fails to timely revise the Merger Payout Schedule or Acquiror otherwise determines in good faith that Representative failed to revise the Merger Payout Schedule in accordance with the terms of the Company’s Certificate of Incorporation, the Company’s Stock Incentive Plan, or any grant agreements in respect of Options and the Warrant, then Acquiror shall be permitted to rely on the percentage allocation of Merger Consideration among the Equityholders in the most recent properly updated Merger Payout Schedule when determining amounts due to or from Equityholders hereunder. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of Acquiror or the Surviving Corporation or any of their respective Affiliates, it is expressly acknowledged and agreed that (a) the accuracy and completeness of the Merger Payout Schedule is the sole responsibility of the Equityholders, and (b) the Paying Agent, Acquiror, Merger Sub, the Surviving Corporation and their respective Affiliates shall be entitled to rely on the allocation of the Merger Consideration among the Equityholders set forth in the Merger Payout Schedule (as delivered to the Acquiror in accordance with Section 1.08 or in any subsequently revised Merger Payout Schedule delivered to the Paying Agent and Acquiror in accordance with this Section 1.15), without any obligation to investigate or verify the accuracy or correctness thereof, and to make and receive payments in accordance therewith, and (c) in no event shall the Paying Agent, Acquiror, Merger Sub, the Surviving Corporation or any of their respective Affiliates have any Liability to any Person (including the Representative and any of the Equityholders) in connection with any claims relating to any misallocation of the Merger Consideration among the Equityholders set forth in the Merger Payout Schedule (as delivered to the Acquiror in accordance with Section 1.08 or in any subsequently revised Merger Payout Schedule delivered to the Paying Agent and Acquiror in accordance with this Section 1.15), any determination by the Representative in connection therewith, or payments made by any Person (including Acquiror, Merger Sub, the Surviving Corporation, the Paying Agent and their respective Affiliates) in accordance therewith.
ARTICLE II
THE CLOSING

2.01.    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties will consummate the following transactions on the Closing Date:
(a)    the Company and Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 1.01(b);
(b)    in accordance with Section 1.02, Section 1.03 and Section 1.04(b), as applicable, Acquiror will deposit, or cause to be deposited, by wire transfer of immediately available funds, into a custodial account established pursuant to the terms and conditions of a paying agent agreement substantially in the form of Exhibit G attached hereto, to be entered into on the Closing Date by Acquiror, the Representative and the Paying Agent (the “Paying Agent Agreement”), an aggregate amount (to be paid out in accordance with Section 1.03) equal to (i) the portion of the Closing Merger Consideration payable to the Stockholders in accordance with Sections 1.02(a) and 1.02(b) and (ii) the portion of the Closing Merger Consideration payable to the Warrantholder in accordance with Section 1.04(b);
(c)    in accordance with Section 1.04(a), Acquiror will deposit, or cause to be deposited, with the Company, by wire transfer of immediately available funds to an account designated in writing by the Representative to Acquiror at least three (3) Business Days prior to the Closing Date, an aggregate amount equal to the portion of the Closing Merger Consideration payable to the Optionholders in accordance with Section 1.04(a);
(d)    Acquiror will repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the amount of Closing Indebtedness set forth in the applicable Pay-off Letters, in accordance with the payment instructions in such Pay-off Letters;
(e)    Acquiror will pay, or cause to be paid, on behalf of the Company and its Subsidiaries, the Estimated Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Estimated Transaction Expenses are to be paid; provided, that any amounts treated as wages for income Tax purposes shall be paid to the Company or its applicable Subsidiary, which shall promptly pay such amounts, less any applicable withholding Taxes;
(f)    Acquiror will pay an amount equal to the Representative Reserve Fund to the Representative by wire transfer of immediately available funds to an account designated in writing by Representative at least three (3) Business Days prior to the Closing Date;
(g)    Acquiror will deposit an amount equal to the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Special Indemnity Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to the accounts designated in writing by the Escrow Agent; and
(h)    Acquiror, the Company and the Representative (on behalf of the Equityholders) will make such other deliveries as are required by Article III.

ARTICLE III
CONDITION TO CLOSING
3.01.    Conditions to Acquiror’s and Merger Sub’s Obligations. The obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Acquiror and Merger Sub in writing) of the following conditions as of the Closing:
(a)    (i) the Company Fundamental Representations and the representation and warranty in the first sentence of Section 4.08 will be true and correct in all respects, except for de minimis inaccuracies with respect to the Company Fundamental Representations, on and as of the date hereof and on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) and (ii) all of the other representations and warranties set forth in and Section 6.11 and Article IV other than those listed in clause (i) (disregarding any materiality, Material Adverse Effect or other similar qualifiers contained therein) will be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties referenced in this clause (ii) to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;
(b)    the Company and the Representative shall have performed and complied with in all material respects the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)    the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or required approval under the HSR Act will have been received;
(d)    no Order has been entered and not withdrawn, threatened in writing or is pending which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)    no result, occurrence, fact, change, event or effect shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect;
(f)     the Requisite Stockholder Approval shall have been obtained and evidence thereof delivered to Acquiror;

(g)    the Support Agreements (entered into by the Supporting Stockholders), and Restrictive Covenant Agreements (including any provisions therein), shall not have been repudiated or rescinded by any party thereto (other than the Acquiror or its Affiliates, as applicable);
(h)    the Company or the applicable Group Company shall have made the Self-Correction in accordance with Section 6.09; and
(i)    the Company (or the Representative) will have delivered to Acquiror each of the following:
(i)    a certificate signed by an officer of the Company, dated as of the Closing Date, stating that the conditions specified in Section 3.01(a), Section 3.01(b) and Section 3.01(e) have been satisfied;
(ii)    the Paying Agent Agreement, duly executed and delivered by the Representative and the Paying Agent;
(iii)    the Escrow Agreement, duly executed and delivered by the Representative and the Escrow Agent;
(iv)    good standing certificates from the Delaware Secretary of State (or other applicable governmental entity) evidencing the Company and each Subsidiary’s good standing in its applicable jurisdiction of incorporation or formation and in each other jurisdiction where it is actively conducting its business as a foreign entity, in each case, dated within ten (10) days prior to the Closing Date;
(v)    the Company shall have obtained the approvals, consents or waivers required from, or made notifications required to, the third parties set forth on Schedule 3.01(i)(v), and delivered to Acquiror copies of each in form and substance reasonably acceptable to Acquiror, and such approvals, consents and waivers shall be in full force and effect on and as of the Closing Date;
(vi)    the Company shall have obtained the approvals, authorizations, Permits, consents or waivers from, or made notifications of, or registrations, declarations or filings required with, or satisfied expiration of waiting periods imposed by, any Governmental Body that are set forth on Schedule 3.01(i)(vi), and delivered to Acquiror evidence of each in form and substance reasonably acceptable to Acquiror, and such approvals, authorizations, Permits, consents or waivers shall be in full force and effect on and as of the Closing Date;
(vii)    a funds flow statement among the Company, Acquiror and the Representative describing all disbursements relating to the transactions contemplated by this Agreement, in form reasonably acceptable to Acquiror, which shall be in full force and effect as of the Closing;

(viii)    a certificate dated as of the Closing Date executed by the Secretary of the Company certifying as true, correct and complete: (1) copies of the Governing Documents of the Company and each Subsidiary, certified by the Secretary of the Company or such Subsidiary as the true, correct and complete copies thereof as of the Closing Date; and (2) a copy of the resolutions of the board of directors of the Company evidencing the approval of this Agreement and any ancillary agreements to which the Company is a party or is to be a party and the transactions contemplated hereby and thereby;
(ix)    resignations of such directors, managers and officers of the Company and each Subsidiary as requested by the Acquiror, in form and substance reasonably satisfactory to the Acquiror, duly executed by such directors, managers and officers;
(x)    the Pay-off Letters;
(xi)    evidence, in form and substance reasonably satisfactory to Acquiror, of the releases of all Liens relating to assets, property or equity of the Group Companies, other than Permitted Liens;
(xii)    the Option Cancellation Agreements, duly executed by the Company and all applicable Optionholders, which shall be in full force and effect as of the Closing or evidence in form and substance reasonably satisfactory to Acquiror that such Optionholder’s Options have been cancelled as of the Effective Time in accordance with the Stock Incentive Plan and this Agreement;
(xiii)    evidence in form and substance reasonably satisfactory to Acquiror of the termination of the Stock Incentive Plan in accordance with this Agreement;
(xiv)    the Section 280G waivers and evidence in form and substance reasonably satisfactory to the Acquiror that the 280G Stockholder Vote has been conducted in accordance with Section 9.02 hereof and that either (1) the requisite shareholder approval was obtained with respect to any payments and benefits that were subject to the 280G Stockholder Vote, or (2) such shareholder approval was not obtained and as a consequence, the payments and benefits that were subject to the 280G Stockholder Vote are waived as contemplated by Section 9.02 and shall not be made or provided (or shall be immediately returned);
(xv)    the Warrant Surrender Agreement, duly executed by the Company, Acquiror and the Warrantholder, which shall be in full force and effect as of the Closing;
(xvi)    a certificate (and accompanying notice) in the form and substance required by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and as provided in Exhibit H executed by a duly authorized officer of the Company and dated as of the Closing Date certifying that the Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code in compliance with Treasury Regulations Section 1.897-2(h);
(xvii)    terminations, in each case with no further Liabilities or obligations owing by the Company or any of its Subsidiaries pursuant thereto, of the Contracts set forth on Schedule 3.01(i)(xvii), in each case effective as of the Closing and in form and substance reasonably satisfactory to Acquiror;
(xvii)    evidence, in form and substance reasonably satisfactory to Acquiror, of the completion of the remediation activities set forth on Schedule 4.15(g)(i);
(xix)    the Employment Arrangements, duly executed by each of Mark Spinner, Marina Bigsby, KaLynn Gates, Rajneesh Kumar and Raymond Morel; and
(j)    the applicable Group Companies shall have (1) completed the UCC Corrective Actions and provided written evidence of such filings from the NCSOS and such amendment, and (2) obtained the Facility Waivers, duly executed by the lenders party to the SPV Facility or applicable counterparties under other Material Contracts, as applicable, in accordance with Section 6.12, which Facility Waivers shall be unmodified and in full force and effect, and be enforceable against such lenders in accordance with their terms.
3.02.    Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Representative in writing) of the following conditions as of the Closing:
(a)    (i) the Acquiror Fundamental Representations will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) and (ii) all of the other representations and warranties set forth in Article V (disregarding any materiality, Material Adverse Effect or other similar qualifiers contained therein) shall be true and correct on and as of the date hereof and on and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to materially and adversely affect Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b)    Acquiror and Merger Sub will have performed and complied with in all material respects the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)    the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or required approval under the HSR Act will have been received;
(d)    no Order has been entered and not withdrawn, threatened in writing or is pending which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(e)    Acquiror has delivered to the Representative (on behalf of the Equityholders) each of the following:
(i)    a certificate signed on behalf of each of Acquiror and Merger Sub, dated as of the Closing Date, stating that the conditions specified in Section 3.02(a) and Section 3.02(b) above have been satisfied;
(ii)    the Paying Agent Agreement, duly executed and delivered by Acquiror and the Paying Agent;
(iii)    the Escrow Agreement, duly executed and delivered by Acquiror and the Escrow Agent; and
(iv)    the Warrant Surrender Agreement, duly executed by Acquiror, the Company and the Warrantholder, which shall be in full force and effect as of the Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As an inducement to Acquiror and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Acquiror and Merger Sub as of the date hereof and as of the Closing Date (except to the extent any representation or warranty relates to an earlier date, in which case, as of such earlier date) that, except as set forth in the Schedules referred to in Article IV of this Agreement (collectively, the “Disclosure Schedules”):
4.01.    Organization and Qualification.
(a)    Each Group Company is duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation, as applicable. Each Group Company has the requisite corporate, partnership, limited liability company or other applicable power and authority and all material authorizations, licenses, consents, approvals and Permits necessary to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to such Group Company.
(b)    True, correct and complete copies of the Certificate of Incorporation, the Stockholders Agreement and each other Governing Document of each Group Company have been made available to Acquiror. No Group Company is in material breach of its respective Governing Documents.
(c)    Except as set forth on Schedule 4.01(c), each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions (other than the jurisdiction of its formation, organization or incorporation, as applicable) where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be material to such Group Company. Schedule 4.01(c) sets forth each jurisdiction in which a Group Company is so qualified or licensed and in good standing and lists each such jurisdiction in which a Group Company is conducting business.
4.02.    Capitalization; Subsidiaries.
(a)    The authorized capital stock of the Company consists of 156,000 shares of common stock, par value $0.0001 per share, of which 31,534 are issued and outstanding, and 109,000 shares of preferred stock, par value $0.0001 per share, of which 43,000 are designated of Series A Preferred Stock, 39,547 of which are issued and outstanding, 60,000 are designated Series B Preferred Stock, 51,323 of which are issued and outstanding and 5,641 of which are designated Series C Preferred Stock, of which 5,641 are issued and outstanding. Schedule 4.02(a) sets forth the authorized equity of each Group Company, and the beneficial and record ownership of the issued and outstanding equity of each Group Company, including the terms of any restrictions on such outstanding equity, including a complete and accurate list of (i) each record and beneficial holder of each class or series of Company Shares and the number of Company Shares held by each holder as of the date hereof, (ii) each Optionholder and each Option held by such Optionholder as of the date hereof, including the number of shares of Company Shares subject to, and the exercise price, date of grant, vesting commencement date and vesting schedule with respect to, each such Option, and (iii) the Warrantholder and the Warrant held by such holder as of the date hereof, including the number of shares of Company Shares subject to, and the exercise price and date of grant with respect to, each such Warrant. True, correct and complete copies of each Option and the Warrant have been provided to Acquiror, and such Options and the Warrant have not been amended or supplemented since being provided to Acquiror. There are no Contracts providing for the amendment or supplement of such Options or the Warrant. The allocation of the amounts payable in connection with the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents set forth in the Merger Payout Schedule (and all calculations therein) complies in all respects with the Governing Documents of the Company. The Merger Payout Schedule when delivered to Acquiror shall set forth with respect to each Equityholder, a true and correct calculation, determined in accordance with the Governing Documents of the Company of the amount of consideration to be received by, and distributed to, such Equityholder in connection with the transactions contemplated by this Agreement. None of the shares of the Company’s capital stock are represented by physical stock certificates or are otherwise physically certificated.
(b)    All of the outstanding equity of each Group Company (i) has been duly authorized and is validly issued, fully paid and non-assessable, (ii) was offered, sold, issued and delivered in accordance with all securities Laws and the Governing Documents of the Group Companies, (iii) has not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, and (iv) is held of record and beneficially by the Equityholders or another Group Company set forth on Schedule 4.02(a), free and clear of any Liens, any contractual obligations relating to the ownership, transfer or voting and any other limitation or restriction, except as may exist in the Stockholders Agreement or restrictions on transfer imposed by state and federal securities laws.
(c)    Except as set forth on Schedule 4.02(a), no Group Company has any other authorized, issued or outstanding (i) capital stock, equity securities or securities containing any equity features, (ii) agreements, rights, subscriptions, warrants, calls, options or other arrangements to purchase or otherwise acquire any equity interests of any Group Company or any phantom equity, (iii) securities or obligations of any kind convertible into or exchangeable for any equity interests of any Group Company, (iv)  phantom stock rights, stock appreciation rights, restricted stock awards, or other stock or equity-based awards or rights relating to or valued by reference to the equity of any Group Company, or (v) other commitments of any kind for the issuance of additional equity interests or options, warrants or other securities of any Group Company. There are no current and outstanding obligations (contingent or otherwise) of any Group Company to purchase, redeem or otherwise acquire any equity securities of any Group Company, to make any payments based on the market price or value of shares or other equity interests of any Group Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
(d)    Except as set forth on Schedule 4.02(d)(i) and except for the Stock Incentive Plan, a copy of which has been made available to Acquiror, no Group Company has ever adopted, sponsored or maintained any stock option plan or agreement providing for equity compensation to any Person. The Stock Incentive Plan has been duly authorized, approved and adopted by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval, in each case, by the necessary number of votes or written consents and is in full force and effect. The Company has reserved 17,972 Common Shares under the Stock Incentive Plan of which options to purchase 11,023 Common Shares have been granted and are outstanding. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval, in each case, by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, each such grant was made in accordance with the terms of the Stock Incentive Plan, any predecessor equity incentive plan of the Company, and all other applicable Law, and the per share exercise price of each Option was more than or equal to the fair market value of a Common Share on the applicable Grant Date and no modifications have been made to any such Option following the Grant Date, other than in compliance with applicable Law and the terms of the applicable equity incentive plan. Other than as listed on Schedule 4.02(a), the Company has not granted or issued any equity securities, Options, or other rights to any Person under the Stock Incentive Plan or any other equity incentive plan. The treatment of the Options as contemplated by Section 1.04(a) is permissible under, and complies with, the terms of the Stock Incentive Plan, the applicable grant agreements and applicable Law. Schedule 4.02(d)(ii) sets forth each employee or other Person with an offer letter or other Contract that contemplates the grant of, or right to purchase or receive, Options or other equity securities of any Group Company, that in each case, have not been granted, together with the number of value of such Options or other award of equity securities and any promised terms thereof.
(e)    Other than AccessOne Holdings, Inc., a Delaware corporation (“Holdings”), AccessOne MedCard, Inc., a North Carolina corporation (“MedCard”), CueSquared, Inc., a Delaware corporation (“CueSquared”) and AccessOne Funding, LLC, a Delaware limited liability company (“Funding”), the Company does not have and has never had any other direct or indirect Subsidiaries other than any Subsidiary that has been merged into the Group Companies. Other than the Subsidiaries set forth in this Section 4.02(e), none of the Group Companies (i) owns or holds, or otherwise has the right to acquire, any shares of stock or any other equity security or interest, or securities or interests convertible into or exchangeable for capital stock or equity rights, in any other Person, or (ii) is a party to any partnership or joint venture agreement. None of the Group Companies have agreed or obligated to make, or are bound by any Contract under which it may become obligated to make, any future investment in, or capital contribution to, any other Person.
(f)    No Group Company has declared or paid any dividends or made any other distributions with respect to any equity interests of such entity since December 31, 2021. There are no declared and unpaid dividends or distributions with respect to the equity securities of the Group Companies.
(g)    Except as set forth on Schedule 4.02(g), there are no registration rights agreements, equityholder agreements, voting trusts or other agreements or understandings to which any Group Company or Equityholder is a party or by which it or any of them is bound relating to the voting, disposition, purchase or issuance of any equity of any Group Company.
(h)    No Group Company has registered shares or any other equity interests under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) or has registered itself under the Exchange Act.
(i)    There are no bonds, debentures, notes or other Indebtedness of the Group Companies having the right to vote or consent (or, convertible into, or exchangeable for,

securities having the right to vote or consent) on any matters which the stockholders of the Company may vote.
4.03.    Authorization. Each Group Company has the requisite corporate or other organizational power and authority to execute and deliver this Agreement (with respect to the Company) and each other Transaction Document to which it is, or is specified to be, a party and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in Section 3.02, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which a Group Company is, or is specified to be, a party, and the consummation by each Group Company of the transactions contemplated hereby and thereby and the performance by each Group Company of its respective obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of each Group Company and, other than the Requisite Stockholder Approval, no other proceedings on the part of any Group Company, the Stockholders or any equityholder of a Group Company are necessary to authorize the execution, delivery or performance by any Group Company of this Agreement or any other Transaction Document to which a Group Company is, or is specified to be, a party, and the consummation by any Group Company of the Merger and other transactions contemplated hereby and thereby. Each Group Company has duly executed and delivered this Agreement (with respect to the Company) and each other Transaction Document to which it is, or is specified to be, a party, and this Agreement (with respect to the Company) and each other Transaction Document to which it is, or is specified to be, a party constitutes a valid, legal and binding agreement of such Group Company (assuming that this Agreement and each other such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against such Group Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (the “Bankruptcy and Equity Exception”).
4.04.    Financial Statements.
(a)    Schedule 4.04(a) consists of true and complete copies of: (i) the Group Companies’ unaudited consolidated balance sheet as of June 30, 2025 (the “Latest Balance Sheet”) and statements of operations, equity, income and cash flows for the six (6) months ended June 30, 2025, (ii) the Group Companies’ audited balance sheet as of December 31, 2024, and December 31, 2023, and the related audited statements of operations, stockholders’ equity, income and cash flows (all such financial statements referred to in (i) and (ii), the “Financial Statements”). The Financial Statements (including any related notes and schedules) were prepared in accordance with GAAP, applied on a consistent basis for the period involved, and present fairly in all material respects the financial condition and results of operations and cash flows of the Group Companies (taken as a whole) as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and

(y) changes resulting from year-end adjustments which would be immaterial, individually or in the aggregate, to the Group Companies as a whole). The date of the Latest Balance Sheet is referred to herein as the “Balance Sheet Date.” The Financial Statements have been prepared from, and are in accordance with, the books and records of the Group Companies, which books and records are complete and correct in all material respects and have been regularly kept and maintained in accordance with the Group Companies’ normal and customary practices and in accordance with Law.
(b)    The accounts receivable and other receivables reflected on the Financial Statements, and those arising in the ordinary course of business after the date thereof, (i) represent valid obligations arising from sales actually made or services performed in the ordinary course of business, (ii) are calculated in accordance with GAAP, (iii) are current and to the Company’s Knowledge, collectible, net of respective reserves set forth in the corresponding line items of the Financial Statements as of the dates thereof, (iv) have arisen from bona fide transactions in the ordinary course of business, (v) are not subject to valid counterclaims or setoffs other than adjustments and modifications in the ordinary course of business of the Group Companies, consistent with past practice, and (vi) have not been factored or sold.
(c)    All accounts payable and notes payable of the Group Companies to third parties reflected on the Financial Statements have arisen from the purchase of goods and services in the ordinary course of business, and accurately reflect, in all material respects, all amounts owed by the Group Companies with respect to trade accounts due and other payables as of the dates of the Financial Statements. The charges, accruals and reserves on the books of the Group Companies in respect of the accounts payable as of the dates of the Financial Statements were calculated in accordance with GAAP.
(d)    The Group Companies maintain systems of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Group Companies do not have any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Group Companies that could reasonably be expected to adversely affect the Group Companies’ ability to record, process, summarize and report financial information. To the Company’s Knowledge, for the last three (3) years, there has not been any fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the Group Companies internal controls over financial reporting.
(e)    No complaints or concerns from any source regarding accounting, internal accounting controls, auditing or similar matters relating to the Group Companies have been received by any Group Company or members of the management of any Group Company. No attorney representing any Group Company, whether or not employed by any Group Company, has reported evidence of a breach of fiduciary duty or violation of anti-corruption Laws or securities Laws or similar violation by any Group Company or any of their officers, directors, managers, employees or agents to any directors, managers, officers or other designated personnel.

(f)    Schedule 4.04(f) sets forth a full and complete list of all bank accounts and safe deposit boxes of each Group Company, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal, except for any deposit account control agreements or other restrictions and limitations imposed by virtue of the SPV Facility.
4.05.    No Undisclosed Liabilities. Except as set forth on Schedule 4.05, no Group Company has any Liability, other than those (a) that are adequately reserved against and expressly disclosed in the Latest Balance Sheet in accordance with GAAP, (b) that have been incurred in the ordinary course of business after the Balance Sheet Date (to the extent such Liabilities are set forth in the Estimated Closing Balance Sheet and, when finalized in accordance with Section 1.09, the Closing Balance Sheet), none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation or infringement, (c) under this Agreement or any Transaction Document, and (d) included in the calculation of Estimated Indebtedness, Estimated Working Capital Adjustment or Estimated Transaction Expenses and, when finalized in accordance with Section 1.09, Closing Indebtedness, Closing Working Capital Adjustment or Transaction Expenses. No Group Company is party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).
4.06.    Consents and Approvals; No Violations.
(a)    Except as set forth on Schedule 4.06(a) and except for the Requisite Stockholder Approval, assuming the truth and accuracy of the representations and warranties of Acquiror set forth in Section 5.04, no notice to, filing with, or authorization, Permit, consent or approval of any Governmental Body or any other Person is necessary for the execution, delivery or performance by any Group Company of this Agreement or any Transaction Document to which it is, or is specified to be, a party, or the consummation by any Group Company of the transactions contemplated hereby or thereby.
(b)    Except as set forth on Schedule 4.06(b), neither the execution, delivery and performance by any Group Company of this Agreement or any Transaction Document to which it is, or is specified to be, a party, nor the consummation by any Group Company of the transactions contemplated hereby or thereby has or will (i) conflict with, violate or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under or the loss of any material benefit under, any of the terms, conditions or provisions of any Material Contract, including, without limitation, the SPV Facility, material Permit, Material Lease or any other material Contract to which any Group Company is a party, (iii) conflict with or violate any Laws or Orders applicable to any Group Company or any of their respective material properties or assets, (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of any Group Company, or (v) give rise to any payment or compensation to any employee or other service provider to the Group Companies.

4.07.    Material Contracts.
(a)    Except as set forth on Schedule 4.07(a) (collectively, the “Material Contracts”) and except for this Agreement, no Group Company is a party to or bound by any:
(i)    (A) Contract providing for the payment of any bonus or other amount in connection with the transactions contemplated herein (whether alone or together with any other event), (B) change of control, retention or severance Contract or other Contract providing for severance payments or other additional rights or benefits (whether or not optional) in the event of either (1) the termination of any director, manager, officer, employee or consultant (including “double-trigger” payments payable upon termination, after the Closing, of a service provider’s service) or (2) the sale or change of control of any Group Company, including any such obligations entered into in connection with or triggered by the transactions contemplated herein, (C) Contract for the employment or engagement of any individual on a full time, part-time, consulting or other basis providing annual base compensation in excess of $75,000, or (D) collective bargaining agreement or other Contract with any labor union, trade union, works council, or other labor organization, or other Person representing or seeking to represent any employee of any Group Company or other individual who provides services to any Group Company;
(ii)    Contract between any Group Company, on the one hand, and any employee, officer, director, manager or equityholder of any Group Company or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such Persons), on the other hand, other than those agreements listed in subsection (i) above;
(iii)    Contract relating to any currency or interest rate swap, collar, hedge, offset counter trade or barter agreement;
(iv)    lease or Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, in each case that involves payments in excess of $25,000 per year;
(v)    lease or Contract under which any Group Company is lessor of or Permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any Group Company, in each case that involves payments in excess of $25,000 per year;
partnership agreements and joint venture agreements relating to the Group Companies (other than Governing Documents of the Group Companies);

(vii)Contract containing (A) a covenant not to compete granted by any Group Company in favor of a third party that impairs that business of any Group Company as currently conducted, or otherwise prohibits any Group Company from freely engaging in any line of business or competing with any Person, (B) covenants that in any way purport to materially restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of any Group Companies or (C) performance milestones, hurdles or similar terms applicable to the Group Companies;
(viii)    Contract between any Group Company, on one hand, and any equityholder or Affiliate of a Group Company, on the other hand;
(ix)    Contract relating to outstanding Indebtedness (or any obligations or commitments to incur Indebtedness), the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing other than to employees, in the ordinary course of business;
(x)    Contract (A) providing for any Group Company to be the exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to a Group Company exclusive or preferred rights of any kind, (B) providing for any Person to be the exclusive or preferred provider of any product or service to a Group Company, or that otherwise involves the granting by a Group Company to any Person of exclusive or preferred rights of any kind, (C) providing for a Group Company to grant any Person a right of first refusal, right of first offer, call or put option or similar rights on the sale of any part of its assets or business or (D) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than a Group Company, or any similar preferential pricing terms;
(xi)    Contract (or group of related Contracts) requiring payment by any of the Group Companies in excess of $150,000 for the twelve (12) month period covering either the immediately preceding calendar year or the current calendar year;
(xii)    Contract (or group of related Contracts) requiring payment to any of the Group Companies in excess of $250,000 for the twelve (12) month period covering either the immediately preceding calendar year or the current calendar year;
(xiii)    Contract providing for future capital expenditure obligations in excess of $50,000;
(xiv)    distributor, broker or advertising Contract, in each case that involves payments in excess of $100,000 per year;

(xv)    franchise, marketing or royalty Contract;
(xvi)    Contract for the purchase, sale, license or lease by any of the Group Companies (A) of any material assets, or (B) of any interests in any entity, including any joint ventures;
(xvii)    Contract relating to the acquisition (by merger, purchase of stock or assets of otherwise) or disposition by any Group Company of any operating business or material assets or the capital stock of any other Person for which obligations remain outstanding, including any “earnout” or similar contingent payment obligations or remaining indemnity obligations;
(xviii)    Contract that provides for a “clawback” or similar undertaking (excluding any rebates or return of implementation deposits in the ordinary course of business consistent with past practice) requiring the reimbursement or refund of any fees received (including any fees received with respect to any license);
(xix)    Contract to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization, except for the transactions contemplated by this Agreement;
(xx)    Contract with an unexpired term of more than three (3) years as of the date hereof, unless terminable for convenience by the Company or any of its Subsidiaries without material expense or notice of less than six (6) months;
(xxi)    shareholder or equityholder agreement, voting agreement (either with respect to any equity securities of any Group Company or the appointment of directors or managers of any Group Company), or Contract providing for the indemnification of any Person by any Group Company (other than indemnification provisions included in Contracts entered into in the ordinary course of business, such as leases);
(xxii)    Contract with a Governmental Body;
(xxiii)    Material Lease;
(xxiv)    license, royalty, development, purchase, option, co-existence, settlement, or other Contract concerning Intellectual Property (other than standard off-the-shelf licenses for commercially available software licensed for a one-time fee and annual fees of $10,000 or less, licenses to access Company Products granted to customers in the ordinary course of business, licenses to access Company Intellectual Property granted to contractors engaged to provide services to the Group Companies and entered into in the ordinary course of business, and Contracts containing provisions relating to the protection of confidential information entered into in the ordinary course of business), whether as licensor or licensee or otherwise;

(xxv)    power of attorney granted by any Group Company to any regulatory authority or other Person (other than powers of attorney granted to counsel for the purpose of representing a Group Company seeking registration of Intellectual Property in the U.S. Patent and Trademark Office or similar offices);
(xxvi)    program agreements, financing agreements or borrower-facing agreements;
(xxvii)    Contract with any Material Customer;
(xxvii)    Contract with any Material Supplier;
(xxix)    Contract that is an Order or a settlement or similar Contract with respect to any Action that involves performance by or on behalf of the Group Companies’ business or a Group Company after the Closing (other than customary confidentiality obligations);
(xxx)    Contract related to referral arrangements, distribution arrangements, credit and debit networks, financial institutions, payment processors and third party agents; and
(xxxi)    commitment to enter into any Contract of the type described in subsections (i) through (xxx) of this Section 4.07(a).
(b)    Except as disclosed on Schedule 4.07(b), (i) each Material Contract is a valid obligation of the applicable Group Company, and is enforceable against such applicable Group Company, in accordance with its terms, and is not subject to any claims, charges, set offs or defenses, except for the Bankruptcy and Equity Exception, (ii) each Group Company has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) each Material Contract is in full force and effect. To the Company’s Knowledge, none of the other parties to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Group Companies have not received written notice to the effect that any other party to any Material Contract intends to, or has taken action to, cancel, terminate, amend, breach or attempt to materially and detrimentally alter the terms of any such Material Contract, or to exercise or not to exercise any option to renew thereunder, or to bring any claims for damages or indemnification. As of the date hereof, the Company has made available to Acquiror a true, correct and complete copy of each Material Contract, together with all material exhibits thereto and all material amendments thereto.
4.08.    Absence of Certain Developments. Since June 30, 2024, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.08 and except as expressly contemplated by this Agreement, since June 30, 2024, the Group Companies have conducted their business in the ordinary course of business consistent with past practice and no Group Company has:

(a)    entered into a new agreement or terminated an agreement that would be included in the definition of Material Contracts if it had been entered into as of the date of this Agreement, or released, assigned, amended, modified or waived any rights, claims or benefits of any Group Company in a material manner under any of the Material Contracts;
(b)    amended or modified, or proposed to holders of its equity securities to amend or modify, its Governing Documents;
(c)    (i) split, combined or reclassified any of its capital stock or other equity securities, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other equity securities, or made any other change with respect to its capital structure; (ii) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other equity securities, whether payable in cash, equity, property or otherwise; or (iii) authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents, other than issuances as may result from the exercise of Options outstanding as of the Balance Sheet Date;
(d)    effected any restructuring, reorganization or complete or partial liquidation;
(e)    canceled, delayed or otherwise extended the payment date of any of its accounts payable, accelerated the collection of any of its accounts receivable or otherwise changed any of its cash management, collection or accounting practices, in each case other than in the ordinary course of business consistent with past practice;
(f)    changed any accounting policy, methods or principles except for any such change required by reason of a change in GAAP, the Code or applicable Law;
(g)    (i) incurred, assumed or guaranteed any Indebtedness, other than any such Indebtedness that will be fully and finally discharged and released at Closing pursuant to a Pay-off Letter, or (ii) failed to pay or discharge any Indebtedness when due in accordance with its terms;
(h)    made any loans, advances or capital contributions to, or investments in, any Person in excess of $25,000 or cancel or forgive any debts owed to or claims held by it;
(i)    entered into any commitment for capital expenditures in excess of $50,000 individually or $150,000 in the aggregate, or accelerated or deferred any capital expenditures;
(j)    except in the ordinary course of business consistent with past practice and except with respect to assets with de minimis or no book value, sold, assigned, leased, subleased, licensed, mortgaged, pledged or otherwise encumbered or disposed of, or suffered material damage, destruction or other casualty loss with respect to, or imposed any Lien upon, any of the assets or equipment owned by any Group Company;

(k)    made, changed or revoked any material Tax election; made any change (or filed any such change) in any method of Tax accounting; filed any amended Tax Return; settled or compromised any Tax liability; consented to any claim or assessment related to any Taxes; entered into any closing or other agreement (including an extension or waiver of any statute of limitations) with any taxing authority with respect to any Taxes; prepared any Tax Returns in a manner which is materially inconsistent with the past practices of the Company with respect to the treatment of items on prior Tax Returns; incurred any Liability for Taxes other than in the ordinary course of business consistent with past practice; failed to pay any Taxes as it became due; or surrendered any right to claim a refund of Taxes;
(l)    (i) instituted, initiated, settled, cancelled, compromised or released any Action that relates to or affects any Group Company, or waived or released any rights of any Group Company, or (ii) concluded or agreed to any corrective action plans, consents, decrees, actions or Orders;
(m)    delayed payment of any material Liability beyond its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;
(n)    (i) failed to manage in any material respect its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business and in amounts that are consistent with past practice or (ii) incurred deferred revenue in amounts or in transactions inconsistent in any material respect with past practice;
(o)    except in the ordinary course of business consistent with past practice, as required to maintain qualification pursuant to the Code (with respect to any Employee Plan that is intended to be tax-qualified), or as required by Law or by the terms of any Employee Plan, (i) adopted, entered into, amended, altered, or terminated any Employee Plan, trust, fund or other arrangement for the benefit or welfare of any current or former director, manager, officer, employee, independent contractor or other service provider, (ii) changed any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan, trust, fund or other arrangement for the benefit or welfare of any current or former director, manager, officer, employee, independent contractor or other service provider, or changed the manner in which contributions to such plans are made or the basis on which such contributions are determined, or (iii) made or forgave any loan or advance to any current or former director, manager, officer, employee, independent contractor or other service provider, (excluding advances of normal business expenses in the ordinary course of business consistent with past practice);
(p)    granted, or agreed to grant, any severance or termination pay policies or any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any current or former director, manager, officer, employee, independent contractor or other service provider of any Group Company, except as required under applicable Law, existing Employee Plans or in the ordinary course of business consistent with past practice;

(q)    hired, engaged, furloughed, laid off or terminated the employment or service of any current or former employee, officer, manager, director, independent contractor or other service provider with a total annual compensation that exceeds $100,000 or increase, decrease or promise to increase or decrease the level of compensation or benefits of any Employee or service provider with a total annual compensation that exceeds $100,000 or who as a result of such increase (or promised increase) would exceed $100,000;
(r)    except for as set forth on Schedule 4.08(r), (i) made any payment to or for the benefit of any employee, officer, director, manager or equityholder of any Group Company or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such Persons), except for the payment of salary or other employment related compensation in the ordinary course of business consistent with past practice, or (ii) made or obligated itself to make any payment to or for the benefit of any Person in contemplation of the change in control of any Group Companies;
(s)    canceled or terminated any insurance policies, or caused any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
(t)    made any charitable contributions or pledges;
(u)    redeemed, purchased or acquired, or offered to acquire, any stock, units or other equity securities of any Person;
(v)    acquired (by merger, consolidation or acquisition of equity or assets) any corporation, partnership or other business organization or division thereof, or collection of assets constituting all or substantially all of a business or business unit;
(w)    (i) entered into any new line of business, or incurred or committed to incur any capital expenditures or Liabilities in connection therewith or (ii) abandoned or discontinued any existing line of business;
(x)    merged or consolidated or agreed to merge or consolidate with or into any other Person or enter into any joint ventures, strategic alliance, partnership, sharing of profit arrangement or similar arrangement;
(y)    entered into any transaction or amended, modified or terminated any Contract or other business arrangement between any Group Company, on the one hand, and any Equityholder, on the other hand;

(z)    sold, assigned, transferred or licensed any material Intellectual Property owned by the Group Companies, except in the ordinary course of business consistent with past practice;
(aa)    negotiated, entered into, amended, extended, or terminated any labor agreement, collective bargaining agreement, or any other labor-related agreement, arrangement, or other Contract with any labor union, trade union, works council or other labor organization, with respect to any employee of the Company or any of its Subsidiaries or other Person representing or seeking to represent any Employee, or recognized or certified any labor union, trade union, works council or other labor organization or group of employees as the bargaining representative of any employee of the Company or any of its Subsidiaries;
(bb)    implemented or announced any facility or plant closing, layoff of employees, furloughs or other action that could implicate the WARN Act;
(cc)    took any action which would render, or which may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue or inaccurate at the Closing;
(dd)    waived or released any non-competition, non-solicitation, no-hire, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any Employee or other service provider of the Group Companies; or
(ee)    agreed, or otherwise commit to do any of the foregoing identified in paragraphs (a) through (dd) of this Section 4.08.
4.09.    Litigation. Except as set forth on Schedule 4.09, there are no, and since the date that is five (5) years prior to the date hereof there have been no, Actions initiated by, or pending or threatened in writing against, or otherwise affecting or involving, any Group Company, any Group Company’s properties or rights or any Group Company’s officers, directors or managers in their capacity as such, whether at law or in equity. None of the matters set forth on Schedule 4.09 have resulted, or would reasonably be expected to result, in a Material Adverse Effect. No Group Company is, and since the date that is five (5) years prior to the date hereof no Group Company has been, subject to any outstanding Order, including any Order which challenges or would have the effect of preventing, enjoining or otherwise materially delaying the consummation of the transactions contemplated by this Agreement. There are no Actions pending or, to the Company’s Knowledge, threatened against any Group Company or any Equityholder, at law or in equity, which would have, or would reasonably be expected to have, a Material Adverse Effect, or would otherwise prevent, enjoin or otherwise materially delay the consummation of the transactions contemplated by this Agreement.
4.10.    Compliance with Laws; Permits.
(a)    Except as set forth on Schedule 4.10, each Group Company is, and has been since June 30, 2019, in compliance in all material respects with all applicable Laws, including Privacy Policies, Privacy and Security Laws, Healthcare Laws, the Data Security

Requirements and Banking and Financial Services Laws. Since June 30, 2019, no notice has been received by any of the Group Companies from any Governmental Body or any other Person alleging a violation of, or Liability, under any Law. To the Company’s Knowledge, no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, could reasonably be expected to constitute, a violation of, or Liability under, any Law by any Group Company. Since June 30, 2019, each Group Company has had in place a compliance program reasonably designed to cause such Group Company and its employees and agents to be in compliance with all applicable Laws and has made copies of such compliance program policies available to Acquiror with appropriate governance and operational resources to implement such policies. No investigation or review by any Governmental Body with respect to any Group Company is pending or, to the Knowledge of the Company, threatened, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Company’s Knowledge, no event has occurred for the past five (5) years, and no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by the Group Companies of, or constitute a material failure on the part of the Group Companies to comply with, any applicable Law. No Group Company is debarred or suspended from doing business with any Governmental Body. Since June 30, 2019, no Group Company has been subject to a data breach requiring notification to individuals, authorities or other third parties pursuant to applicable Privacy and Security Laws.
(b)    Each Group Company has all material Permits that are required for such Group Company to conduct its business as it is currently being conducted, or that are necessary for the lawful ownership of its properties and assets, and such Permits are and since June 30, 2019 have been in full force and effect, and the Group Companies are in compliance with such Permits. A correct and complete list of all Permits held by the Group Companies (including which Group Company holds such Permit) is set forth in Schedule 4.10(b)(i). No Group Company is relying on any exemption from or deferral of any Law or Permit that would not be available to such Group Company after the Closing Date. All applications required to have been filed for the renewal of any Permits have been duly filed on a timely basis with the appropriate Governmental Body. No event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, could reasonably be expected to constitute, a default or violation under any Group Company’s Permits or would permit revocation or termination of, or limitation or restrictions upon, any of those Permits or would give rise to a fine or other Liability against a Group Company. No limitation, modification, suspension, revocation or cancellation of any Permit is pending or, to the Company’s Knowledge, threatened (nor has any Group Company received any notice to such effect). Since June 30, 2019, except for ordinary course periodic routine examinations related to state licenses, no Group Company has received any notice of proceedings, investigations or audits relating to its Permits. Except as set forth on Schedule 4.10(b)(ii), no Permits of the Group Companies will be adversely affected in any material respect by the transactions contemplated hereby or by the other Transaction Documents and such Permits will continue to be in full force and effect immediately after the Closing. No Group Company holds or maintains any Permit as a health care provider, health care facility, health care entity or health care supplier from any Governmental Body, nor is any Group

Company required to hold any such Permit to conduct its business and provide the products and services provided by such Group Company.
4.11.    Lending and Banking Matters.
(a)    SPV Facility.
(i)    Origination, Sales Practices and Servicing. Each SPV Facility Receivable was originated, assigned, sold and serviced in accordance with Applicable Requirements in all material respects. Since March 31, 2020, each Group Company has performed all of its servicing activities and obligations with respect to such SPV Facility in accordance with Applicable Requirements in all material respects.
(ii)    Eligible Receivables. Each SPV Facility Receivable was an Eligible Receivable (as defined pursuant to the SPV Facility) on the date that such SPV Facility Receivable was sold, transferred, contributed or assigned by a Group Company.
(iii)    Good Title. Immediately preceding the sale or contribution of each SPV Facility Receivable, a Group Company was the owner of such SPV Facility Receivable, free and clear of any Lien.
(iv)    No Claims. There have been no demands for breach, indemnification, repurchase, guaranty, or other remedy asserted against any Group Company, any Funding Partner or any Program Bank by any Person from December 31, 2022 through the date of this Agreement with respect to any Loan or SPV Facility Receivable and no demands for breach, indemnification, repurchase, guaranty or other remedy that has been made against any Group Company, any Funding Partner or any Program Bank with respect to any Loan or SPV Facility Receivable remains outstanding (regardless of when originally asserted). The Company believes, and has no reason not to believe, that all outstanding Commitment (as defined under the SPV Facility) will be repaid in full.
(v)    Receivable Litigation. Except as set forth in Schedule 4.11(a)(v), there are no Orders or Actions pending or, to the Company’s Knowledge threatened applicable to any SPV Facility Receivable.
(vi)    No Other Receivable Facilities. No Group Company has sold, transferred, contributed or assigned any right to payment of a monetary obligation, whether or not earned by performance, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, or other receivable relating to the Program other than pursuant to the SPV Facility.

(vii)    Indebtedness. Schedule 4.11(a)(vii) sets forth a true, correct and complete listing of all of the outstanding principal amount of funded indebtedness extended on behalf of each Group Company in favor of each medical provider, including under the SPV Facility, as of the Balance Sheet Date, together with the total Investments made by Purchasers and the outstanding Capital, as of the Balance Sheet Date (each as defined in the SPV Facility).
(viii)    Reports. Schedule 4.11(a)(viii) consists of the latest Monthly Report and Weekly Report furnished to the Administrative Agent (each as defined in the SPV Facility) in accordance with the SPV Facility provided as of the date hereof, neither of which contain any material misstatements of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(ix)    Guaranty of SPV Receivables. The outstanding SPV Facility Receivables are guaranteed by the applicable medical provider, none of such accounts receivable has been waived by any Group Company, each such medical provider is sufficiently creditworthy to repay in full the balance of any funded amount and no Group Company has reason to believe that any medical provider would not repay any such accounts receivable in full if any applicable funded account were to default.
(x)    Since March 31, 2020, the Group Companies have not been in breach of Sections 5.5 or 5.23(a) of the Receivables Sale Agreement, dated as of March 31, 2020, between MedCard and Funding.
(b)    Risk Management Instruments. Since December 31, 2020, no Group Company has entered into any (i) Interest Rate Protection Agreement or (ii) hedging or similar agreements or arrangements.
(c)    No Securitization Transactions. Since December 31, 2020, no Group Company has sponsored, managed or facilitated any Securitization Transaction.
(d)    Third-Party Loan Investors. Schedule 4.11(d) sets forth a true and correct list of all Investors since December 31, 2020.
(e)    Warehouse Credit Facilities. Schedule 4.11(e) sets forth a true and correct list of each Warehouse Credit Facility.
(f)    Lending Products. Schedule 4.11(f) sets forth each state in which the Group Companies offer or have offered lending products or in which their loan program has been offered or is offered, and the minimum and maximum loan amounts and rates charged by the Group Companies in each jurisdiction.
4.12.    Employee Plans.

(a)Schedule 4.12(a) contains a true and correct list of every plan, fund, Contract, program, and arrangement (formal or informal, whether written or not and whether by employment or other individual agreement or not) (each such plan, fund, Contract, program, and arrangement required to be set forth on Schedule 4.12(a), collectively, the “Employee Plans”) that any Group Company or any ERISA Affiliate currently sponsors, maintains or contributes to, is required to contribute to, or has or could have any Liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees, officers, directors, independent contractors, or other service providers of any Group Company or any ERISA Affiliate (the “Employees”) (or any spouse, dependent or beneficiary thereof) including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, retention, change in control, commission, option, stock appreciation right, phantom stock, stock purchase benefits, or other equity or equity-based incentives or (iv) employment (including offer letters), consulting, salary continuation, paid time off, loan, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) under which any Group Company, or any other corporation or trade or business that, together with any Group Company, could be, or at any relevant time could have been, treated as a member of a group described in Sections 414(b), (c) (m) or (o) of the Code (each entity other than a Group Company, an “ERISA Affiliate”) is obligated.
(b)None of the Employee Plans is or has been subject to Title IV of ERISA or Section 412 of the Code. Neither any Group Company nor any ERISA Affiliate has any Liability resulting from past membership in a Code Section 414 controlled group of corporations. No Employee Plan is or has been a multiple employer plan (within the meaning of Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code) or multiemployer plan under Section 413(c) or 414(f) of the Code and neither any Group Company nor any other ERISA Affiliate has ever contributed to a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA). No Employee Plan is a multiple employer welfare arrangement under ERISA Section 3(40).
(c)No employer other than a Group Company or an ERISA Affiliate is permitted to participate or participates in the Employee Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Employee Plan.
(d)There are no Employee Plans which promise or provide health, life or other welfare benefits to retirees or former employees or other service providers of any Group Company or any ERISA Affiliates, or which provide severance benefits to Employees, except as otherwise required by Section 4980B of the Code or comparable state statute which provides for continuing health care coverage, at the sole expense of the applicable Employee.

Schedule 4.12(d) sets forth a complete list of each individual who elected to continue any eligible Employee Plan under Section 4980B of the Code or similar state Law including the name, Employee Plans continued, the beginning date of continuation and expected end date.
(e)With respect to all Employee Plans, to the extent that the following documents exist, the Company has furnished Acquiror with true and complete copies of: (i) the most recent determination letter, if any, received by a Group Company or an ERISA Affiliates from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iv) Employee Plan documents, summary plan descriptions (and any summary of material modifications thereto), trust agreements, insurance Contracts, individual agreements, service agreements and all related Contracts and documents (including any employee summaries and material employee communications), (v) all closing letters, audit finding letters, revenue agent findings and similar documents, (vi) nondiscrimination testing results for the three (3) most recent plan years, and (vii) all communications with a Governmental Body in the past three (3) years.
(f)Except for as set forth on Schedule 4.12(f), each Employee Plan is in, and has at all times been in, compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Law (including all reporting and disclosure requirements). Each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) has received a favorable determination letter from the IRS or is maintained under a pre-approved plan and with respect to which the Group Companies are entitled to rely upon a favorable opinion or advisory letter issued by the IRS. There is no circumstance that will result in the revocation of such favorable determination letter, opinion letter or advisory letter. All contributions, premiums, fees or charges due and owing to or in respect of any Employee Plan for periods on or before the Closing have been paid in full by the Group Companies or their ERISA Affiliates prior to the Closing in accordance with the terms of such Employee Plan and all applicable Laws, and no Taxes are owing as a result of any Employee Plan. Neither any Group Company nor any ERISA Affiliate has engaged in a transaction in connection with which any Group Company or any ERISA Affiliate reasonably could be expected to become subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Code Section 4975 or 4976. There are no pending, or, to Company’s Knowledge, threatened or anticipated audits, investigations, claims, suits, grievances or other proceedings, and there are no facts or circumstances that could reasonably give rise thereto, involving, directly or indirectly, any Employee Plan, or any rights or benefits thereby (other than routine claims for benefits) by, on behalf of or against any of the Employee Plans or any trusts related thereto. Except as set forth in Schedule 4.12(f), there are no Actions, including audits, requests for information, investigations, complaints, charges, or claims with respect to any Employee pending or, to the Company’s Knowledge, threatened against any Group Company with the Equal Employment Opportunity Commission, the DOL, the IRS, the National Labor Relations Board, or any other state, county, city or other political subdivision or other Governmental Body.

(g)Neither any Group Company nor any ERISA Affiliate has made or committed to make any increase in contributions or benefits under any Employee Plan that would become effective either on or after the Closing Date.
(h)Except as set forth on Schedule 4.12(h), no Employee Plan is currently under audit or examination by the IRS or the DOL, and there are no audits, inquiries or proceedings pending or to the Company’s Knowledge, threatened by any Governmental Body with respect to any such Employee Plan, and there are no facts or events that could reasonably be expected to give rise to any such audits, inquiries or proceedings. With respect to each Employee Plan, all contributions, premiums or payments which are due on or before the date hereof have been paid to such plan within the time periods prescribed by ERISA, the Code or the terms of such Employee Plan.
(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance, termination, change in control payments, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due to any Employee of any Group Company or any ERISA Affiliate (including any key employee) from a Group Company or an ERISA Affiliate under any Employment Agreements or Employee Plan or otherwise; (B) increase any benefits otherwise payable under any Employment Agreement or Employee Plan or otherwise; or (C) result in any acceleration of the time of payment or vesting of any such payment or benefit; or (D) result in the payment or provision to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code and the regulations thereunder, or trigger an excise tax under Section 4999 of the Code.
(j)Benefits provided to participants under each Employee Plan (other than a tax qualified plan under Section 401(a) of the Code or a plan established under Section 408(p) of the Code) are provided exclusively from insurance Contracts or the general assets of the Group Companies or their ERISA Affiliates. The value of all assets associated with each Employee Plan funded other than through such general assets or insurance Contracts is readily determinable on an established market.
(k)The Group Companies or their ERISA Affiliates can terminate each Employee Plan without further Liability to the Group Companies or their ERISA Affiliates, other than benefits described in such Employee Plans which vested prior to termination and other than costs in the normal course associated with terminating any Employee Plans, including costs necessary to satisfy any notice periods described in such Employee Plan documents or funding vehicles. The Group Companies do not have a Contract, plan or commitment, whether legally binding or not, to create any additional Employee Plan or to modify any Employee Plan. No action or omission of any Group Company, any ERISA Affiliate or any Employee or agent thereof in any way restricts, impairs or prohibits any Group Company, any ERISA Affiliate or any successor from amending, merging, or terminating any Employee Plan in accordance with the express terms of any such Employee Plan and applicable Law.

(l)There are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject any Group Company or any ERISA Affiliate to any (i) excise Tax or other Liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty Tax or other Liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other Liabilities arising under Section 502 of ERISA. No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to any Employee Plan.
(m)Neither any Group Company nor any ERISA Affiliate has established or contributed to, or had any Liability with respect to, or is required to contribute to or has or could reasonably be expected to have any Liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(n)Except as set forth on Schedule 4.12(n), each Employee Plan that is or has ever been a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code and associated Treasury Department guidance, if any) of any Group Company or any ERISA Affiliate are, and have at all times been, in compliance with Section 409A of the Code and neither the Employee Plans nor this transaction will cause a participant in such Employee Plans to be subject to any Tax imposed by Code Section 409A(a)(1)(B). The Group Companies do not have any obligation to indemnify, reimburse, make whole or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A, Section 280G or Section 4999 of the Code, or otherwise.
(o)No Employee Plan discriminates in favor of any highly compensated participant under applicable sections of the Code, including Code Sections 79, 105, 125, 129 or 401, or under section 2716 of the Public Health Service Act.
(p)Each Employee Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, with the regulations and guidance issued thereunder, the “Affordable Care Act”) is in compliance with the applicable terms of the Affordable Care Act. Neither any Group Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any Employee Plan outside of the United States. The Group Companies offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full-time employees sufficient to prevent Liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Employee Plan that is also a “group health plan” under the Affordable Care Act is operated in compliance with:
(i)    market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;

(ii)    fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Section 153.10 through 153.420;
(iii)    income exclusion provisions under Code Sections 105, 106 and 125;
(iv)    information reporting rules as set forth under Code Sections 6051(a)(14), 6055 and 6056; and
(v)    standards for electronic transactions and operating rules under Social Security Act Sections 1171 and 1173.
4.13.    Environmental Matters.
(a)    Each of the Group Companies is, and has been during the past six (6) years, in compliance in all material respects with all applicable Environmental Laws and there are no events, conditions or circumstances that would reasonably be expected to result in material Liability of the Group Companies pursuant to Environmental Laws.
(b)    Each Group Company holds all material Permits that are required pursuant to Environmental Laws for the lawful conduct of its business as presently conducted.
(c)    No Group Company has received any currently unresolved written notice of any violation of, or Liability or investigatory, corrective or remedial obligation under, any Environmental Laws and in the last six (6) years, there have been no Actions pending or, to the Company’s Knowledge, threatened relating to any actual or alleged violation of any Environmental Law by any Group Company.
(d)    There have been no Releases of any material amount of any Hazardous Substances on, upon, into or from any of the real property currently or formerly leased by any Group Company, or other property operated or used by any Group Company or a predecessor thereof, in violation of any Environmental Laws.
(e)    No Group Company has any material Liability under any Environmental Law, nor is any Group Company responsible for any material Liability of any other Person under any Environmental Law.
4.14.    Intellectual Property.
(a)    Schedule 4.14(a) sets forth a list of (a) Patents, registered Marks, Copyright registrations and domain name registrations, owned by the Group Companies, as well as (b) Patent applications, applications to register a Mark and applications to register a Copyright filed in the any Group Company’s name ((a) and (b) being collectively, the “Registered Intellectual Property”), which list will include application and registration numbers, owner of record names, and dates of application filing and registration (if applicable). The Registered Intellectual Property, together with any other Group Company-owned, unregistered Intellectual Property collectively comprises the “Owned Company Intellectual Property”. The Owned

Company Intellectual Property together with the Licensed Company Intellectual Property and Intellectual Property licensed to Group Companies for commercially available off-the-shelf software or Open Source Software (the “Company Intellectual Property Rights”) comprises all Intellectual Property that is necessary for the conduct of the business of the Group Companies as currently conducted or proposed to be conducted. Each item of Registered Company Intellectual Property is valid, subsisting, and enforceable, and not subject to any Taxes or fees, other than the periodic registration, maintenance and renewal fees, all of which have been paid in the ordinary course and all necessary documents and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting, and maintaining such Registered Intellectual Property.
(b)    The Group Companies own and have good and valid legal and equitable title to each item of Owned Company Intellectual Property free and clear of any Liens (other than Permitted Liens).
(c)    Except as set forth on Schedule 4.14(c), (i) there is not any claim pending or threatened in writing against any Group Company before any Governmental Body or otherwise by any Person contesting the validity, right to register, use or ownership of any Registered Intellectual Property, or alleging that the Owned Company Intellectual Property is infringing or has infringed any Intellectual Property of any Person, and (ii) there have been no claims and are no claims pending before any Governmental Body or otherwise or threatened in writing by any Group Company against any Person alleging infringement of any Company Intellectual Property Rights owned by such Group Company.
(d)    Except as set forth on Schedule 4.14(d), the Company has not, in the past three (3) years, received any written charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property rights of any Person in connection with the conduct of the business or the use of the Company technology). No Person is interfering with, infringing upon, diluting, misappropriating, or otherwise violating any Owned Company Intellectual Property.
(e)    As of the date of this Agreement, the Group Companies possess or control all source code that is Owned Company Intellectual Property and any source code used in the development and maintenance of the Company Products. Except as set forth on Schedule 4.14(e), the Group Companies have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Product to any Person. The Group Companies have not: (i) incorporated Open Source Software into, or combined Open Source Software with, any Owned Company Intellectual Property or Company Products; (ii) distributed Open Source Software in conjunction with any Owned Company Intellectual Property or Company Products or (iii) used any Open Source Software in a manner such that, pursuant to the terms of the license agreement applicable to such Open Source Software, the Group Companies have been or are subject to or would purportedly become subject to any contractual obligation that requires or would require any Group Company to (1) distribute or otherwise make available any Software or source code (other than the Open Source Software or source code of the Open Source Software) to any downstream recipients at no cost, (2) grant to any Person any right to or immunities under any of the Owned Company Intellectual Property, (3) disclose or distribute any source code (other than the source code for the Open Source Software), (4) license or provide any Software or source code (other than the source code for the Open Source Software) for the purpose of making derivative works or (5) distribute any Software (other than Open Source Software) with restrictions placed on the consideration the Company may charge for such distribution of such Software.
(f)    Schedule 4.14(f) sets forth a true and complete list of agreements whereby (i) any Group Company is granted a right or license to the Intellectual Property rights of any other Person, but excluding any licenses for unmodified, commercially available off-the-shelf software and licenses for Open Source Software that is used generally in the Company’s operations (the, “Inbound IP Agreements”), or (ii) any Group Company grants to any other Person any rights in any Owned Company Intellectual Property, but excluding licenses or rights to access Company Products granted to customers in the ordinary course of business (the, “Outbound IP Agreements,” together with the Inbound IP Agreements, the “IP Agreements”). All Business Systems are either owned by, or leased or licensed to the Group Companies. Schedule 4.14(f) lists all Inbound IP Agreements by or through which other Persons grant any Group Company rights or interests in or to any Intellectual Property (including in the Business Systems but excluding any licenses for unmodified, commercially available off-the-shelf software that is used generally in any Group Company’s operations). The Company has made available to Acquiror true and correct copies of all IP Agreements. Each Group Company has performed all of its obligations under each IP Agreement and, accordingly, as of the date of this Agreement, each IP Agreement is in full force and effect in all respects with respect to such Group Company. No Person is in default of any IP Agreement in any material respect. The transactions contemplated hereby will not result in a breach or right to terminate any IP Agreement. Except for the Outbound IP Agreement, no Group Company has assigned, licensed, sublicensed or otherwise transferred any right under any Owned Company Intellectual Property to any third party. No Group Company or any Owned Company Intellectual Property is subject to any contract containing any covenant or other provision that in any way limits or restricts the ability of any Group Company to, in any way, use, assert, enforce, or otherwise exploit any rights to any such Owned Company Intellectual Property anywhere in the world. The Group Companies have the full and unqualified right to use the Owned Company Intellectual Property without any conflict with the rights of others and has taken all action reasonably necessary to protect such Owned Company Intellectual Property. The Group Companies have complied with all Internet domain name registration and other requirements of Internet domain administration authorities concerning all domain names that are Owned Company Intellectual Property and have operated all websites associated with such domain names in accordance with all applicable Laws. The Group Companies are the owners of, or have sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all social media accounts and all websites associated with any domain name included in the Owned Company Intellectual Property.

(g)    Each current and former officer, director, employee, agent, consultant and contractor of any Group Company who independently or jointly has contributed to or participated in the conception, creation, and/or development of any Intellectual Property in the course of employment or engagement with any Group Company (each, an “Author”) has either (i) conceived or developed such Intellectual Property within the scope of their employment with a Group Company such that pursuant to applicable law such Group Company is the full, effective, exclusive and original owner of all rights in and to such Intellectual Property, or (ii) executed a binding, valid and enforceable written contract wherein such Author grants to Group Company a present, irrevocable assignment of any ownership interest or other right such Author may have in or to such Intellectual Property and irrevocably waives any right or interest, including any moral rights regarding any such Intellectual Property.
(h)    The Group Companies have implemented and maintained commercially reasonable practices, policies and safeguards to protect the confidentiality of and prevent the unauthorized disclosure of the Group Companies’ confidential information, trade secrets and other proprietary information. No Group Company has disclosed any trade secret or proprietary or confidential information to any third party except pursuant to a valid confidentiality or non-disclosure agreement or confidentiality terms within another agreement obligating any such third party not to disclose any such trade secret or proprietary or confidential information. The Group Companies have at all times enforced a policy of requiring officers, directors, employees, agents, consultants and contractors to execute proprietary information, confidentiality and assignment agreements protecting the secrecy, confidentiality and value of such confidential information, trade secrets and other proprietary information. The documentation relating to all trade secrets used in the business of the Group Companies is current, accurate and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use in the business without reliance on the knowledge or memory of any individual. All current and former employees and contractors of each Group Company and third parties having access to or that have been provided with any Group Company’s confidential information, trade secrets and other proprietary information have executed and delivered to such Group Company a written, valid legally binding agreement requiring such employee or contractor to maintain the confidentiality of and protect of such information, and to use such information solely for the benefit of the applicable Group Company. The Company has not experienced any breach of security or otherwise unauthorized access by third parties to the trade secrets, confidential information or proprietary information in any Group Company’s possession, custody or control.
(i)    No generative artificial intelligence tool or service (“Generative AI Tool”) was used in the development or creation of any Owned Company Intellectual Property, except as set forth in Section 4.14(i) of the Disclosure Schedule. Each Group Company uses all Generative AI Tools in compliance with the applicable license terms, consents, agreements and laws. No Group Company has included and does not include any sensitive Personal Information, trade secrets or confidential or proprietary information of any Group Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. Each Group Company has (i) obtained all required licenses or consents to collect and use all data used to train, refine, or improve any Generative AI Tool offered by such Group Company or used in the course of its business; and (ii) complied with all use-restrictions and applicable laws governing its collection, and the use of such data.
(j)    At no time during the conception of or reduction to practice of any of Owned Company Intellectual Property: (i) was any funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution used to create, in whole or in part, any Owned Company Intellectual Property or (ii) was any developer, inventor, or other contributor performing research sponsored by any Governmental Body or agency or private source, or subject to any employment agreement, invention assignment, nondisclosure agreement, or other obligation with any third party that could adversely affect the Company’s rights in such Owned Company Intellectual Property.
(k)    Neither the execution, delivery, or performance of any Transaction Document nor the consummation of any of the transactions contemplated thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in or to any Owned Company Intellectual Property; (ii) the release, disclosure, or delivery of any Owned Company Intellectual Property by or to any escrow agent or other Person, including pursuant to the terms of any source code escrow agreement; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Owned Company Intellectual Property.
(l)    The Group Companies have not developed and are not under any obligation, whether written or otherwise, to develop any software code for any third party (including any customer or end user) whereby such third party owns, will own or has or will have an exclusive license to such software code.
(m)    None of the Company Products contains any bug, defect, error, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) damaging or destroying any data or file without the user’s consent, in each case that materially and adversely affects the use, functionality, or performance of such Company Product other than those that have been discovered and corrected in the normal course of support and maintenance procedures.
(n)    No Group Company is currently or has previously engaged in, relied upon, depended upon, required, or materially benefited from: (i) the breach, violation, or disregard of any terms of service, terms of use, end-user agreement, license of Software, or other contract governing the use of any third-party website, platform, or software; or (ii) the usage of any robot, web spider, web crawler, site search/retrieval application, other automated process or other method to retrieve, index, “data mine” or “data scrape” any third party website or platform in a manner that violates such website’s or platform’s robot exclusion protocols, terms of service, terms of use, end-user agreement, license, or other contract.

4.15.    Information Privacy and Security.
(a)    Each Group Company is and has (i) been in compliance in all material respects with Data Security Requirements; (ii) developed, implemented, and conducted its business in compliance with any public privacy notices and written data security or privacy policies and procedures (correct and complete copies of which have been made available to Acquiror); (iii) maintained commercially reasonable and necessary administrative, physical and technical safeguards designed to protect the confidentiality, integrity, and availability of Personal Information or PHI in its possession or control, and to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Personal Information or PHI; and (iv) trained its employees to follow these policies and procedures. Without limiting the foregoing, each Group Company has entered into a business associate agreement (“BAA”) with each applicable third party to the extent required by HIPAA (and provided such BAAs to Acquiror) and has posted, in accordance with Privacy and Security Laws, a privacy policy governing its use of Personal Information on its public websites, mobile applications and internally for its employees.
(b)    To the Company’s Knowledge, none of the business, operations or activities of any Group Company has resulted, or are expected to result, in such Group Company acting as a covered entity as defined in 45 C.F.R. 160.103.
(c)    No Group Company has been subject to or received written or, to the Company’s Knowledge, other notice of any Action regarding the protection, collection, access, use, storage, disposal, disclosure or transfer of Personal Information or the violation of any applicable Data Security Requirements. No such Action has been threatened in writing or, to the Company’s Knowledge, otherwise against any Group Company.
(d)    Other than as set forth on Schedule 4.15(d), to the Company's Knowledge, no Group Company has suffered, discovered, alerted to, or been notified of any unauthorized access, use, disclosure, destruction, alteration, loss, processing, unavailability, denial of access to or breach of any Personal Information that (i) constitutes a breach or a data security incident under any applicable Data Security Requirement; or (ii) materially compromises (individually or in the aggregate) the security or privacy of such Personal Information (collectively, “Security Incidents”).
(e)    No Group Company has filed a claim for coverage relating to any data security or privacy matter covered under an insurance policy issued to, or on behalf of, a Group Company.
(f)    Other than as set forth on Schedule 4.15(f), no Group Company has an obligation under any Contract to maintain Personal Information in a manner that physically or virtually separates data of one customer from that of another.
(g)    Each Group Company has performed an annual security risk assessment and has created and maintained documentation in accordance with applicable Data Security Requirements. Except as set forth on Schedule 4.15(g), each Group Company has addressed and remediated all critical or material threats and deficiencies identified in such security risk assessments.
(h)    No Group Company has reported a Security Incident to any Person, either voluntarily or based on Data Security Requirements. No Group Company is currently conducting, or planning to conduct, any investigation as to whether any Security Incident has occurred or if notification to any Person of a Security Incident is required.
(i)    Each Group Company has taken commercially reasonable steps to select and retain third-party service providers, vendors, and business partners that process Personal Information or operate any Business Systems on the Group Company’s behalf (“Data Related Vendors”) that represent compliance with applicable Data Security Requirements. Each Group Company has ensured through contractual clauses consistent with applicable Data Security Requirements that each Data Related Vendor that has access to Personal Information is required to maintain the confidentiality and security of such Personal Information, and otherwise comply with relevant Data Security Requirements. If a Group Company discovers a Data Security Requirement violation, they are appropriately investigating and requiring remediation from each Data Related Vendor to come into compliance with the Data Security Requirements.
(j)    No Group Company processes Personal Information outside of the United States nor is any Data Related Vendor authorized to process Personal Information of the Company outside of the United States.
(k)    Each Group Company has provided all applicable notices to, and obtained consents from, Persons where required by applicable Data Security Requirements. Each Group Company has the necessary right, title, or interest in the Personal Information Processed by or on behalf of the Group Companies. The consummation of the transactions contemplated hereby does not violate any Data Security Requirements. Immediately following the Closing, to the Company’s Knowledge, each Group Company will own and continue to have the right to use all Personal Information on substantially similar terms and conditions as the Group Companies enjoyed immediately prior to the Closing Date.
(l)    With respect to Personal Information regulated by HIPAA, the Group Companies and its employees and contractors are and have been in compliance with all material respects with applicable requirements of HIPAA for both “required” and “addressable” controls under the statute. If Group Companies cannot comply with HIPAA “addressable” controls, they have appropriately conducted a security risk assessment and defensibly employed appropriate security risk mitigation. Without limiting the generality of the foregoing, each Group Company, as applicable, has entered into business associate agreements as required by applicable Laws and has been and remains in compliance in all material respects with all such business associate agreements. Each Group Company, as applicable, and its employees and contractors, are in compliance in all material respects with all other applicable Laws governing the privacy, security, availability, and confidentiality of medical records or other records containing individually identifiable health information or PHI (as defined below) generated or obtained in the course of providing services to “Covered Entities” (as defined under the Privacy Standards), including, without limitation, Section 5(a) of the FTC Act and all state and federal laws, rules, regulations or other requirements to the extent not preempted by HIPAA. No Group Company owns, operates or sponsors any “Covered Entity” (as defined under the Privacy Standards). The Group Companies are not currently submitting, receiving and handling or capable of submitting, receiving and handling the transactions that have been standardized pursuant to the TCS Standards. No Group Company has received any written or, to the Company’s Knowledge, oral complaints or notices of investigation or claims from any Person (including, without limitation, inquiries or other communications from the Department of Health and Human Services Office for Civil Rights, the Centers for Medicare & Medicaid Services, and the Department of Health and Human Services Office of Inspector General) regarding any Group Company or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices or incidents regarding, individually identifiable information. With regard to individually identifiable information and protected health information as defined at 45 C.F.R. § 160.103 (“PHI”), to the Company’s Knowledge, there has not been any non-permitted use or disclosure, breach of a confidentiality agreement or business associate agreement, breach of unsecured protected health information or security incident (each as determined by reference to the Privacy Standards, Security Standards or state law equivalents, as applicable), or any unfair or deceptive acts or practices (as determined by reference to Section 5(a) of the FTC Act and related guidance) by, or involving the Business Systems of, the Group Companies or any of its agents or employees or contractors.
(m)    The Business Systems of the Group Companies are reasonably adequate for the conduct of the business by the Group Companies as currently conducted. The Group Companies have exercised commercially reasonable efforts to ensure that no Business Systems contain viruses, vulnerabilities (including but not limited to, legacy systems incapable of security patching), disabling code and other contaminants intended or likely to disrupt, damage, or interfere with operation or availability of Business Systems or Business Data. Each Group Company has in place adequate support and maintenance for all Business Systems. Each Group Company implements and maintains commercially reasonable back-up, disaster recovery and business continuity policies and procedures that are tested on at least an annual basis.
4.16.    Labor Matters.
(a)Schedule 4.16(a)(i) sets forth a true, correct and complete listing of all employees of the Group Companies (collectively, the “Company Employees”) and all independent contractors and leased employees (as defined in Code Section 414(n)) of the Group Companies, as of the date hereof, including each such Person’s name, job title or function and job location, and employing or engaging entity, as well as a true, correct and complete listing of his or her current and prior calendar year salary, wage, or fees payable by the Group Companies, and for each Company Employee, the amount of all incentive compensation paid or payable to such Person for the current and prior calendar year, the amount of accrued but unused vacation time or paid time off, each as of the date hereof, and the Company Employee’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status), and if applicable, any Company Employee on a non-immigrant visa, including the category of visa and the expiration date of the visa. Schedule 4.16(a)(ii) set forth a true, correct and complete listing of all such Company Employees, independent contractors and leased employees that are non-medical employees, independent contractors or leased employees. The Group Companies have not paid or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer or director. Each Person who provides services to the Group Companies is properly classified with respect to employment status for all purposes, including classification as an employee versus independent contractor and classification as exempt versus non-exempt from overtime.
(b)The Group Companies are and have at all times been in compliance with all Laws relating to the labor and employment, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, work authorization, the payment of social security and other Taxes.
(c)Schedule 4.16(c) sets forth a true and complete list as of the date hereof of each separate written employment, consulting, severance, retention, indemnification, termination or change-of-control Contract between the Group Companies and any individual employee, officer or director of the Group Companies (collectively, the “Employment Agreements”).
(d)As of the date hereof, to the Company’s Knowledge, no officer or Company Employee at the level of manager or higher, no independent contractor or leased employee whose departure would materially disrupt the operations of any of the Group Companies and no group of three or more Company Employees in a single department of any Group Company has, as of the date hereof, disclosed any plans to terminate his, her or their employment or relationship with the Group Companies.
(e)No Group Company is, or has ever been, a party to any labor, union or collective bargaining agreement or other similar agreement, and no union or labor organization has been certified or recognized as the representative of any its employees, or to the Company’s Knowledge, is seeking such certification or recognition or is attempting to organize any of such employees. To the Company’s Knowledge, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Body seeking recognition of a collective bargaining agreement or other Contract with any labor union, trade union, works council or other labor organization. There are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees. There has not occurred or, to the Company’s Knowledge, been threatened any labor disputes, strikes, slow downs, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Company Employees.
(f)No Group Company has received oral written notice of the intent of any Governmental Body responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees and, to the Company’s Knowledge, no such investigation is in progress.
(g)All Employees of the Group Companies are lawfully permitted to work in the United States, and the Group Companies, are and have at all times been in compliance with all applicable Laws regarding immigration or employment of noncitizen workers, including with respect to E-Verify and Form I-9, including collection and retention thereof.
(h)Except as set forth in Schedule 4.16(h), there have not been (i) any allegations of or formal or informal complaints made to or filed with the Group Companies or with respect to any current or former employee, director, officer, independent contractor or other service provider related to sexual harassment or sexual misconduct or other unlawful harassment or discrimination; and (ii) any other claims, Actions or legal proceedings initiated, filed or threatened, against the Group Companies or with respect to any current or former employee, director, officer, independent contractor or other service provider related to sexual harassment or sexual misconduct or other unlawful harassment or discrimination, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such claims or Actions.
(i)No Group Company has effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Group Company; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any Group Company.
(j)Each of the Group Companies has paid or made provision for payment of all salaries and wages, which are payable by any Group Company to any Company Employees, as well as any fees payable in relation to independent contractors and leased employees, accrued through the Closing Date. Each Group Company has at all times been in and is in compliance with all Laws respecting the payment of wages, equal employment practices, and any other obligations to the Company Employees, and each Group Company is not and has not been engaged in any unfair labor practices. Since January 1, 2022, there have been no Actions pending, or, to the Company’s Knowledge, threatened against or otherwise affecting or involving any Group Company or any of its properties or rights, or against any of its Employees (i) by any employee or other service provider of the Company or (ii) by any Governmental Body in connection with the employment or service of any such employee or other service provider.
4.17.    Insurance. Schedule 4.17 sets forth a list of all policies of property, liability, cyber/privacy, workers’ compensation and other forms of insurance maintained by the Group Companies, including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto, and all pending outstanding claims against such insurance policies. The Company has made available to Acquiror complete and correct copies of all such policies, together with all riders and amendments thereto. No coverage limit has been exhausted with respect to any Insurance Policy and, to the Company’s Knowledge, no event has occurred that would permit the termination, modification, acceleration or repudiation of such policies. There are no disputes with the underwriters of any such policies or any claims pending under such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Each such policy is in full force and effect and all premiums that are due and payable under all such policies have been paid and the Group Companies are otherwise in compliance in all material respects with the terms of such policies.

The Group Companies have not failed to give proper notice of any claim under any such policy in a due and timely fashion. The Group Companies have not received any notice of cancellation or termination of any insurance policy in effect on the date hereof or within the past three (3) years. All of such policies are, and all similar insurance policies maintained by the Group Companies in the past were, placed with financially sound and reputable insurers, and are and were in amounts and had coverages that are and were reasonable and customary for Persons engaged in businesses similar to that engaged in by the Group Companies and the Group Companies have not allowed there to exist any gap in any insurance coverage reasonably necessary for the business of the Group Companies.
4.18.    Tax Matters. Except as set forth on Schedule 4.18:
(a)    The Group Companies have timely filed all U.S. federal, state, local and foreign Tax Returns that are required to be filed by them (taking into account any validly obtained extension of time within which to file) and have timely paid all Taxes due and owing of the Group Companies, whether or not shown on such Tax Returns. All such Tax Returns are true, complete and correct in all material respects. The Group Companies have established reserves for the payment of any Taxes not yet due and payable. The Group Companies have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party, and complied with all information reporting (including IRS Forms W-2 and 1099) and backup withholding requirements, including maintenance of required records with respect thereto.
(b)    The unpaid Taxes of each Group Company (i) did not, as of the Balance Sheet Date, exceed the accrual for Tax liability set forth on the face of the Financial Statements and (ii) will not as of the end of the Closing Date exceed that accrual as adjusted for ordinary course operations through the end of the Closing Date in accordance with the past customs and practices of the Group Companies in filing any Tax Returns. Since January 1, 2025, the Group Companies have not incurred any liability for Taxes arising from extraordinary gains or losses or outside the ordinary course of business consistent with past customs and practices.
(c)    There is no dispute or claim concerning any Tax Liability of the Group Companies claimed or raised by any taxing authority of which any Group Company has received written notice nor, to the Company’s Knowledge, are any such disputes or claims threatened, nor are any administrative or judicial proceedings relating to Taxes currently pending or being conducted with respect to any Group Company. No written claim has been made by any Tax authority within the three (3) years preceding the date hereof in a jurisdiction where any Group Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction for which any Group Company is in receipt of any such written claim.
(d)    The Group Companies have delivered or made available to Acquiror correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by any of the Group Companies since January 1, 2022.

(e)    No Group Company has requested or received a ruling from any Governmental Body or signed any binding agreement with any Governmental Body that could reasonably be expected to affect the amount of Tax due from any of the Group Companies after the Closing Date. No power of attorney with respect to Taxes has been executed or filed with any Governmental Body by or on behalf of any Group Company that is still in effect.
(f)    The Group Companies are not a party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement with any Person (excluding, in each case, any agreement entered into in the ordinary course of business and not principally related to Taxes, such as a lease or credit agreement and any such agreement among the Group Companies). Except with respect to another Group Company, no Group Company (i) has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar or comparable provision of state, local or foreign law as a transferee or successor, pursuant to any contractual obligation or by operation of Law (excluding, in each case, any agreement entered into in the ordinary course of business and not principally related to Taxes, such as a lease or credit agreement and any such agreement among the Group Companies) or (ii) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar affiliated, consolidated, combined or unitary group defined under any similar provision of state, local or foreign Law), other than as set forth on Schedule 4.18(f)(ii).
(g)    No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.
(h)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Group Companies.
(i)    No Group Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)    Since formation, each Group Company other than Funding has been properly treated as a C corporation for U.S. federal income Tax purposes. Since formation, Funding has been properly treated as a disregarded entity for U.S. federal income Tax purposes.
(k)    None of the Group Companies have participated in any listed transaction as defined under Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2), or any similar provision of non-U.S., state or local Law.
(l)    No Group Company is required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount, advance payment, or deposit received on or prior to the Closing Date, (iii) improper use of accounting method or change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in

Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or (vi) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date including, without limitation, any currently owing, accrued or deferred items of income pursuant to Section 965 of the Code.
(m)    No Group Company has claimed or received any Tax credits or other Tax benefits under the CARES Act or any corresponding or similar provision of state, local or non-U.S. Law.
(n)    No Group Company is subject to Tax in any country (or any political subdivision thereof), other than the country of the Group Company’s formation, by virtue of having a permanent establishment in, fixed place of business in or nexus with any such country.
(o)    Since January 1, 2022, no Group Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(p)    Except with respect to another Group Company, no Group Company owns (directly or indirectly) any equity interests in any other Person. No Group Company is a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for federal income Tax purposes.
4.19.    Brokers. No broker, finder, financial advisor or investment banker, other than Houlihan Lokey Capital, Inc. (whose fees shall be included as Transaction Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Group Companies. A true, correct and complete copy of the engagement letter with Houlihan Lokey Capital, Inc. has been made available to Acquiror.
4.20.    Assets; Properties.
(a)    No Group Company owns or has ever owned any real property. Schedule 4.20(a) sets forth (whether as lessee or lessor) a list of all leases, licenses, subleases and occupancy agreements, including all amendments, modifications, supplements thereto and any applicable estoppel certificates and subordination, non-disturbance and attornment agreements executed in connection therewith (each a “Material Lease”) of real property to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement. The applicable Group Company holds a valid and existing leasehold interest under each such Material Lease, free and clear of any Liens except Permitted Liens. The real property subject to the Material Leases is the only real property or interest in real property used or held for use in the operation of the business of the Group Companies. Each Material Lease is in full force and effect, valid and binding on the Group Company party thereto, enforceable in accordance with its terms, and, to the Company’s Knowledge, each other party thereto in accordance with its terms, subject in each case to proper authorization and execution of such Material Lease by the other party thereto and subject to the Bankruptcy and Equity Exception. The Closing of the Merger and the consummation of the transactions contemplated hereby will not affect the enforceability against any Person of any Material Lease or any rights of the Group Companies thereunder, including the right to the continued use and possession of the real property subject to each Material Lease. The Company has delivered to Acquiror accurate and complete copies of each Material Lease, in each case, as amended or otherwise modified and in effect as of the date hereof. During the past three (3) years, (i) no Group Company has received written notice of any default, acceleration of performance or notice of termination under any Material Lease, and to the Company’s Knowledge, no event has occurred or condition exists that constitutes, or after notice or lapse of time or both would constitute, the same and (ii) no Group Company has delivered written notice of any default thereunder.
(b)    With respect to each Material Lease: (i) each Group Company’s possession and quiet enjoyment of the real property leased or used under such Material Lease has not been disturbed and such Group Company is not currently in a dispute with the applicable landlord or licensor with respect to such Material Lease; (ii) no security deposit has been deposited with respect to such Material Lease except as set forth on Schedule 4.20(b) and no security deposit or portion thereof has been applied in respect of a breach or default under such Material Lease; (iii) no Group Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Material Lease; (iv) no Group Company has assigned, subleased or permitted occupancy by any other Person, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Material Lease; (v) there are no pending, or to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Material Lease or the real property subject thereto; (vi) no Group Company has received any written notice from any Governmental Body of any violation of law with respect to such Material Lease; (vii) all improvements required to be made by a landlord have been satisfactorily completed; (viii) there are no construction project or tenant improvements being completed by any Group Company, subtenant, landlord, or licensor; and (ix) there are no concessions, allowances, credits, rebates or refunds to which any Group Company or subtenant is entitled or may be entitled in the future.
(c)    As of the Closing and after giving effect to the transactions contemplated by this Agreement, the assets of the Group Companies will constitute all of the assets, tangible and intangible, necessary in all material respects for the operation of the respective businesses of the Group Companies as currently conducted. Except as set forth in Schedule 4.20(c), the Group Companies own and have good and valid title to, free and clear of all Liens (other than Permitted Liens or Liens securing Indebtedness that will be released in accordance with the Pay-off Letters), or have a valid Contract, license or lease to use, all of the material tangible assets used in the conduct of their businesses, and such tangible assets are sufficient for the conduct of their respective businesses as currently conducted. Each such tangible asset is suitable for the purposes for which it is used by the Group Companies, is free from defects (patent and latent), except for immaterial defects which do not adversely affect use and operation in the ordinary course of business, and has been maintained in accordance with normal industry practice.
4.21.    Affiliated Transactions. Schedule 4.21 sets forth all Contracts or arrangements (other than employment agreements, equity or incentive equity documents and Governing Documents) between any Group Company, on the one hand, and any officer, director, manager, employee, Equityholder, any Group Company or, to the Company’s Knowledge, any Affiliates or family member of any of the foregoing, on the other hand. To the Company’s Knowledge, except as disclosed on Schedule 4.21, none of the Group Companies and their respective Affiliates, directors, officers, managers, employees or Equityholders possesses, directly or indirectly, any financial interest in, or is a director, manager, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company; provided, that ownership of one percent (1%) or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 4.21. Except as set forth on Schedule 4.21, no Affiliate of any Group Company and no officer, director, manager, employee or equityholder of any Group Company or Affiliate thereof is indebted to any Group Company for money borrowed or other loans or advances, and no Group Company is indebted to any such Person for money borrowed or other loans, advances or Indebtedness, and no such Person has (i) guaranteed any Indebtedness of any Group Company, (ii) purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any assets, property, rights or services to any Group Company, or (iii) received any financial or other benefits from any Group Company, other than the payment of compensation for services rendered.
4.22.    Material Customers and Suppliers.
(a)    Schedule 4.22(a) sets forth (i) a correct and complete list of the top twenty (20) customers of the Group Companies (each, a “Material Customer”), based on the dollar amount of consolidated gross revenues earned by the Group Companies during the calendar year 2024, and the gross revenues generated from such Material Customers and (ii) the aggregate principal amount lent by the Group Companies during the calendar year 2024 to each Material Customer.
(b)    Schedule 4.22(b) sets forth a correct and complete list of the top twenty (20) suppliers, vendors or service providers of the Group Companies (each, a “Material Supplier”), based on the dollar amount of purchases by the Group Companies during the calendar year 2024, and the dollar amount of purchases from such Material Suppliers.
(c)    Other than as set forth on Schedule 4.22(c), no Material Customer, or any other customer of any Group Company, or Material Supplier has given any Group Company written or, to the Company’s Knowledge, oral, notice that it intends to stop or materially alter its business relationship with any Group Company (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), or has during the past twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its supply of services or products to the Group Companies or increase the cost or pricing thereof, or purchase of products or services from the Group Companies or seek any material refund, rebate or discount with respect thereto. No event has occurred or condition or state of facts exists that would be reasonably likely to result in (i) any Material Customer, or any other customer of any Group Company, materially altering its business relationship with any Group Company or materially decreasing its purchase of products or services from any Group Company or seeking any rebate, discount or refund with respect to any products or services provided by the Group Companies (ii) any Material Supplier to materially decrease or limit its supply of services or products to any of the Group Companies or increase the cost or pricing of its services or products to any of the Group Companies.
4.23.    Anti-Bribery, Anti-Money Laundering and Sanctions.
(a)    The Group Companies, the directors, officers and employees of the Group Companies and, to the Company’s Knowledge, any other Persons acting on behalf or for the benefit of any Group Company are, and during the five (5) year period preceding the date hereof have been, in compliance with all applicable Anti-Bribery Laws, Anti-Money Laundering Laws and Economic Sanctions/Trade Laws. The Group Companies do not carry on, and have not carried on in the last five (5) years, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, the Crimea region, or the so-called Donetsk or Luhansk People’s Republics or any sanctions target in violation of applicable Economic Sanctions/Trade Laws.
(b)    Neither the Group Companies, nor any director, officer or employee of any Group Company, nor, to the Company’s Knowledge, any other Person acting on behalf or for the benefit of any Group Company has, during the five (5) year period preceding the date hereof, offered, promised, provided or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value directly or indirectly, to any Person to influence official action, induce any government official or other Person to influence or affect any act or decision of any Governmental Body or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or in violation of any applicable Anti-Bribery Law.
(c)    No Group Company, nor any director, officer or employee of any Group Company, nor, to the Company’s Knowledge, any other Person acting on behalf or for the benefit of any Group Company, is, or has been, during the five (5) year period preceding the date hereof, the subject of any actual or threatened investigation or action by any Governmental Body alleging non-compliance with Anti-Bribery Laws or, Anti-Money Laundering Laws or Economic Sanctions/Trade Laws
(d)    For the last five (5) years, (i) the Group Companies have not conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Body or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Bribery Laws, and Anti-Money Laundering Laws and Economic Sanctions/Trade Laws; (ii) the Group Companies have implemented and have maintained internal controls, policies and procedures to ensure material compliance with the U.S. Foreign Corrupt Practice Act of 1977, as amended (the “FCPA”) and other applicable Anti-Bribery Laws, applicable Economic Sanctions/

Trade Laws and applicable Anti-Money Laundering Laws, and (iii) the Group Companies have at all times made and maintained accurate books and records in material compliance with the FCPA and other applicable Anti-Bribery Laws, applicable Economic Sanctions/Trade Laws and applicable Anti-Money Laundering Laws.
4.24.    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the Company’s Knowledge, threatened in writing against any Group Company
4.25.    State Takeover Laws. No state “moratorium,” “control share,” “supermajority,” “affiliate transactions,” “fair price,” “business combination statute or regulation,” “takeover,” “interested stockholder” or other antitakeover or similar Law (any such Laws, “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby, including the Merger. The board of directors of the Company has taken all actions necessary to render all potentially applicable Takeover Laws inapplicable to this Agreement or the transactions contemplated by this Agreement.
4.26.    No Other Representations and Warranties. EXCEPT (A) WITH RESPECT TO THE COMPANY, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO WHICH THE COMPANY IS A PARTY, (B) WITH RESPECT TO THE EQUITYHOLDERS, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE LETTERS OF TRANSMITTAL, THE OPTION CANCELLATION AGREEMENTS, THE WARRANT SURRENDER AGREEMENT, THE SUPPORT AGREEMENTS AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT TO WHICH THEY ARE A PARTY, AS APPLICABLE, NONE OF THE COMPANY, THE EQUITYHOLDERS OR THE REPRESENTATIVE MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND EACH EQUITYHOLDER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
As an inducement to the Company to enter into this Agreement, Acquiror and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date (except to the extent any representation or warranty relates to an earlier date, in which case, as of such earlier date) that:
5.01.    Organization and Corporate Power. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in Section 3.01, perform its obligations hereunder.

Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in Section 3.01, perform its obligations hereunder.
5.02.    Authorization. The execution and delivery of this Agreement and each other Transaction Document to which Acquiror or Merger Sub is, or is specified to be, a party, and the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby and thereby and the performance by each of Acquiror and Merger Sub of its respective obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of each of Acquiror and Merger Sub and no other proceedings on the part of Acquiror or Merger Sub or any equityholder of Acquiror or Merger Sub are necessary to authorize the execution, delivery or performance by Acquiror or Merger Sub of this Agreement or any other Transaction Document to which Acquiror or Merger Sub is, or is specified to be, a party and the consummation by Acquiror or Merger Sub of the Merger and other transactions contemplated hereby and thereby. Each of Acquiror and Merger Sub has duly executed and delivered this Agreement and each other Transaction Document to which it is, or is specified to be, a party, and this Agreement and each other Transaction Document to which it is, or is specified to be, a party constitutes a valid, legal and binding agreement of Acquiror or Merger Sub (assuming that this Agreement each other Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Acquiror or Merger Sub in accordance with its terms, except for the Bankruptcy and Equity Exception.
5.03.    No Violation. Neither the execution, delivery and performance by Acquiror or Merger Sub of this Agreement or any Transaction Document to which it is, or is specified to be, a party, nor the consummation by Acquiror or Merger Sub of the transactions contemplated hereby or thereby has or will (a) conflict with or result in any breach of any provision of Acquiror’s or Merger Sub’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under or the loss of any material benefit under, any of the terms, conditions or provisions of any material Contract or material Permit to which Acquiror or Merger Sub is a party, (c) violate any Laws or Orders applicable to Acquiror or Merger Sub, other than in the case of clauses (b) and (c) as would not reasonably be expected to otherwise prevent or materially delay the Closing.
5.04.    Governmental Bodies; Consents. Except for the applicable requirements that may be required solely by reason of the Company’s or Representative’s (as opposed to any other third party’s) participation in the transactions contemplated by the Transaction Documents, neither Acquiror nor Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than as would not reasonably be expected to otherwise prevent or materially delay the Closing.
5.05.    Litigation. There are no Actions pending or, to Acquiror’s Knowledge, threatened against Acquiror or Merger Sub, at law or in equity, which would have, or would reasonably be expected to have, a material adverse effect on Acquiror’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, or would otherwise prevent, enjoin or otherwise materially delay the consummation of the transactions contemplated by this Agreement. Neither Acquiror nor Merger Sub is subject to any outstanding Order which challenges or would have the effect of preventing, enjoining or otherwise materially delaying the consummation of the transactions contemplated by this Agreement.
5.06.    Brokers. No broker, finder, financial advisor or investment banker, other than Goldman Sachs is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Acquiror or Merger Sub.
5.07.    Financing.
(a)    As of the date hereof, assuming the conditions set forth in Section 3.01 have been satisfied, the Financing (as defined below), when funded in accordance with the Debt Commitment Letter (as defined below), shall provide Acquiror with financing on the Closing Date in an amount that is sufficient to pay the Closing Merger Consideration, Estimated Closing Indebtedness and Transaction Expenses contemplated to be paid by Acquiror at Closing, to make all other necessary payments required to be made by it at Closing, in connection with the transactions contemplated hereby (the “Required Amount”).
(b)    As of the date hereof, Acquiror has furnished the Company and the Representative with true, complete and correct copies of the executed debt commitment letter, among Acquiror and the Debt Financing Sources and each executed fee letter associated therewith (which may be redacted as to fee amounts and other customary commercial terms, including certain “market flex” provisions and economic or other commercially sensitive and customarily redacted terms as may be requested by the Debt Financing Sources, if applicable) (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, and each such fee letter, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the amount of debt financing set forth therein on the conditions set forth therein for the purposes of, among other things, financing the transactions contemplated hereby (the “Financing”). The Debt Commitment Letter has not been amended or modified as of the date hereof and, to the Knowledge of Acquiror, as of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect.
(c)    As of the date hereof, (i) there are no side letters or other Contracts or written arrangements related to the funding of, in at least the Required Amount, the Financing other than as expressly set forth in the Debt Commitment Letter that would reasonably be expected to prevent, materially delay or impede the Closing and (ii) there are no conditions precedent or other contingencies related to the funding of, in at least the Required Amount, the Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date other than as expressly set forth in the Debt Commitment Letter.

(d)    As of the date hereof, the Debt Commitment Letter in the form delivered to the Company is in full force and effect and is (i) a legal, valid and binding obligation of Acquiror, and, to the Knowledge of Acquiror, each of the other parties thereto and (ii) enforceable in accordance with its terms against Acquiror, and, to the Knowledge of Acquiror, each of the other parties thereto, in each case except for the Bankruptcy and Equity Exception.
(e)    Assuming the accuracy of the representations and warranties of the Group Companies contained in this Agreement, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both would or would reasonably be expected to constitute a default or breach on the part of Acquiror or, to the Knowledge of Acquiror, any other party thereto under the Debt Commitment Letter that would reasonably be expected to prevent, materially delay or materially impede the Closing. All commitments and other fees required to be paid under the Debt Commitment Letter on or prior to the date hereof have been fully paid.
(f)    Notwithstanding anything in this Agreement to the contrary (but subject to the terms and conditions hereof), in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Debt Commitment Letter) by or to Acquiror or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Acquiror or Merger Sub hereunder; provided that, for the avoidance of doubt, this Section 5.07(f) shall not restrict or prohibit Acquiror’s right to terminate this Agreement pursuant to Section 8.01.
5.08.    Purpose. Acquiror is acquiring the equity interests of the Company solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Acquiror acknowledges that the equity interests of the Company are not registered under the Securities Act, or any state securities Laws, and that the equity interests of the Company may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with its formation and the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Acquiror.
5.09.    Vote Required. Acquiror, as the sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the direct or indirect holders of any class or series of capital stock or equity security of Acquiror or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.
5.10.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO WHICH THE ACQUIROR OR MERGER SUB IS A PARTY, NEITHER ACQUIROR NOR MERGER SUB MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF ACQUIROR AND MERGER SUB DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE VI
COVENANTS OF THE COMPANY
6.01.    Conduct of the Business.
(a)    From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as otherwise expressly provided for by this Agreement, consented to in writing by Acquiror (which consent will not be unreasonably withheld, delayed or conditioned) or as set forth on Schedule 6.01, the Company shall, and shall cause the Group Companies to, (x) conduct the business of the Group Companies in the ordinary course of business consistent with past practice, (y) not take any of the actions set forth in paragraphs (a) through (ee) of Section 4.08 and (z) use reasonable best efforts to (i) preserve intact the Group Companies’ present business organization, conduct the operations of the Group Companies in compliance with applicable Laws, preserve the assets and properties of the Group Companies in good repair and condition and retain the services of the executive officers and key employees of the Group Companies, (ii) maintain in effect all of the Group Companies’ material Permits, (iii) manage the Group Companies’ working capital (including the timing of collection of accounts receivable and payment of accounts payable) and the amount of their deferred revenues in the ordinary course of business consistent with past practice, (iv) continue to make capital expenditures consistent with the Group Companies’ business plan and budget provided to Acquiror prior to the date hereof, and (v) not take or omit to take any action which would reasonably be expected to result in a Material Adverse Effect.
(b)    Notwithstanding the foregoing, any Group Company may use all available cash to repay any Indebtedness, pay any dividend, pay any Transaction Expenses or for any other purpose, in each case prior to the Reference Time (but not from and after the Reference Time through the Closing). For the avoidance of doubt, nothing in this Agreement shall limit the ability of the Company and such Company’s board of directors to accelerate the vesting of any unvested employee Options to acquire Common Shares prior to the Closing Date. The Parties acknowledge and agree that nothing contained in this Agreement is intended to give Acquiror, directly or indirectly, the right to control or direct the operations of the business of the Group Companies prior to the Closing.
6.02.    Access to Books and Records. From the date hereof until the earlier termination of this Agreement pursuant to Section 8.01 or the Closing Date, the Company will provide Acquiror and its authorized representatives (“Acquiror’s Representatives”) with (i) access during normal business hours and upon reasonable notice to the offices, properties, officers, books and records (including Tax records) and Contracts of the Group Companies in order for Acquiror to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Group Companies, and (ii) all financial, operating and other data and information with respect to the Group Companies as Acquiror through Acquiror’s Representatives may reasonably request, including monthly unaudited consolidated balance sheets and statements of income of the Group Companies, prepared in a manner consistent with prior periods along with the standard monthly reporting package provided to the management of the Group Companies; provided that (a) such access does not unreasonably interfere with the normal operations of the Group Companies, (b) such access occurs in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) all requests for such access will be directed to the Chief Financial Officer or such other Person as the Company or the Representative may designate in writing from time to time (the “Designated Contacts”). Notwithstanding anything to the contrary in this Agreement, no Group Company will be required to disclose any information to Acquiror or Acquiror’s Representatives if, in the reasonable opinion of counsel, such disclosure would be reasonably likely to (x) jeopardize any attorney client or other legal privilege, (y) cause significant competitive harm to any Group Company if the transactions contemplated by this Agreement are not consummated or (z) if such Group Company or any of its Affiliates, on the one hand, and Acquiror or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided, that if the Group Companies are so restricted, they shall notify Acquiror that information or records are being withheld and provide Acquiror with as much information as possible with respect to such information or records (including redacted copies of such information or records). The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and, except in the case of Fraud, Acquiror may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV. Other than the Designated Contacts, Acquiror is not authorized to and will not (and will cause Acquiror’s Representatives not to) contact any officer, director, employee, customer, supplier, lessor, lender or other material business relation of the Group Companies prior to the Effective Time without the prior written consent of the Company or the Representative (not to be unreasonably withheld, conditioned or delayed). The information provided pursuant to this Section 6.02 will be governed by all the terms and conditions of the Confidentiality Agreement, dated June 19, 2025, by and between Phreesia, Inc. and the Company (the “Confidentiality Agreement”).
6.03.    Regulatory Filings.
(a)    The Company will, as promptly as practicable but in no event later than ten (10) Business Days following the date hereof, make or cause to be made all filings and submissions under any antitrust, competition and similar legislation or regulations, including the HSR Act (to the extent required filings or submissions have not been made prior to the date hereof) and to any Governmental Body under any applicable Law in order to obtain any approval, authorization, Permit, consent or waiver required from any Governmental Body, applicable to the Group Companies for the consummation of the transactions contemplated herein. The Company will cooperate with the Acquiror and the Merger Sub with respect to all such filings and submissions required to be made in connection with the transactions contemplated by this Agreement. The Company will be responsible for paying half of the filing fee required by the HSR Act and to request “early termination” of the waiting period under the HSR Act.
(b)    The Company, shall (i) keep Acquiror reasonably apprised of the status of all filings and submissions referred to in Section 6.03(a), including furnishing Acquiror with copies of notices or other communications received by the Company in connection therewith,

(ii) permit Acquiror to review and incorporate Acquiror’s reasonable comments into any communication made by any Group Company to any Governmental Body or in connection with any proceeding related to any filing or submission referred to in Section 6.03(a), and (iii) will not permit any of the Company’s representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it reasonably consults with Acquiror in advance and, to the extent permitted by such Governmental Body, gives Acquiror the opportunity to attend and participate thereat, except that (x) in the case of subsections (i)-(ii), any materials concerning the Group Companies’ evaluation of the transaction, personal (including financial) information, or competitively sensitive information may be redacted, and (y) in the case of subsection (iii), to the extent any information of the type described in (x) above is reasonably likely to be discussed at any meeting or discussion with any Governmental Body, the Company shall not be required to give Acquiror the opportunity to attend and participate.
6.04. Conditions. The Company will use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Bodies or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, Permits or Orders from Governmental Bodies or other Persons and to do or cause to be done all other things necessary, proper or advisable to cause the conditions set forth in Section 3.01 to be satisfied and to consummate and make effective the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those conditions that are to be satisfied at the Closing, but subject to those conditions being so satisfied at the Closing).
6.05.    Financing.
(a)Prior to the Closing, the Company shall provide to Acquiror, on a timely basis, all cooperation reasonably requested by Acquiror in connection with the arrangement, syndication and consummation of the Financing, including (but not limited to) the following:
(i)using commercially reasonable efforts to cause the senior officers of the Group Companies to participate in a reasonable number of requested meetings, presentations, drafting sessions, and due diligence sessions in connection with any syndication or other marketing of any Financing, including direct contact between senior management of the Company with any rating agencies and any actual and potential Debt Financing Sources, in each case upon reasonable advance notice to the Company during normal business hours;
(ii)assisting with the preparation of materials for customary rating agency presentations, bank information memoranda and similar documents reasonably required in connection with any Financing;
(iii)requesting its independent accountants to provide reasonable assistance to Acquiror consistent with their customary practice;

(iv)executing and delivering at the Closing any credit agreements, notes, guarantee and collateral documents (including a perfection certificate) and the exhibits and schedules thereto, hedging arrangements, pay-off letters, other definitive financing documents (including certificates, including a solvency certificate executed by a financial officer of the Company), and otherwise reasonably facilitating the pledging of collateral; provided that no such documentation and no such action, obligation or liability under any such documentation shall be effective prior to the Closing;
(v)as promptly as reasonably practicable (A) furnishing Acquiror and the Debt Financing Sources with the Required Information and (B) informing Acquiror if, to the Knowledge of the Company, there exist any facts that would likely require the restatement of any financial statements of the Company included in the Required Information in order for such financial statements to comply with GAAP
(vi)periodically updating any Required Information provided to Acquiror as may be necessary so that such Required Information (i) is Compliant, and (ii) meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, Acquiror may, to most effectively access the financing markets, require the cooperation of the Group Companies under this Section 6.05 at any reasonable time, and from time to time and on multiple occasions, between the date hereof and the Closing;
(vii)providing information reasonably requested by Acquiror in order to prepare pro forma financial information and projections;
(viii)agreeing, notwithstanding any other provision set forth herein or in any other agreement between Acquiror and the Company (or its Affiliates) to the contrary, that Acquiror may share customary projections with respect to the Group Companies and their business, and other Required Information, with the Debt Financing Sources, and that Acquiror and such Debt Financing Sources may share such information with other potential Debt Financing Sources in connection with any marketing efforts in connection with the Financing; provided, that the recipients of such information and any other information contemplated to be provided by the Group Companies agree to customary confidentiality agreements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda;
(ix)cooperating with due diligence and investigation of the Financing;
(x)assisting the Acquiror in obtaining environmental assessments, surveys and title insurance if required pursuant to the Financing;

(xi)cooperating in satisfying the conditions precedent in the Debt Commitment Letter and the definitive debt documents, in each case to the extent that the satisfaction of such conditions requires the cooperation of, or is within the control of, the Group Companies;
(xii)promptly and at least four (4) days prior to the Closing Date, providing all documentation and other information about the Company that is requested by any Debt Financing Source with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. § 1010.230, in each case, to the extent such information has been requested at least nine (9) Business Days prior to the Closing Date;
(xiii)    providing customary authorization letters to any Debt Financing Source of any Financing authorizing the distribution of information to prospective lenders including a customary “10b-5” representation regarding the absence of material misstatements or omissions in the information furnished in connection therewith, and, where applicable, certifying as to the absence of material nonpublic information in the information furnished in connection therewith (collectively, the “Authorization Letters”); and
(xiii)taking such other actions as reasonably requested by Acquiror to facilitate the satisfaction on a timely basis of all the conditions precedent to the Financing.
(b)Nothing in this Section 6.05 will require any Persons who are members of the board of directors (or equivalent) of the Company or the Equityholders prior to the Closing to approve in such capacity or have any liability with respect to the Financing or any documentation related thereto. In no event shall the Company or any Equityholder be required to (i) take any actions to the extent such actions would unreasonably and materially interfere with the Group Companies’ ongoing business or operations prior to the Closing, (ii) become an issuer or other obligor with respect to the Financing unless and until the Closing occurs, provided that nothing in this clause (ii) shall prevent the execution and delivery of any reasonably requested documents in accordance with this Section 6.05 prior to Closing or (iii) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Financing that will be effective before the Closing Date (in each case, other than the Authorization Letters).
(c)Notwithstanding anything to the contrary in this Agreement, none of the Equityholders, or the Company or any of their officers or employees, shall be required to pay or incur any fees, costs or expenses in connection with their cooperation pursuant to this Section 6.05, including a commitment or other similar fee or incur any other Liability (or cause their representatives to incur any Liability) for which such Person has not been reimbursed, or give any indemnity prior to the Closing; provided that the Company and the Equityholders, and not the Acquiror, shall be responsible for (i) fees payable to existing legal, financial and other advisors of the Company, respectively, and their respective Affiliates with respect to services provided prior to the Closing, (ii) ordinary course amounts payable to existing employees or consultants to the Company and their respective Affiliates with respect to services provided prior to Closing and (iii) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing (including the preparation and/or delivery of financial information, payoff letters and lien releases). The Company hereby consents to the limited use of its and its Subsidiaries’ logos in connection with the Financing contemplated by the Debt Commitment Letter; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or the Representative. The Company hereby expressly authorizes the use of the Financial Statements and other information provided hereunder for purposes of the Financing and is not aware of any limitation on the use of such Financial Statements required by any independent accountant. Acquiror shall indemnify and hold harmless the Company and Equityholders and their respective representatives and Affiliates from and against all reasonable documented out-of-pocket and actually incurred Losses, Liabilities or expenses suffered or incurred by any of them in connection with the obligations under this Section 6.05, except, for any of the foregoing, to the extent the same is the result of bad faith, gross negligence, willful misconduct or Fraud by or on behalf of the Company, Equityholders or their respective Affiliates. Acquiror shall promptly, upon request by the Company or any Equityholder, reimburse the Company or any Equityholder for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or such Equityholder in connection with the cooperation contemplated herein to the extent such costs and expenses are incurred solely as a result of compliance with this Section 6.05.
(d)Notwithstanding anything to the contrary, the Company shall be deemed to have complied with this Section 6.05 for the purpose of any condition set forth in Section 3.01 unless (i) the Company has materially breached its obligations under this Section 6.05, (ii) Acquiror has notified the Company in writing (email being sufficient) of such breach in good faith, setting forth in good faith reasonable steps that comply with this Section 6.05 in order to cure such breach, and (iii) the Company has not cured such breach within five (5) Business Days following receipt of such notice.
6.06.    Exclusive Dealing.
(a)    During the period from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company, the Representative and each Equityholder (i) shall not, and the Company shall cause the Group Companies and their respective equityholders, directors, managers, officers, employees, agents or representatives not to, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, (ii) shall terminate, and the Company shall cause the Group Companies and their respective equityholders, directors, managers, officers, employees, agents or representatives to terminate, all existing discussions or negotiations with, or provision of information to, in each case, any third party (other than Acquiror, Merger Sub, Acquiror’s Representatives and the Stockholders, Warrantholder and the Optionholders, and solely in relation to the transactions contemplated hereunder) concerning any issuance or purchase of the Company Shares or any recapitalization, refinancing, business combination, merger, consolidation or sale or license of all or substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business consistent with past practice) (an “Acquisition Transaction”). In addition, during the period from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company, the Representative and each Equityholder, shall not, and the Company shall cause the Group Companies and their respective equityholders, directors, managers, officers, employees, agents or representatives not to, provide any nonpublic information regarding the Group Companies (including this Agreement or other materials containing Acquiror’s proposal) to any other Person (other than Acquiror and its representatives) or enter into any Acquisition Transaction or any agreement, memorandum of understanding, letter of intent or similar document or arrangement relating thereto, excluding any information provided to any Person in the ordinary course of business which is unrelated to an Acquisition Transaction.
(b)    The Company agrees not to release, and to cause the Group Companies not to release, any third party from the confidentiality provisions of any agreement to which the Company or any other Group Company is a party and which was entered into in connection with the consideration of an Acquisition Transaction.
(c)    Immediately upon execution of this Agreement, the Company and Representative shall, and shall cause their directors, managers, officers, employees, agents and representatives to, (i) terminate any and all existing discussions or negotiations with any Person other than Acquiror and its Affiliates regarding an Acquisition Transaction and (ii) terminate access to any virtual data room and request that each Person to which the Company, or any of its investment bankers, directors, managers, officers, employees, agents and representatives, has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, in connection with a proposed Acquisition Transaction, promptly return or destroy any such information in accordance with the terms of the confidentiality agreement such Person entered into with the Company.
(d)    The Company shall promptly (and in any event, within twenty-four (24) hours) notify Acquiror if the Company, the Representative or any of their directors, managers, officers, employees, agents, representatives, bankers, attorneys or accountants or any Equityholder receives after the date of this Agreement, any proposal or offer regarding an Acquisition Transaction or any indications of interest or requests for information in respect of an Acquisition Transaction, including any updates or modifications thereto (which updates or modifications shall be provided to Acquiror within twenty-four (24) hours of receipt thereof) and shall include in such notice the identity of the Person making such proposal or offer, the terms and conditions thereof and a copy of all written materials provided in connection therewith.
6.07.    SPV Facility. From the date hereof until Closing, unless mutually agreed to in writing by the Company and Acquiror, the Company (a) shall not amend, restate, modify, terminate, renew, cancel or seek a waiver under the SPV Facility, (b) shall continue to operate under the SPV Facility from the date hereof until Closing in accordance with its past business practices and (c) shall furnish to Acquiror all material correspondences between any of the Group Companies and the Administrative Agent (as defined in the SPV Facility).

6.08.    Payoff Letters. At least one (1) Business Day prior to Closing, the Company will deliver to Acquiror pay-off letters (the “Pay-off Letters”), in customary form reasonably acceptable to Acquiror, from the lenders or holders of the Closing Indebtedness set forth on Schedule 6.08 (which shall, among other things, provide for the discharge or payment in full of such Closing Indebtedness, the automatic release or authorization to release all liens securing such Indebtedness of the Company upon payment in full of the amounts set forth in the Pay-off Letter), signed by such lender or holder.
6.09.    Self-Disclosure. Within five (5) Business Days of the date hereof, the Company shall, or shall cause a Group Company to, provide Acquiror evidence that the Company or such Group Company has corrected the matter set forth on Schedule 6.09 via self-correction in accordance with the IRS Employee Plans Compliance Resolution System (the “Self-Correction”) and acknowledges that such matter was eligible for Self-Correction. The form and substance of the Self-Correction is subject to prior review and approval by Acquiror.
6.10.    Termination of 401(k) Plan. The Group Companies shall, at least one (1) Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (and take all other necessary and appropriate action(s)) to terminate, each Group Company’s 401(k) Plan and any other Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the 401(k) Plans on behalf of continuing employees of the Group Companies for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of the continuing employees of the Group Companies had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) one hundred percent (100%) vest all participants under the 401(k) Plans, such termination, contributions and vesting to be effective no later than the Business Day preceding the Closing Date. The form and substance of such resolutions will be subject to prior review and approval by Acquiror. The Group Companies will provide Acquiror with evidence satisfactory to Acquiror that such 401(k) Plans have been terminated at least one (1) Business Day prior to the Closing Date. Acquiror and its Affiliates reserve the right to suspend the distribution of benefits from the 401(k) Plans until the receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of such 401(k) Plans.
6.11.    Latest Financial Statements.
(a)    The Company shall deliver to Acquiror true and complete copies of the Group Companies’ most recent unaudited consolidated balance sheet as of the last day of the calendar month immediately preceding the Closing Date, and statements of operations, equity, income and cash flows for the portion of the current fiscal year then ended no later than fifteen (15) days after the end of such month (collectively, the “Latest Financial Statements”). The Company hereby represents and warrants to Acquiror and Merger Sub that the Latest Financial Statements (including any related notes and schedules) shall be prepared in accordance with

GAAP, applied on a consistent basis for the period involved, and present fairly in all material respects the financial condition and results of operations and cash flows of the Group Companies (taken as a whole) as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments which would be immaterial, individually or in the aggregate, to the Group Companies as a whole). The Company further represents and warrants to Acquiror and Merger Sub that the Latest Financial Statements when delivered will be prepared from, and in accordance with, the books and records of the Group Companies, which books and records shall be complete and correct in all material respects and be regularly kept and maintained in accordance with the Group Companies’ normal and customary practices and in accordance with Law.
(b)    The Company hereby represents and warrants to Acquiror and Merger Sub that the accounts receivable and other receivables reflected on the Latest Financial Statements when delivered will (i) represent valid obligations arising from sales actually made or services performed in the ordinary course of business, (ii) be calculated in accordance with GAAP, (iii) be to the Company’s Knowledge, current and collectible, net of respective reserves set forth in the corresponding line items of the Latest Financial Statements as of the dates thereof, (iv) have arisen from bona fide transactions in the ordinary course of business, (v) not be subject to valid counterclaims or setoffs other than adjustments and modifications in the ordinary course of business of the Group Companies, consistent with past practice, and (vi) have not been factored or sold.
(c)    The Company hereby represents and warrants to Acquiror and Merger Sub that (i) all accounts payable and notes payable of the Group Companies to third parties reflected on the Latest Financial Statements when delivered will have arisen from the purchase of goods and services in the ordinary course of business, and accurately reflect, in all material respects, all amounts owed by the Group Companies with respect to trade accounts due and other payables as of the dates of the Latest Financial Statements and (ii) the charges, accruals and reserves on the books of the Group Companies in respect of the accounts payable as of the dates of the Latest Financial Statements will be calculated in accordance with GAAP.
6.12.    UCC Corrective Actions.
(a)    Within ten (10) Business Days of the date hereof, the Company shall cause MedCard (i) to file with the Secretary of State of the State of North Carolina (“NCSOS”) a new UCC-1 financing statement substantially in the form and substance of UCC-1 financing statement 20200042070J previously filed with the NCSOS, (ii) to file with the NCSOS a UCC-3 financing statement substantially in the form and substance of UCC-1 financing statement 20200042664H previously filed with the NCSOS, and (iii) to amend the SPV Facility to remove any requirement that the security interests granted by MedCard under the SPV Facility were required to be, or must continue to be, senior to the security interests granted to CCP Agency, LLC as evidenced by UCC-1 financing statement 20210113850E filed with the NCSOS (the foregoing in clauses (i) through (iii), the “UCC Corrective Actions”). The form and substance of the UCC Corrective Actions are subject to prior review and written approval by the Acquiror.

(b)    Unless otherwise agreed by Acquiror, in its sole and absolute discretion, the Company shall cause all affected Group Companies to obtain full and complete written waivers from PNC for all defaults and breaches under the SPV Facility with respect to the UCC Corrective Actions, together with written waivers for all defaults and breaches under any other Material Contract arising out of the defaults and breaches under the SPV Facility with respect to the UCC Corrective Actions (such waivers, the “Facility Waivers”). The form and substance of the Facility Waivers are subject to prior review and written approval by Acquiror.
ARTICLE VII
COVENANTS OF ACQUIROR
7.01. Access to Books and Records. From and after the Closing, Acquiror will, and will cause the Surviving Corporation to, (i) provide the Representative and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date in connection with any Tax Return preparation; provided that (a) such access does not unreasonably interfere with the normal business operations of Acquiror and the Surviving Corporation and (b) such access occurs in such a manner as Acquiror reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Acquiror nor the Surviving Corporation will be required to disclose any information to Representative or Representative’s representatives if such disclosure would be reasonably likely to (w) jeopardize any attorney client or other legal privilege, (x) cause significant competitive harm to any Group Company, (y) if the Representative or any of the Equityholders, on the one hand, and Acquiror or the Surviving Corporation or any of their respective Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (z) contravene any applicable Law.
7.02.    Director and Officer Liability and Indemnification. Prior to the Closing, the Company shall obtain, at the sole cost of the Company, (i) a customary “tail” directors and officers insurance policy with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability and fiduciary liability insurance, (ii) an employment practices tail policy with a claims period of at least three (3) years from the Closing Date from an insurance carrier with the same or better credit rating as the Group Companies’ current insurance carrier with respect to employment practices insurance, (iii) a professional liability tail policy with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Group Companies’ current insurance carrier with respect to professional liability insurance, and (iv) cyber liability tail policies with claims periods of at least three (3) years from the Closing Date from insurance carriers with the same or better credit rating as the Group Companies’ current insurance carriers with respect to cyber liability insurance, in each case, in an amount and scope at least as favorable as the Group Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing Date (each of the foregoing clauses (i)–(iv), a “Tail Policy” and collectively, the “Tail Policies”). Acquiror will not, and will cause the Surviving Corporation not to cancel or change any such Tail Policy in any respect.
7.03.    Employee Matters. For the period from the Closing Date until December 31, 2025, or, if earlier, through the date of termination of the applicable Company Employee, Acquiror will or will cause the Surviving Corporation to provide Company Employees as of the Closing Date with an annual base salary or wage rate and other employee benefits (excluding severance, equity or equity-based compensation, matching contributions to any 401(k) Plan and any defined benefit pension plan benefits) that are substantially similar in the aggregate to those offered by the Company immediately prior to the Closing Date. Acquiror further agrees that, from and after the Closing Date, Acquiror will, or will cause the Surviving Corporation to, use commercially reasonable efforts to grant all Company Employees credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date for eligibility and vesting purposes and for determining vacation benefits under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Acquiror, the Surviving Corporation or any of their Affiliates on or after the Closing Date (the “New Plans”), other than with respect to benefit accrual under any defined benefit plans, retiree plans, equity incentive plans or similar plans, change-in-control, retention or other transaction related benefits, plans, or agreements, or as would result in a duplication of benefits or to which similarly situated employees of Acquiror do not receive credit for prior service. In addition, Acquiror will or will cause the Surviving Corporation to use commercially reasonable efforts to (a) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (b) with respect to any New Plan in which Company Employees become eligible to participate no later than December 31, 2025, take into account any covered expenses incurred on or before the Closing Date by any Company Employee (or covered dependent thereof) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. No provision of this Section 7.03 shall create any third-party beneficiary rights in any Company Employee or any other current or former employee, director or consultant of the Company or its Subsidiaries (other than a Party), including any beneficiary or dependent thereof, in respect of continued employment (or resumed employment) or any other matter or shall be deemed an amendment of any Plan, any New Plan or any other employee benefit plan or agreement. Nothing herein shall (i) guarantee employment or service for any period of time or preclude the ability of Acquiror to terminate the employment or service of any Company Employee, director, consultant, or other service provider at any time and for any reason, or (ii) establish, create, amend, or modify any Employee Plan or New Plan or any other employee benefit plan, program, agreement, or arrangement.
7.04.    Regulatory Filings.
(a)    Acquiror will, as promptly as practicable but in no event later than ten (10) Business Days following the date hereof, make or cause to be made all filings and submissions to any Governmental Body under any antitrust, competition and similar legislation or regulation, including the HSR Act or other applicable Law, including to obtain any other approval, authorization, Permit, consent or waiver required from any Governmental Body, applicable to Acquiror and its Affiliates for the consummation of the transactions contemplated herein. The Acquiror and Merger Sub will cooperate with the Company with respect to all such filings and submissions required to be made in connection with the transactions contemplated by this Agreement. The Acquiror will be responsible for paying half (50%) of the filing fees required by the HSR Act and to request “early termination” of the waiting period under the HSR Act.
(b)    Acquiror agrees to take promptly the steps necessary to supply all information requested by any Governmental Body in connection with any filing with or submission to any Governmental Body, and cooperate with the Company in the foregoing including by timely furnishing to the Company all information concerning the Acquiror that counsel to the Parties reasonably determine is required to be included in such documents.
(c)    Acquiror shall (i) keep the Company reasonably apprised of the status of all filings and submissions referred to in Section 7.04(a), including furnishing the Company with copies of notices or other communications received by Acquiror in connection therewith, (ii) permit the Company to review and, subject to Section 7.04(c), incorporate the Company’s reasonable comments into any communication made by any Group Company to any Governmental Body or in connection with any proceeding related to any filing or submission referred to in Section 7.04(a), and (iii) will not permit any of Acquiror’s Representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate thereat, except that (x) in the case of subsections (i)-(ii), any materials concerning Acquiror’s valuation of the Group Companies, personal (including financial) information, internal financial information or competitively sensitive information may be redacted, and (y) in the case of subsection (iii), to the extent any information of the type described in (x) above is reasonably likely to be discussed at any meeting or discussion with any Governmental Body, Acquiror shall not be required to give the Company the opportunity to attend and participate.
7.05.    Conditions. Subject to Section 7.04, Acquiror will use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Bodies or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, Permits or Orders from Governmental Bodies or other Persons and to do or cause to be done all other things necessary, proper or advisable to cause the conditions set forth in Section 3.02 to be satisfied and to consummate and make effective the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those conditions that are to be satisfied at the Closing, but subject to those conditions being so satisfied at the Closing).
7.06.    Financing.
(a)Subject to the terms and conditions of this Agreement, during the period from the date of this Agreement through the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article VIII, Acquiror shall use its commercially reasonable efforts to do all things necessary, proper or advisable in its reasonable judgment to obtain the Financing (or any substitute financing, if applicable) as promptly as possible following the date hereof on the terms and conditions described in the Debt Commitment Letter (including, as necessary, any “market flex” provisions contained therein). During the period from the date of this Agreement through the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article VIII, Acquiror shall not, without the prior written consent of the Group Companies, permit any amendment, modification or supplement to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter if such amendment or waiver (i) reduces the aggregate amount below the Required Amount (ii) imposes new or additional conditions or other terms in a manner that are materially more onerous than those conditions set forth in the Debt Commitment Letter and would (A) delay or prevent the Closing by more than ten (10) Business Days, or (B) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur. Acquiror shall have the right to substitute other financing for all or any portion of the Financing contemplated by the Debt Commitment Letter from the same and/or alternative financing sources (“Alternative Financing”). Any reference in this Agreement to “Financing” and “Debt Commitment Letter” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented, modified, replaced or substituted in compliance with this Section 7.06. Acquiror shall promptly (but in any event within five (5) Business Days after the execution of any such amendment to the Debt Commitment Letter) give notice to the Company and the Representative of any such executed amendment to the Debt Commitment Letter.
(b)    During the period from the date of this Agreement through the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article VIII, Acquiror shall use its commercially reasonable efforts (i) to negotiate and enter into all definitive agreements with respect to the Financing contemplated by the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (including, as necessary, the “market flex” provisions contained in the Debt Commitment Letter) or, if available, on other terms that are reasonably acceptable to Acquiror and that would not adversely affect the ability of Acquiror to consummate the transactions contemplated herein, (ii) to satisfy on a timely basis all conditions to such definitive agreements that are applicable to Acquiror that are within its control and consummate the Financing at or prior to the Closing and (iii) consummate the Financing at the Closing if the conditions to the availability of the Financing (other than conditions that the Group Companies or any of their respective Affiliates exclusively control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (or waived in accordance with the terms and provisions of the Debt Commitment Letter and such definitive agreements, as applicable). Acquiror shall give the Company written notice (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any material breach or default) by any party to the Debt Commitment Letter or any other definitive document related to the Financing of which Acquiror becomes aware, that could impact the funding or closing of the Financing and (B) of the receipt by Acquiror of any written notice or other communication from any Debt Financing Source with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or any other material definitive document related to the Financing or any provisions of the Debt Commitment Letter or any other definitive document related to the Financing, in each case, if as a result thereof, Acquiror will not be able to obtain all the Financing sufficient to fund the Required Amount.
(c)    Notwithstanding anything to the contrary in this Agreement, Acquiror or an Affiliate thereof may enter into discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other debt or equity providers.
(d)    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.06 shall require, and in no event shall the commercially reasonable efforts of Acquiror be deemed or construed to require, (i) Acquiror or any Affiliate thereof to pay any fees in excess of those contemplated by the Debt Commitment Letter in effect on the date hereof, (ii) agree to conditionality or economic terms of the Financing that are materially less favorable than those contemplated by the Debt Commitment Letter in effect on the date hereof, (iii) consummate the Financing prior to the time that the Closing is required to be effected pursuant to this Agreement or (iv) initiate, prosecute or maintain any legal claim, legal action, suit, legal demand, grievance, arbitration or similar legal proceeding against any Debt Financing Source Party.
7.07.    Acknowledgment of Acquiror and Merger Sub. Each of Acquiror and Merger Sub acknowledges and agrees that it has conducted to its satisfaction, an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies in making its determination to proceed with the transactions contemplated by this Agreement, and Acquiror and Merger Sub have relied and will rely solely on the results of their own independent investigation and the representations and warranties of the Group Companies expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules, any certificate delivered pursuant to this Agreement and in any other Transaction Document to which the Company is a party and of the Stockholders in the Letters of Transmittal, Support Agreements and any other Transaction Document to which the a Stockholder is a party and the Optionholders in the Option Cancellation Agreements and any other Transaction Document to which an Optionholder is a party and the Warrantholder in the Warrant Surrender Agreement and any other Transaction Document to which the Warrantholder is a party. Each of Acquiror and Merger Sub also acknowledges and agrees that it has been provided adequate access to the personnel, properties, assets, premises, books, and records, and other documents and data of each Group Company for such purpose. In connection with Acquiror’s and Merger Sub’s investigation of the Group Companies, each of Acquiror and Merger Sub has received or may receive from the Company certain projections, forward looking statements, other forecasts, including projected statements of operating revenues and income from operations of the Group Companies, and certain business plan information. Each of Acquiror and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Acquiror and Merger Sub is familiar with such uncertainties and that each of Acquiror and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and that it is not relying on such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) or any other representations, warranties or statements (including by omission) of the Group Companies, the Stockholders, the Optionholders, the Warrantholder or any member, partner, officer, director, employee or agent of any of the foregoing, except as expressly and specifically set forth in Article IV (as qualified by the Disclosure Schedules), any certificate delivered pursuant to this Agreement, the Letters of Transmittal, the Support Agreements, the Option Cancellation Agreements, the Warrant Surrender Agreement or any other Transaction Document. Nothing in Section 4.26 or this Section 7.07 shall limit or prevent a claim against any Person based on Fraud.
7.08.    Contact with Business Relations. Prior to the Closing, Acquiror and Merger Sub, their Affiliates, and their respective representatives shall contact and communicate with the employees, customers, suppliers, and other business relations of the Group Companies in connection with the transactions contemplated hereby (excluding any communication made in the ordinary course of business which is unrelated to the transactions contemplated hereby) only with the prior written consent of the Company and Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
7.09.    R&W Insurance Policy. Prior to Closing, the Acquiror shall bind a buyer side representation and warranty insurance policy in form and substance reasonably satisfactory to Acquiror (the “R&W Insurance Policy”) with respect to the representations and warranties of the Company in this Agreement. Prior to entering into any R&W Insurance Policy, Acquiror shall deliver such R&W Insurance Policy to the Representative for its review and consider in good faith any changes that are reasonably requested by the Representative. Acquiror and the Company shall equally (50% each) pay all premiums, premium tax, broker fees and underwriters fees and other costs incurred for the retention of the R&W Insurance Policy. The R&W Insurance Policy will expressly provide that (a) the insurer has no subrogation rights, and will not pursue any claim against any Equityholder except for Fraud; (b) the Stockholders and Optionholders are third party beneficiaries of the insurer’s promise to not pursue claims against such Persons except for Fraud; and (c) following the date of this Agreement, Acquiror may not modify the limitations on subrogation against such Equityholders in the R&W Insurance Policy without Representative’s express written consent.
ARTICLE VIII
TERMINATION
8.01.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Acquiror and the Representative (on behalf of the Equityholders and the Company);
(b)    by Acquiror, if there has been a violation or breach by the Company or the Representative of any covenant, representation or warranty contained in this Agreement, which breach or failure to perform would (if it occurred or was continuing as of the Closing Date) result in a failure of the conditions set forth in Section 3.01 to be satisfied and such violation or breach has not been waived by Acquiror or cured by the Company within thirty (30) days (or if earlier, by one (1) Business Day prior to the Outside Date) after receipt by the Representative of written notice thereof from Acquiror; provided that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to Acquiror at any time that Acquiror or Merger Sub has materially violated, or is in material breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction of any of the Company’s conditions to the Closing as set forth in Section 3.02 (and has not been waived by the Company);
(c)    by the Representative (on behalf of the Equityholders and the Company), if there has been a material violation or breach by Acquiror or Merger Sub of any covenant, representation or warranty contained in this Agreement, which breach or failure to perform would (if it occurred or was continuing as of the Closing Date) result in a failure of the conditions set forth in Section 3.02 to be satisfied and such violation or breach has not been waived by the Representative or cured by Acquiror within thirty (30) days (or if earlier, by one (1) Business Day prior to the Outside Date or, in the case of the failure to deliver the Merger Consideration at the Closing, within one (1) Business Day after receipt by Acquiror of written notice thereof)) after receipt by Acquiror of written notice thereof by the Representative; provided, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Representative at any time that the Company or the Representative has materially violated, or is in material breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction of any of Acquiror’s and Merger Sub’s conditions to the Closing as set forth in Section 3.01 (and has not been waived by Acquiror or Merger Sub) or at any time when the Representative is entitled to terminate this Agreement pursuant to Section 8.01(h) but for the giving of written confirmation by the Representative as contemplated by Section 8.01(h)(iii) and the passage of time as set forth in Section 8.01(h)(iv);
(d)    by Acquiror, if the transactions contemplated hereby have not been consummated on or before March 2, 2026 (the “Outside Date”); provided, that Acquiror will not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if either (i) Acquiror’s or Merger Sub’s breach of this Agreement has been the principal cause preventing the consummation of the transactions contemplated hereby from occurring on or before the Outside Date or (ii) the Company or Representative has commenced an action seeking specific performance pursuant to Section 12.14 hereof;
(e)    by the Representative (on behalf of the Equityholders and the Company), if the transactions contemplated hereby have not been consummated on or before the Outside Date; provided, that the Representative will not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company’s or the Representative’s breach of this Agreement has been the principal cause preventing the consummation of the transactions contemplated hereby from occurring on or before the Outside Date, or (ii) the Acquiror or Merger Sub has commenced an action seeking specific performance pursuant to Section 12.14 hereof;
(f)    by either Acquiror or the Representative (on behalf of the Equityholders and the Company), if any Governmental Body has issued or enacted a Law or shall have issued or obtained an Order, in any case having the effect of restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Law or Order has become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to a Party (i) that initiated such Order or Law, or took action in support of such Order or Law or (ii) if such Party (including the Company in the case of a termination by the Representative) has materially violated, or is in material breach of, any covenant, representation or warranty hereunder;
(g)    by Acquiror, if the Company has not delivered the Requisite Stockholder Approval within one (1) Business Day after the execution of this Agreement (time being of the essence);
(h)    by the Representative (on behalf of the Equityholders and the Company) if and only if (i) all of the conditions to set forth in Section 3.01 have been satisfied or waived (to the extent permitted by applicable Law) in accordance with Section 3.01 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would have been capable of being satisfied assuming the Closing were to occur on the date of termination), (ii) Acquiror failed to consummate the Closing by the date the Closing was required to occur by Section 1.10, (iii) the Representative has irrevocably confirmed in writing to Acquiror that all of the conditions to set forth in Section 3.02 have been satisfied or waived (to the extent permitted by applicable Law) in accordance with Section 3.02 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would have been capable of being satisfied assuming the Closing were to occur on the date of termination), (iv) Acquiror fails to consummate the Closing before 5:00 p.m. (New York time) on the third (3rd) Business Day following Acquiror’s receipt of such written notice from the Representative, and (v) the Company and the Representative stood ready, willing and able to consummate the Closing and the transactions contemplated hereby on the date required by Section 1.10 and during such three (3) Business Day period; provided that the right to terminate this Agreement pursuant to this Section 8.01(h) shall not be available to the Representative if at the time of the termination contemplated by this Section 8.01(h), the Company or the Representative is in breach of any covenant, representation or warranty hereunder or under any other Transaction Document to which it is a party; or
(i)    by Acquiror, if and only if, at any time prior to the Outside Date, the Debt Financing Sources have not consummated the Financing contemplated by the Debt Commitment Letter (or any Alternative Financing) or have notified Acquiror that they do not intend to consummate the Financing contemplated by the Debt Commitment Letter (or any Alternative Financing).
Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties.
8.02.    Effect of Termination.
(a)    In the event this Agreement is validly terminated by either Acquiror or the Representative pursuant to Section 8.01, the provisions of this Agreement will immediately become void and of no further force and effect (except for this Section 8.02, Section 9.06 and Article XII, as well as any defined terms used in such sections, each of which will survive the termination of this Agreement in accordance with its terms), and there will be no Liability on the part of any of Acquiror, Merger Sub, the Group Companies, the Equityholders to one another, except to the extent set forth in Section 8.02(b) or Section 8.02(d) below.
(b)    If (and solely if) this Agreement is validly terminated (i) by the Representative pursuant to Section 8.01(h) or (ii) by Acquiror pursuant to Section 8.01(i), unless the failure to consummate the Financing was due to a material breach of any covenant, representation or warranty by the Company, the Representative or the Equityholders resulting in a failure of the conditions set forth in Section 3.01 to be satisfied or was related to a breach of Section 6.12 (in each case, a “Designated Termination”), then Acquiror shall pay or cause to be paid to the Company by wire transfer of immediately available funds a termination fee of [***] ($[***]) (the “Reverse Termination Fee”), which amount shall be paid in a single lump-sum of cash, within five (5) Business Days of the date of such termination by wire transfer of immediately available funds to the account designated by the Company. Neither Acquiror nor any of its Affiliates shall be obligated to pay more than one Reverse Termination Fee or to pay the Reverse Termination Fee to any Person other than the Company.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, in the case of a Designated Termination, the Company’s right to receive the Reverse Termination Fee pursuant to Section 8.02(b) shall constitute the sole and exclusive remedy of the Group Companies, the Representative and the Equityholders against Acquiror, Merger Sub, the Debt Financing Source Parties or any Nonparty Affiliate for all Losses suffered as a result of such Designated Termination or otherwise arising out of or in connection with this Agreement, the Debt Commitment Letter and the transactions contemplated hereby or thereby (or the abandonment or termination of such transactions) or any other matter forming the basis for such termination, and upon payment of such Reverse Termination Fee, none of Acquiror, Merger Sub, the Debt Financing Source Parties or any Nonparty Affiliate shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except for the obligations under the Confidentiality Agreement), the Debt Commitment Letter or otherwise with respect to any Losses suffered, directly or indirectly, as a result of any matter with respect to the transactions contemplated by this Agreement or by the Debt Commitment Letter. Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances will the Group Companies, the Representative or any Equityholder be entitled to monetary damages (in the aggregate) other than, or in excess of, the amount of the Reverse Termination Fee and neither the Company, the Representative nor the Equityholders, shall seek to recover any monetary damages in excess of the Reverse Termination Fee from Acquiror, Merger Sub or their respective Affiliates. The maximum aggregate liability of Acquiror for any liability or damages in connection with this Agreement or any of the other Transaction Documents shall not exceed the amount of the Reverse Termination Fee and none of the Group Companies, the Representative or the Equityholders shall seek or obtain, nor shall they permit any of their Affiliates or representatives or any other Person on its or their behalf to seek or obtain, or shall any Person be entitled to seek or obtain, any recovery or award or any damages of any kind (whether brought prior to or following a valid termination of this

Agreement, the Transaction Documents or the transactions contemplated herein or therein) in excess of the Reverse Termination Fee, in the aggregate, against Acquiror or its Affiliates. If the Group Companies, the Representative, the Equityholders or any other Person seeks to receive any amount in excess of the Reverse Termination Fee, then any obligation of Acquiror, Merger Sub and their respective Affiliates shall automatically, without any further notice, action or deed terminate and be of no further force or effect. For the avoidance of doubt, under no circumstances shall the Group Companies, the Equityholders or any other Person be permitted to seek specific performance under Section 12.14 at any time when the Representative is entitled to terminate this Agreement pursuant to Section 8.01(h) or following a Designated Termination.
(d)    Each of the Parties acknowledges that (i) the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Fee is not a penalty and is liquidated damages in a reasonable amount that will compensate the Company in the circumstance in which the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement.
ARTICLE IX
ADDITIONAL COVENANTS
9.01.    Tax Matters.
(a)    Transfer Taxes. Acquiror and the Equityholders will each bear fifty percent (50%) of all transfer, documentary, recording, notarial, sales, use, registration, stamp, and other similar Tax or fee imposed on the Group Companies or the Equityholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. The Representative agrees to cooperate reasonably with the Acquiror in the timely filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(b)    Non-Avoidance. Acquiror will not take any action with respect to any Group Company and shall cause the Company and its Subsidiaries not to take any action that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.
(c)    Representative Tax Returns. The Representative shall, at the Equityholders’ expense, prepare or cause to be prepared all Tax Returns for the Group Companies for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice of the Group Companies, to the extent such past practice complies with applicable Law. No later than thirty (30) days prior to the due date (including extensions) for filing such Tax Returns, the Representative shall deliver the Tax Returns described in this Section 9.01(c) to the Acquiror for its review and comment. The Representative shall incorporate all changes as are reasonably requested by the Acquiror, and shall deliver the Tax Returns, completed as approved by the Acquiror and duly executed by an authorized Person, to the Acquiror no later than ten (10) days prior to the due date (including extensions) for filing such Tax Returns. Acquiror or its Affiliate shall file or cause to be filed all such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns, and shall timely pay all Taxes due as reflected on such Tax Returns. The Representative shall remit to Acquiror, no later than five (5) days prior to the due date (including extensions) for filing such Tax Returns, the amount of any Taxes due as reflected on such Tax Returns to the extent such Taxes are not specifically reflected in Taxes Payable as reflected in the Final Closing Merger Consideration. Not less than three (3) Business Days prior to the Closing Date, the Representative shall prepare and deliver to Acquiror a detailed itemization and description (listing the jurisdiction and type of Tax by legal entity) of any Taxes due or owed which the Representative seeks to include in the calculation of Estimated Taxes Payable.
(d)    Acquiror Tax Returns. Acquiror shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Group Companies for any Straddle Period (the “Straddle Returns”). All Straddle Returns shall be prepared in a manner consistent with past practices of the Group Companies, to the extent such past practice complies with applicable Law. No later than thirty (30) days prior to the due date (including extensions) for filing the Straddle Returns (or as soon as practicable after the Closing Date with respect to Straddle Returns that are due within sixty (60) days after the Closing Date), Acquiror shall deliver the Straddle Returns to the Representative for review and comment. Acquiror shall consider in good faith all changes with respect to Straddle Returns as are reasonably requested by the Representative, and shall deliver the Straddle Returns, completed as approved by the Representative and duly executed by an authorized Person, to the Representative no later than ten (10) days prior to the due date (including extensions) for filing such Straddle Returns. Acquiror shall file or cause to be filed the Straddle Returns on or prior to the due date (including extensions) for filing such Straddle Returns and shall timely pay all Taxes due as reflected on such Straddle Returns. The Representative shall remit to Acquiror an amount equal to the Taxes due as reflected on such Straddle Returns, to the extent that such Taxes (i) are apportioned to the portion of the Straddle Period ending on the Closing Date, and (ii) are not specifically reflected in the calculation of Taxes Payable, as reflected in the Final Closing Merger Consideration, at least five (5) days prior to the due date (including extensions) for filing such Straddle Returns. In the case of any Straddle Period, (x) real and personal property and similar ad valorem Taxes shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro-rata basis, and (y) all other Taxes shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a closing of the books basis.
(e)    Tax Contests. In the event of a Tax contest, audit, or other proceeding of the Group Companies relating to a taxable period ending on or before the Closing Date (each a

“Pre-Closing Tax Contest”), or a Straddle Period (each a “Straddle Period Tax Contest”), the following provisions shall control:
(i)    No more than fifteen (15) days after Acquiror or any of the Group Companies receives written notice of a Pre-Closing Tax Contest or a Straddle Period Tax Contest, Acquiror will notify the Representative in writing of such Pre-Closing Tax Contest or Straddle Period Tax Contest.
(ii)    The Representative shall control the defense of any Pre-Closing Tax Contest, other than any such Tax contest, audit or other proceeding relating to any Special Tax Liabilities, at the Equityholders’ expense, provided that Acquiror shall have the right to participate, at Acquiror’s own expense, in any Pre-Closing Tax Contest, and provided, further, that the Representative shall not settle or compromise any such Pre-Closing Tax Contest without Acquiror’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Representative fails to defend a Pre-Closing Tax Contest in a commercially reasonable manner, then Acquiror shall have the right to control the defense of such Pre-Closing Tax Contest at the Equityholders’ expense, in which event the Representative agrees to reasonably cooperate with Acquiror.
(iii)    Acquiror shall have the right to control the defense of a Pre-Closing Tax Contest relating to any Special Tax Liabilities or a Straddle Period Tax Contest, provided that the Representative shall have the right to participate, at the Equityholders’ expense, in any Straddle Period Tax Contest, and provided, further, that Acquiror shall not settle or compromise any such Straddle Period Tax Contest without the Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
To the extent any inconsistency between this Section 9.01(e) and Section 10.05, this Section 9.01(e) shall control.
(f)    Cooperation. Acquiror, the Group Companies, and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, retaining and (upon the other party’s request) providing records and information which are reasonably available and relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(g)    Amended Tax Returns. Except as required by applicable law, no amended Tax Returns of the Group Companies shall be filed with respect to any taxable periods ending on or prior to the Closing Date, to the extent such amended Tax Return could reasonably be expected to give rise to an indemnification obligation of the Equityholders under Section 9.01(j), without the prior written approval of the Representative (not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding any other provision of this Agreement, Acquiror shall have the right to voluntarily contact any Tax authority and pursue any programs or processes (including disclosure to, settlement with, and/or the filing of any Tax Return or amended Tax Return with any such Tax authority) that Acquiror in good faith believes is appropriate to ensure the Group Companies have complied with their respective Tax Return filing or Tax payment obligations with regard to the Special Tax Liabilities, and any expenses relating to such proceeding or process, including any out-of-pocket expenses incurred in initiating such proceeding or process or filing any initial or amended Tax Return relating thereto shall be paid from the Special Indemnity Escrow Fund in accordance with Article X; provided further, that Acquiror shall provide each such Tax Return or amended Tax Return to the Representative for review at least ten (10) days prior to filing and shall consider in good faith, without any obligation to accept, any changes with respect to such Tax Return or amended Tax Return as reasonably requested by the Representative during such ten (10) day period.
(h)    Transaction Deductions. All Transaction Deductions shall be reflected on the income Tax Returns of the Group Companies with respect to the taxable period ending on the Closing Date to the extent deductible under applicable Law at a more-likely-than-not or greater level of comfort.
(i)    Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Group Companies shall be terminated as of the Closing Date, and, after the Closing Date, the Group Companies shall not be bound thereby or have any Liability thereunder.
(j)    Tax Indemnification. Notwithstanding any other indemnification provision in this Agreement, each Equityholder, severally and not jointly, based on his, her or its Pro Rata Share, shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against any and all Losses that the Acquiror Indemnified Parties incur as a result of, or with respect to, any Indemnified Taxes. Any indemnity payment under this Agreement (including this Section 9.01(j)) shall be treated by Acquiror and the Equityholders as an adjustment to the Closing Merger Consideration for Tax purposes, unless otherwise required by applicable Law. Any unobjected indemnity payment required to be made pursuant to this Section 9.01(j), shall be paid in immediately available funds to the applicable Acquiror Indemnified Party within fourteen (14) days of receipt by the Representative of a written demand for payment from the applicable Acquiror Indemnified Party, which demand shall detail the amount of any Losses and the basis thereof relating to any Indemnified Taxes (a “Tax Indemnity Notice”). Notwithstanding the prior sentence, the Representative shall have ten (10) days from receipt of any Tax Indemnity Notice to provide a written objection to the applicable Acquiror Indemnified Party regarding the contents, basis or amounts of any Losses set forth in the Tax Indemnity Notice (a “Tax Objection Notice”). If the Representative timely objects to any claim for indemnification set forth in the Tax Indemnity Notice by delivering a Tax Objection Notice within such ten (10) day period, then with respect to such objected amount, if an Interparty Claim, the provisions of Section 10.04 shall control and, if with respect to a Third Party Claim, the provisions of Section 10.05 shall control. If the Representative does not deliver a Tax Objection Notice to the Acquiror within such ten (10) day period then the Representative shall be deemed to have accepted the

Equityholders’ indemnification obligations set forth in such Tax Indemnity Notice and payment of the amount set forth therein shall be made in immediately available funds within fourteen (14) days thereafter. For the avoidance of doubt, any amounts due and owing pursuant to this Section 9.01(j) shall take into account any amounts previously remitted by the Representative to the Acquiror pursuant to Section 9.01(c). To the extent of any inconsistency between this Section 9.01(j) and Article X, this Section 9.01(j) shall control.
9.02.    280G. The Company shall, prior to the Closing Date, seek to obtain the approval of the Stockholders in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto with respect to any payments or benefits to be made by the Company and its Subsidiaries or Acquiror or its Affiliates, or any other Person, that could, absent Stockholder approval, be parachute payments (as defined in Section 280G of the Code) as a result of the transactions contemplated hereby, whether alone or together with any other event, including termination of employment or service (the “280G Stockholder Vote”); provided, however, that to the extent that any Contract, agreement, or plan is entered into by Acquiror, the Company or any of their Affiliates and a “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date, Acquiror shall provide a copy of such Contract, agreement or plan to the Company and the Representative before the 280G Stockholder Vote is conducted and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. Prior to such Stockholder approval, the Company shall obtain waivers from such individuals, such that unless such payments are approved by the Stockholders to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such waived payments shall be made. No less than eight (8) Business Days prior to the 280G Stockholder Vote, the Company will provide, or cause to be provided, to Acquiror a draft of all disclosure documents and calculations of the parachute payments contemplated in this Section 9.02. For the avoidance of doubt, the Closing shall not be condition on such vote described in this Section 9.02 occurring or receiving Stockholder approval for any such payments.
9.03.    Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will use its commercially reasonable efforts to take, or cause to be taken, all such further or other actions as reasonably necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
9.04.    Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The Parties agree that any reference in a particular Section of the Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on the face of such disclosure. Subject to the prior sentence, all references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Company’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Acquiror or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
9.05.    Provision Respecting Legal Representation.
(a)    Stockholder Group Post-Acquisition Use of Law Firm. Each party to this Agreement, on behalf of its directors, members, partners, officers, employees and Affiliates, acknowledges that (i) one or more of (A) the Group Companies and (B) each and any Stockholder, Optionholder and their respective Affiliates (individually and collectively, the Persons described in this clause (B), the “Stockholder Group”) have retained Womble Bond Dickinson (US) LLP (“Law Firm”) to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby (the “Represented Transaction”), and (ii) Law Firm has not acted as counsel for any other Person in connection with the Represented Transaction. Acquiror, on its own behalf and on behalf of its directors, members, managers, partners, officers, employees, stockholders, optionholders and Affiliates, (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Surviving Corporation and its Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of any member of the Stockholder Group in any matter involving the Represented Transaction (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Surviving Corporation and its Subsidiaries) to consent to, any such representation, even though in each case (x) the interests of such member of the Stockholder Group may be directly adverse to Acquiror, the Surviving Corporation, or any of their Subsidiaries, (y) Law Firm may have represented the Company or its Subsidiaries in a substantially related matter or (z) Law Firm may be handling other ongoing matters for Acquiror, the Surviving Corporation, or any of their respective Subsidiaries.
(b)    Non-Access to Target’s Legal Records Regarding Represented Transaction. Acquiror agrees that, after the Closing, neither Acquiror, the Surviving Corporation, nor any of their Subsidiaries will have any right to access or control any of Law Firm’s records relating to or affecting the Represented Transaction, which will be the property of (and be controlled by) Representative. In addition, Acquiror agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of Surviving Corporation and its Subsidiaries. Accordingly, Acquiror will not, and will cause each of its Subsidiaries (including, after Closing, the Surviving Corporation and its Subsidiaries) to not, use any Attorney-Client Communication remaining in the records of Surviving Corporation or any of its Subsidiaries after Closing in a manner that may be adverse to any member of the Stockholder Group.
(c)    Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation. Acquiror agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Surviving Corporation and its Subsidiaries), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Stockholder Group and will not pass to or be claimed by Acquiror, the Surviving Corporation, or any of their Subsidiaries and (ii) the Representative will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Acquiror will not, and will cause each of its Subsidiaries (including, after Closing, the Surviving Corporation and its Subsidiaries) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a member of the Stockholder Group; or (B) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a member of the Stockholder Group. Furthermore, Acquiror agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Surviving Corporation and its Subsidiaries), that in the event of a dispute between any member of the Stockholder Group, on the one hand, and Surviving Corporation or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such member of the Stockholder Group any information or documents developed or shared during the course of Law Firm’s joint representation.
9.06.    Confidentiality.
(a)    Subject to Section 12.01, the Parties, together with the Equityholders, shall treat all nonpublic information provided or obtained in connection with this Agreement

(including in connection with the access provisions of Section 6.02 hereof) as confidential in accordance with the terms of the Confidentiality Agreement; provided, however, that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Acquiror and its Affiliates (and their respective officers, directors, managers, employees and agents) may disclose any nonpublic information to any actual or potential Debt Financing Source and to their officers, directors, managers, employees and agents for the purpose of evaluating, committing to, syndicating, arranging, marketing, rating, or administering any Financing, so long as each such recipient is informed of the confidential nature of such information and is bound by a confidentiality agreement with Acquiror with terms no less protective of such information, in the aggregate, than those set forth in the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and, subject to the proviso in the immediately preceding sentence, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will survive the termination of this Agreement for the period set forth in the Confidentiality Agreement.
(b)    After the Closing, (i) each Equityholder and the Representative shall, and shall use its reasonable best efforts to cause its Affiliates, and their respective officers, directors, managers, employees and agents to (A) hold, in strict confidence from any Person and (B), not use except for purposes expressly provided hereunder, (x) all documents and information concerning Acquiror, or any of Acquiror’s Affiliates furnished to it by Acquiror or Acquiror’s officers, directors, managers, employees, agents or Affiliates in connection with this Agreement or the transactions contemplated hereby, and (y) all information regarding any Group Company; and (ii) Acquiror shall not, and shall use its reasonable best efforts to cause its Affiliates, and their respective officers, managers, directors, employees and agents not to, publicly disclose to any Person, the banking information of the Equityholders and the Representative furnished to it by the Group Companies or any of their respective officers, directors, managers, employees, agents or Affiliates, in connection with this Agreement or the transactions contemplated hereby; provided, however, that the foregoing restrictions shall not apply to Acquiror’s or any of its Affiliates’ use or disclosure of documents and information concerning the Group Companies furnished by or on behalf of the Group Companies and provided further that the foregoing restrictions shall not apply, in the case of either (i) or (ii) above, if (A) such party is compelled to disclose such documents or information by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Bodies) or by other requirements of Law, (B) such documents or information are disclosed in an action or proceeding brought by a party in pursuit of its rights or in the exercise of its remedies hereby, or (C) such documents or information can be shown to have been (I) previously known by the party receiving such documents or information (except with respect to subsection (i)(B) above), (II) in the public domain (either prior to or after the furnishing of such documents or information hereby) through no fault of such receiving party or (III) later acquired by the receiving party from another source if, to the knowledge of the receiving party after reasonable inquiry, such source is not under an obligation to another party to keep such documents and information confidential.

9.07.    Release.
(a)    Effective upon the Closing, each Equityholder, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, executors, trustees, beneficiaries, successors and assigns (the “Releasing Parties”), hereby releases, forever discharges and covenants not to sue the Acquiror, any Group Company (including, after the Closing, the Surviving Corporation) and each of their respective individual, joint or mutual, representatives, directors, managers, officers, attorneys, agents, employees, Affiliates, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from and with respect to any and all claims, dues and demands, proceedings, causes of action, Orders, obligations, Contracts and agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees to the extent arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any claim relating to or arising out of such Releasing Party’s ownership of Company Shares, Warrants, Options or other equity securities of the Company; provided, however, that this release shall not apply to (i) any rights or claims of any Releasing Party explicitly set forth in this Agreement or any other Transaction Document, (ii) any rights to indemnification or exculpation provided for in the Organizational Documents or otherwise in effect as of the date hereof and disclosed on Schedule 9.07, or claims with respect thereto, (iii) claims under any insurance policy of the Group Companies, or (iv) any claims of such Releasing Party for wages, bonuses and benefits earned prior to the Closing Date.
(b)    In granting the releases set forth herein, which include claims which may be unknown to the Releasing Party at present, the Releasing Party hereby acknowledges that the Releasing Party has read and understands Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Releasing Party hereby expressly waives and relinquishes all rights and benefits under that section and any Law or legal principle of similar effect in any jurisdiction with respect to the Releasing Party’s release of claims herein, including, but not limited to, the release of unknown and unsuspected claims.
9.08. Notification of Certain Matters. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, Acquiror, on the one hand, and the Company and the Representative on the other hand, shall give each other prompt notice in writing of: (a) any result, occurrence, fact, change, event or effect that (i) renders, or would reasonably be expected to render, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate to an extent such that the conditions set forth in Section 3.01 or Section 3.02, as applicable, would not be satisfied if the Closing were to then occur or (ii) results or would reasonably be expected to result in any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be completed with or satisfied by such Party; or (b) any Claims commenced or, to the Knowledge of the Company or to the Knowledge of Acquiror, as applicable, threatened against or otherwise affecting the notifying Party, which in the case of Acquiror only, relate to the consummation of the transactions contemplated by this Agreement; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, Schedules, covenants (other than the failure to make any such notification pursuant to this Section 9.08), rights or remedies, or the conditions to the obligations of, the Parties.
ARTICLE X
INDEMNIFICATION
10.01.    Survival of Representations, Warranties and Covenants. The representations and warranties of the Company set forth in Article IV, the representations and warranties of Acquiror and Merger Sub set forth in Article V and the representations and warranties set forth in any other Transaction Document (other than the Warrant Surrender Agreement, the Support Agreements and the Option Cancellation Agreements), certificate, instrument or document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months following the Closing; provided, however, that the Company Fundamental Representations, the Acquiror Fundamental Representations and Equityholder Representations shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (in each case, taking into account all valid extensions and tolling agreements). Unless otherwise expressly set forth in this Agreement, the covenants required to be performed after the Closing shall survive the Closing until the earlier of (i) the expiration of the applicable statute of limitations, and (ii) the time period specifically contemplated by such covenant. Notwithstanding the foregoing or any other provision in this Agreement or any other Transaction Document to the contrary, (a) if an Indemnified Party provides written notice of a Claim to an Indemnifying Party in accordance with the terms of this Agreement prior to the expiration of the applicable survival period set forth in this Section 10.01, then all representations, warranties or covenants made or agreed by the Parties (other than the Indemnified Party) which relate to or could relate to such Claim shall survive until such Claim has been finally resolved in accordance with this Agreement, and (b) no Party shall be precluded from making, or otherwise limited in any recovery in connection with, any Claim (or recovery in connection therewith) against a Party in the case of Fraud.
10.02.    Indemnification by the Equityholders. Subject to the limitations set forth in this Article X, (including, without limitation, Section 10.06(f)) each Equityholder, severally and not jointly, based on his, her or its Pro Rata Share, agrees to indemnify and hold harmless and defend Acquiror, its Affiliates (including, after the Closing, the Surviving Corporation) and its and their respective officers, directors, managers, members, shareholders, equityholders, employees, representatives, successors and permitted assigns (individually, an “Acquiror Indemnified Party” and, collectively, the “Acquiror Indemnified Parties”) from and against all Losses that are sustained or incurred by any of the Acquiror Indemnified Parties resulting from or relating to any of the following:

(a)    any breach of, or any inaccuracy in, any representation or warranty made by the Company in Article IV (other than the Company Fundamental Representations) or Section 6.11 or in any other Transaction Document (other than the Warrant Surrender Agreement, the Support Agreements and the Option Cancellation Agreements) or certificate, instrument or other document delivered by the Company, the Representative or any Equityholder pursuant to this Agreement;
(b)    any breach of, or any inaccuracy in, any Company Fundamental Representation;
(c)    any breach of, or any inaccuracy in, any Equityholder Representation;
(d)    any breach of any covenant or agreement made or to be performed by the Company (prior to the Closing), any Equityholder or the Representative pursuant to this Agreement or any of the other Transaction Documents, to which they are a party;
(e)    Fraud by the Company (prior to the Closing) or the Equityholders;
(f)    the Indemnified Liabilities; and
(g)    the Special Tax Liabilities.
10.03.    Indemnification by Acquiror. Subject to the limitations set forth in this Article X, Acquiror agrees to indemnify and hold harmless and defend the Equityholders and his, her or its respective Affiliates, officers, directors, managers, members, shareholders, equityholders, employees, representatives, successors and permitted assigns (individually an “Equityholder Indemnified Party” and, collectively, the “Equityholder Indemnified Parties”) from and against all Losses that are sustained or incurred by any of the Equityholder Indemnified Parties resulting from or relating to any of the following:
(a)    any breach of, or any inaccuracy in, any representation or warranty made by Acquiror in Article V (other than the Acquiror Fundamental Representations) or in any other Transaction Document to which Merger Sub or Acquiror is a party or certificate, instrument or other document delivered by Acquiror or Merger Sub pursuant to this Agreement;
(b)    any breach of, or any inaccuracy in, any Acquiror Fundamental Representation;
(c)    any breach or default in performance by Acquiror or Merger Sub of any of its covenants or obligations contained in this Agreement or any of the other Transaction Documents to which they are a party; and
(d)    Fraud by the Acquiror or Merger Sub.
10.04.    Interparty Claims. With respect to any claim for Losses that does not involve a Third Party Claim (an “Interparty Claim”), any Acquiror Indemnified Party or Equityholder Indemnified Party who wishes to make a Claim for indemnification for Losses pursuant to this Article X (an “Indemnified Party”) shall promptly give written notice (an “Interparty Claim Notice”) to the Representative (in the case of a claim against any Equityholder) or Acquiror, as applicable (“Indemnifying Party”), but the failure of any Indemnified Party to give notice as provided in this Section 10.04 shall not relieve the Indemnifying Party of its obligations under this Article X with respect to such Claim, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice. The Interparty Claim Notice shall describe the Claim in reasonable detail and shall estimate the amount of the Losses, if known, that have been or may be sustained by the Indemnified Party and any other relevant facts or circumstances related thereto; provided, however, that such estimate shall not be binding or be admissible as evidence of a limit on liability. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty (30) day period beginning on the date the Indemnified Party provides an Interparty Claim Notice hereunder regarding the resolution of any disputed Claims for Losses. If no resolution is reached with regard to such disputed Interparty Claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, each of the Indemnified Party and the Indemnifying Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. To the extent of any inconsistency between this Section 10.04 and Section 9.01(j), with respect to any indemnity claims involving Indemnified Taxes, Section 9.01(j) shall control.
10.05.    Third Party Claims. Without limiting any of the rights or inhibiting any of the obligations of the Acquiror Indemnified Parties under the R&W Insurance Policy:
(a)    If any Claim is instituted by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to seek indemnification for any Losses under this Article X or Section 9.01(j), then such Indemnified Party shall promptly give written notice to the Indemnifying Party, but the failure of any Indemnified Party to give notice as provided in this Section 10.05(a) shall not relieve the Indemnifying Party of its obligations under this Article X or Section 9.01(j), except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice.
(b)    The Indemnifying Party shall have the right to conduct and control, at its own expense, through counsel of its choosing and acceptable to the Indemnified Party, the defense of a Third Party Claim so long as the Indemnifying Party delivers an irrevocable written undertaking to the Indemnified Party, in form and substance satisfactory to the Indemnified Party, that it shall fully and unconditionally indemnify the Indemnified Party (subject only to the express limitations on indemnification set forth in this Article X) for any and all Losses relating to or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within fifteen (15) days of its receipt of the initial notice of the Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Third Party Claim does, or is reasonably likely to, have Losses in excess of the Retention Amount and are covered, or are reasonably likely to be covered, under the R&W Insurance Policy, (ii) the Indemnifying Party shall not have taken any action to defend such Third Party Claim within such fifteen (15) day period; (iii) such Third Party Claim seeks, in whole or in part, an Order, injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party or (z) the Indemnifying Party does not have sufficient resources to defend such Third Party Claim or to satisfy its indemnification obligations to the Indemnified Party with respect to such Third Party Claim, (v) such Third Party Claim relates to or arises in connection with any criminal, regulatory or administrative compliance proceeding, Action, indictment, allegation or investigation, (vi) such Third Party Claim relates to the violation of any Law, (vii) such Third Party Claim relates to customer or vendor relationships or any regulatory matters or (viii) the Indemnified Party reasonably believes an adverse determination with respect to such Third Party Claim would be materially detrimental to or materially injure the Acquiror Indemnified Party’s or the Group Companies’ business. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Claim or demand. The Indemnified Party shall have the right to participate in the defense of any Claim or demand with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clauses (i) through (viii) of the second preceding sentence, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. Notwithstanding anything in this Section 10.05 to the contrary, the Indemnified Party shall not, without the written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned, (i) settle or compromise any Third Party Claim or (ii) permit a default or consent to entry of a judgement, in each case, unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim. With respect to any Third Party Claim for which the Indemnifying Party has assumed control of the defense in accordance with the terms of this Agreement, the Indemnifying Party may settle or compromise any such Third Party Claim provided that (x) such settlement is solely for money damages that the Indemnifying Party will pay in full and (y) the Indemnified Party and its Affiliates are fully and unconditionally released with prejudice from such Third Party Claim with no admission of fault. Notwithstanding any of the foregoing, with respect to any Third Party Claim that an Acquiror Indemnified Party has presented to the Carrier under the R&W Insurance Policy, (x) if the Carrier has recommended or consented to a monetary settlement within the R&W Insurance Policy liability limit which the applicable Third Party Claim claimant is prepared to accept, then the Representative, on behalf of the Equityholders as the Indemnifying Parties, shall be deemed automatically to consent to such settlement and (y) the Representative, on behalf of the Equityholders as the Indemnifying Parties, shall not settle or compromise a Third Party Claim unless the Carrier has consented to such settlement or compromise in accordance with the terms of the R&W Insurance Policy.
10.06.    Limitations on Indemnification.
(a)    Notwithstanding anything herein to the contrary, the Acquiror Indemnified Parties shall not be entitled to seek indemnification with respect to any Losses pursuant to Section 10.02(a) unless, until and only to the extent that the aggregate amount of all Losses suffered by the Acquiror Indemnified Parties as a result of such breach(es) exceeds in the aggregate the Deductible, in which case, the Acquiror Indemnified Parties shall be entitled to indemnification from the Indemnity Escrow Fund and as provided in Section 10.06(b) for all

Losses suffered or incurred by Acquiror Indemnified Parties in excess of the Deductible. Any Claim for indemnification by the Acquiror Indemnified Parties pursuant to Section 9.01(j), Section 10.02(b), Section 10.02(c), Section 10.02(d), Section 10.02(e), Section 10.02(f) or Section 10.02(g) shall not be subject to the Deductible and the Acquiror Indemnified Parties shall be entitled, at their election, to indemnification from the Indemnity Escrow Fund and directly from the Equityholders for all Losses suffered or incurred by the Acquiror Indemnified Parties arising thereunder; provided, however, any indemnification Claim made pursuant to Section 10.02(g) shall be subject to indemnification solely from the Special Indemnity Escrow Fund and not directly from the Equityholders.
(b)    Notwithstanding anything herein to the contrary, the Acquiror Indemnified Parties shall not be entitled to any indemnification for any amount of indemnifiable Losses pursuant to Section 10.02(a) in excess of ten percent (10%) of the Base Purchase Price (the “10% Cap”) and, for the avoidance of doubt, the Acquiror Indemnified Parties shall be entitled to recover Losses directly from the Equityholders to the extent there are not sufficient amounts remaining in the Indemnity Escrow Fund to satisfy such Losses; subject in all respects to the 10% Cap; provided, however, that the 10% Cap set forth in this Section 10.06(b) is not applicable to Fraud.
(c)    The aggregate amount of all Losses for which the Equityholders shall be liable pursuant to Section 10.02(b) shall not exceed an amount equal to the Base Purchase Price (such amount, the “Cap”) and each Equityholder’s liability for indemnification pursuant to Section 10.02(b) shall be capped at such Equityholder’s Pro Rata Share of the Base Purchase Price, in each case, provided, however, that the Cap set forth in this Section 10.06(c) is not applicable to Fraud.
(d)    No Equityholder shall be liable for any Losses under Section 10.02(c) or Section 10.02(d) arising out of or resulting from a breach of, inaccuracy in, or default in performance of, any representation, warranty, covenant or agreement made by any other Equityholder in this Agreement or any other Transaction Document to which it is a party and the Equityholder who has breached any Equityholder Representation or defaulted on the performance of such covenant shall be liable for such Losses which shall be capped at the breaching Equityholder’s Pro Rata Share of the aggregate amount of the Base Purchase Price; provided, however, that the limitation set forth in this Section 10.06(d) is not applicable to Fraud.
(e)    Notwithstanding anything herein to the contrary, the aggregate amount of all Losses for which the Equityholders shall be liable pursuant to Section 10.02(g) shall not exceed the Special Indemnity Escrow Amount.
(f)    Notwithstanding anything herein to the contrary, the Equityholder Indemnified Parties shall not be entitled to any indemnification for any amount of indemnifiable Losses pursuant to Section 10.03(a) in excess of the 10% Cap; provided, however, that the 10% Cap set forth in this Section 10.06(f) is not applicable to Fraud.

(g)    The aggregate amount of Losses for which Acquiror shall be liable under to Section 10.03(b) shall not exceed the Cap; provided, however, that the Cap set forth in this Section 10.06(g) is not applicable to Fraud.
(h)    Without limiting, and in addition to the provisions set forth in Section 10.06(a), the Indemnified Party shall use its commercially reasonable efforts to seek recovery from available insurance policies or other third party indemnitors in respect of Claims for indemnification pursuant to Section 10.02(a), Section 10.02(b), or Section 10.02(c) (including, for the avoidance of doubt, recovery under the R&W Insurance Policy); provided, however, that in no event shall the Indemnified Party be required to commence or threaten litigation against any third party (including the Carrier) in respect of such recovery; and provided further, however, that the Acquiror Indemnified Party shall have no obligation to submit indemnification Claims against the R&W Insurance Policy under (i) Section 10.02(b) or Section 10.02(c), if (A) indemnification Claims have been asserted under the R&W Insurance Policy in excess of the R&W Insurance Policy’s limit or the R&W Insurance Policy limit has been fully reached and exhausted or (B) such indemnification Claims are explicitly excluded from coverage under the R&W Insurance Policy or (ii) Section 9.01(j), Section 10.02(d), Section 10.02(e) Section 10.02(f) or Section 10.02(g); and provided further, however, that subject to the procedures set forth in Section 10.04 or Section 10.05, as applicable, the Equityholders, as the Indemnifying Party, shall not be entitled to delay the payment of indemnifiable Losses arising under Section 10.02(a), Section 10.02(b) or Section 10.02(c) while any Acquiror Indemnified Party pursues recovery from any available insurance policies or third party indemnitors and, at their election, may seek indemnity directly from the Equityholders for all Losses. Any actual recovery of Losses (or portion of Losses) by an Indemnified Party from a third party (net of any fees, expenses and other costs of recovery) after payment of the Losses by an Indemnifying Party to the Indemnified Party shall be repaid promptly by the Indemnified Party to the Indemnifying Party; provided, however, that the Indemnified Party shall not be required to make such reimbursement payment to the Indemnifying Party to the extent there is, or such payment would result in, outstanding or unpaid Losses.
(i)    Subject to the procedures set forth in Section 10.04 or Section 10.05, as applicable, (i) any payment for indemnifiable Losses required to be made pursuant to Section 10.02 shall be paid in immediately available funds to the applicable Acquiror Indemnified Party within fifteen (15) Business Days after the Acquiror Indemnified Party makes written demand for payment to the Representative; and (ii) any payment for indemnifiable Losses required to be made pursuant to Section 10.03 shall be paid in immediately available funds to the applicable Equityholder Indemnified Party within fifteen (15) Business Days after the Equityholder Indemnified Party makes written demand for payment to Acquiror.
(j)    The limitations set forth in this Section 10.06 do not in any way limit the obligations of an Indemnifying Party to indemnify the Indemnified Party from and against any Losses arising from any nonfulfillment or breach of covenant or agreement (including the Indemnified Liabilities with respect to the Acquiror Indemnified Parties), even if such breach also constitutes a misrepresentation, inaccuracy or breach of representation or warranty.

(k)    For purposes of calculating the amount of any Losses or determining whether a breach of a representation or warranty has occurred pursuant to this Article X any “material”, “materiality”, “Material Adverse Effect” or similar qualifiers, limitations or exceptions as to materiality contained or incorporated in the representations and warranties in this Agreement shall be disregarded.
(l)    The representations, warranties and covenants of the Company and the Equityholders, and the Acquiror Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Acquiror or by reason of the fact that Acquiror knew or should have known that any such representation or warranty is, was or might be inaccurate.
10.07.    Escrow.
(a)    No later than fifteen (15) days following the Escrow Expiration Date or the Special Escrow Expiration Date, as applicable, Acquiror and the Representative shall deliver a joint written instruction to the Escrow Agent (in each instance, the “Escrow Release Notice”) providing for the release of an amount equal to the balance then on deposit in the Indemnity Escrow Fund or the Special Indemnity Escrow Fund, as applicable, in each case, minus the aggregate amount, if any, which any Acquiror Indemnified Party has timely claimed under (i) this Article X (excluding Section 10.02(g)), or Section 9.01(j)), prior to the Escrow Expiration Date, or (ii) Section 10.02(g), prior to the Special Escrow Expiration Date (to the extent such Claims, if any, remain unresolved) (“Pending Escrow Claims”). The Escrow Release Notice shall provide that the Indemnity Escrow Fund or Special Indemnity Escrow Fund, as applicable, (excluding such portion thereof to satisfy any Pending Escrow Claims) be released as follows: (A) to the Paying Agent, such portion of the Indemnity Escrow Fund or Special Indemnity Escrow Fund, as applicable, payable to the Stockholders and Warrantholder, determined in accordance with this Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and the Paying Agent shall promptly pay the Stockholders and Warrantholder such funds subject to and in accordance with Section 1.03, and (B) to the Surviving Corporation, such portion of the Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, payable to the Optionholders, determined in accordance with this Agreement and the Merger Payout Schedule (as updated pursuant to Section 1.15), and Acquiror will cause the Surviving Corporation to pay the Optionholders such funds subject to and in accordance with Section 1.04(a).
(b)    Any amount remaining in the Indemnity Escrow Fund or Special Indemnity Escrow Fund, as applicable, to satisfy any Pending Escrow Claims, shall be released upon the final resolution of such Pending Escrow Claims in accordance with the joint written instructions delivered by Acquiror and the Representative to the Escrow Agent. If any amount remains in the Indemnity Escrow Fund or Special Indemnity Escrow Fund, as applicable, following the resolution of all Pending Escrow Claims and the distribution to the Acquiror Indemnified Parties of any amounts payable to them in connection therewith, Acquiror and the Representative shall execute and deliver a joint written instruction to the Escrow Agent directing the payment of the remaining balance as set forth in Section 10.07(a).

10.08.    Accrual of Interest. In the event that any amounts due and payable under Article X (and Section 9.01(j)) are not paid within five (5) days after such amounts become due (as finally determined in accordance with Article X and Section 9.01(j), as applicable), such amounts shall bear interest at an annual rate equal to the Prime Rate plus five percent (5%) per annum, such interest accruing daily from the due date and compounding monthly until paid.
ARTICLE XI
DEFINITIONS
11.01.    Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:
“10% Cap” has the meaning set forth in Section 10.06(b).
“280G Stockholder Vote” has the meaning set forth in Section 9.02.
“401(k) Plans” has the meaning set forth in Section 6.10.
“Accounting Firm” has the meaning set forth in Section 1.09(b).
“Accounting Principles” means (a) to the extent consistent with GAAP, accounting methods, principles, policies, practices, and procedures used in the preparation of the audited Financial Statements for the fiscal year ended December 31, 2024, and (b) to the extent not otherwise addressed in (a), GAAP; provided, further, that the “Accounting Principles” (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement (including those arising from Accounting Standards Codification section 805 (i.e., Business Combinations)), except with respect to Indebtedness and Transaction Expenses incurred due to change of control or ownership, and (ii) shall follow the defined terms contained in this Agreement.
“Acquiror” has the meaning set forth in the Preamble.
“Acquiror Fundamental Representations” means the representations and warranties of Acquiror and Merger Sub set forth in Sections 5.01 (Organization and Corporate Power), 5.02 (Authorization), 5.03 (No Violation) and 5.06 (Brokers).
“Acquiror Indemnified Party(ies)” has the meaning set forth in Section 10.02.
“Acquiror’s Representatives” has the meaning set forth in Section 6.02.
“Acquisition Transaction” has the meaning set forth in Section 6.06(a).
“Action” means any action, audit, charge, proceeding, claim, complaint, investigation, petition, suit, mediation, Order, arbitration, inquiry, request for information, market conduct or financial examination report or other proceeding, whether civil or criminal, in law or in equity by or before any Governmental Body.

“Additional Merger Consideration” means an aggregate amount equal to (a) the amounts payable by Acquiror to the Equityholders pursuant to Section 1.09, if any, (b) the amount released from the Adjustment Escrow Fund to the Equityholders pursuant to Section 1.09, if any, (c) the amount released from the Indemnity Escrow Fund and/or the Special Indemnity Escrow Fund to the Equityholders pursuant to Section 10.07, if any, and (d) the amount released to the Equityholders from the Representative Reserve Fund, if any.
“Adjustment Escrow Amount” means $5,000,000.
“Adjustment Escrow Fund” means the Adjustment Escrow Amount, as reduced from time to time through distributions and increased from time to time by earnings, in each case in accordance with the Escrow Agreement.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).
“Affordable Care Act” has the meaning set forth in Section 4.12(p).
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 7.06(c).
“AML-BSA Laws” means, collectively, (a) the Bank Secrecy Act of 1970, as amended and as supplemented by the USA PATRIOT Act, and any rules and regulations promulgated thereunder; (b) OFAC’s rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC; and (c) any other Laws relating to customer identification, anti-money laundering, anti-bribery or preventing the financing of terrorism and other forms of illegal activity.
“Anti-Bribery Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, and (b) any other anti-bribery and anti-corruption Laws applicable to the Group Companies or their operations from time to time, in each case as amended from time to time.
“Anti-Money Laundering Laws” means all Laws relating to money laundering, terrorist financing, or the proceeds of criminal activity applicable to the Group Companies or their operations from time to time, in each case as amended from time to time.
“Applicable Requirements” means, (a) with respect to a Loan, the terms of the Note, loan agreement or other evidence of indebtedness; (b) all applicable Laws and regulatory requirements, including, without limitation, those pertaining to processing, underwriting, originating, insuring, servicing, purchasing, selling or filing of claims with respect to Loans; (c)

all requirements and obligations of any Group Company, any Funding Partner or any Program Bank under any Servicing Agreement; and (d) all requirements of or responsibilities and obligations of any Group Company, any Funding Partner or any Program Bank to any borrower, applicable warehouse lender, Investor, Funding Partner or Program Bank, as applicable.
“Attorney-Client Communication” means any attorney-client privileged communication occurring on or prior to Closing between Law Firm, on the one hand, and the Company, its Subsidiaries, any member of the Stockholder Group, or any of their respective Affiliates, on the other hand, in connection with the Represented Transaction.
“Author” has the meaning set forth in Section 4.14(g).
“Authorization Letter” has the meaning set forth in Section 6.05(a)(xiii).
“BAA” has the meaning set forth in Section 4.15(a).
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Banking and Financial Services Laws” means all Laws, together with all rules and guidelines established by self-regulatory organizations, including, without limitation, the National Automated Clearing House Association, or government sponsored entities, consumer credit laws, rules and regulations, and all requirements of any regulatory authority, including but not limited to the Federal Deposit Insurance Act, as amended; the National Bank Act, as amended; the Federal Reserve Act, as amended; the Bank Holding Company Act of 1956, as amended; the Home Owners Loan Act, as amended; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; Section 302(b) of the SBIC Act (15 U.S.C. Section 682(b)); the Equal Credit Opportunity Act, as amended; the Truth in Lending Act, as amended; the Fair Credit Reporting Act, as amended; the Fair Debt Collection Practices Act, as amended; the Servicemembers Civil Relief Act, as amended; the Military Lending Act, as amended; the Federal Trade Commission Act, as amended; the GLB Act, as amended; the Electronic Signatures in Global and National Commerce Act and any other applicable laws relating to the electronic execution of documents and instruments, as amended; the Electronic Funds Transfer Act, as amended; AML-BSA Laws, as amended; all state statutes and regulations with respect to banking, lending, credit, servicing, brokering, deposit-taking, money management, insurance, money transmission, fiduciary activities, and investment advisory activities, state and federal nondiscrimination, truth-in-lending, usury, consumer credit, consumer protection, credit opportunity laws, and consumer privacy acts, rules, regulations and requirements in each case as amended; the rules, regulations and written interpretations, guidance and any similar pronouncement by any such regulatory authority or judicial or regulatory interpretation relating to any of the foregoing; and any other Federal or state law, rule, regulation or written interpretation applicable to an entity engaging in banking or financial services activities.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03.
“Base Purchase Price” means $160,000,000.

“Business Data” means all business information that is Processed through the Business Systems.
“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York or Charlotte, North Carolina are closed for business as a result of federal, state or local holiday.
“Business Systems” means all computer hardware (whether general or special purpose, physical or virtual), software, platforms, interfaces, applications, electronic data processing equipment, communications equipment, networks, servers, peripherals, and computer and information technology systems, including any outsourced systems, in each case that are used by any Group Company in the conduct of its business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–13, as amended, and any similar or successor legislation, executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020).
“Cap” has the meaning set forth in Section 10.06(c).
“Carrier” means Indian Harbor Insurance Company.
“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time.
“Certificate of Merger” has the meaning set forth in Section 1.01(b).
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, legal proceedings, Actions, governmental investigations or audits and administrative or judicial notices or violations and Orders, in each case, whether asserted, commenced, threatened or pursued by a Governmental Body or other Person.
“Closing” has the meaning set forth in Section 1.10.
“Closing Balance Sheet” has the meaning set forth in Section 1.09(a).
“Closing Cash” means, the sum of, without duplication, all unrestricted cash (bank) balances of the Company and its Subsidiaries as of the Reference Time, determined on a consolidated basis in accordance with the GAAP; provided, that: “Closing Cash” shall (i) be calculated net of bank overdrafts; (ii) be calculated net of issued and outstanding checks; (iii) include checks and drafts deposited for the account of the Company and its Subsidiaries (subject to dollar for dollar adjustment if any such check or draft is not credited to such accounts, or such credit is reversed, by the depository bank), but only to the extent such amounts are not included in Working Capital; (iv) not include the amount of any restricted cash (which restricted cash shall include any cash held by Funding, including the SPV Facility cash reserve, any lockbox accounts and sweep accounts), including, any cash in reserves accounts, escrow accounts, custodial cash or cash which is otherwise subject to legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, that would otherwise be included in the definition of Closing Cash (such as any cash or cash equivalents that are held as deposits or are subject to limitations on use by reason of Contract, applicable Law or otherwise); (v) not include any line items included in Working Capital and (vi) be reduced by the amount of issued but uncleared checks.
“Closing Date” has the meaning set forth in Section 1.10.
“Closing Indebtedness” means the Indebtedness as of the Reference Time.
“Closing Merger Consideration” means (i) the Base Purchase Price, minus (ii) the amount of Estimated Indebtedness, minus (iii) the amount of Estimated Transaction Expenses, plus (iv) the amount (which may be negative) equal to Estimated Working Capital Adjustment, plus (v) the amount (which may be negative) equal to Estimated Closing Cash, minus (vi) an amount equal to the Representative Reserve Fund, minus (vii) an amount equal to the Adjustment Escrow Amount, minus (viii) an amount equal to the Indemnity Escrow Amount, minus (ix) an amount equal to the Special Indemnity Escrow Amount, minus (ix) an amount equal to the Estimated Taxes Payable.
“Closing Statement” has the meaning set forth in Section 1.09(a).
“Closing Working Capital Adjustment” means an amount, which may be negative, equal to (ii) the Working Capital, minus (ii) the Target Working Capital.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Shares” means the shares of the Company’s common stock, par value $0.0001 per share.
“Company” has the meaning set forth in the Preamble.
“Company Employees” has the meaning set forth in Section 4.16(a).
“Company Fundamental Representations” means the representations and warranties of the Group Companies set forth in Sections 4.01 (Organization and Qualification), 4.02 (Capitalization; Subsidiaries), 4.03 (Authorization), 4.06 (Consents and Approvals; No Violations), 4.10 (Compliance with Laws; Permits), 4.11 (Lending and Banking Matters), 4.15 (Information Privacy and Security), 4.18 (Tax Matters) and 4.19 (Brokers).
“Company Intellectual Property Rights” has the meaning set forth in Section 4.14(a).
“Company Product” means any product or service produced, marketed, licensed, sold, distributed or performed by or on behalf of any Group Company and all products or services currently under development by any Group Company, in each case including any

Software that is made available to end users through a computer network (e.g. Software-as-a-Service).
“Company Shares” means the Common Shares and the Preferred Shares.
“Compliant” means, with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact regarding the Company or its Subsidiaries, or omit to state any material fact regarding the Company or its Subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances under which such statements are made.
“Confidentiality Agreement” has the meaning set forth in Section 6.02.
“Consumer Finance Laws” means all Laws, federal, state or local, relating to the extension of consumer credit and laws with respect to protection of consumers’ interest in connection with such transactions or the collection of consumer debt, including without limitation, any usury laws, any privacy or security laws applicable to such financial services and Personal Information, laws relating to discriminatory or predatory lending, the Federal Consumer Credit Protection Act (including without limitation the Equal Credit Opportunity Act and the Truth in Lending Act) and the rules and regulations promulgated by the Federal Reserve Board or the Consumer Financial Protection Bureau thereunder, the Federal Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson Moss Warranty Act, the Gramm-Leach-Bliley Act, the Servicemember’s Civil Relief Act, the Federal Trade Act and the Federal Trade Commission’s rules and regulations promulgated thereunder, as any of the foregoing may be amended, modified or supplemented from time to time.
“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, instrument, commitment, understanding, plan, bond, guaranty or other legally binding arrangement, written or unwritten.
“Contracting Parties” has the meaning set forth in Section 12.17.
“Copyrights” has the meaning set forth in the “Intellectual Property” definition in this Section 11.01.
“CueSquared” has the meaning set forth in Section 4.02(e).
“Data Related Vendors” has the meaning set forth in Section 4.15(i).
“Data Security Requirements” means, collectively, all of the following to the extent relating to the security of Personal Information applicable to the Company and any of its Subsidiaries, or the security of Business Systems or any Business Data: (i) the Company’s and its Subsidiaries’ internal rules, policies, procedures and public statements (inclusive of any policies or marketing statements on the public websites), as they may be reasonably interpreted; (ii) all Laws, including but not limited to Consumer Finance Laws, Privacy and Security Laws and HIPAA, to the extent such Laws are enforceable and generally applicable; (iii) Contracts or

Privacy Agreements into which the Company and its Subsidiaries have knowingly entered or by which they are otherwise explicitly bound; and (iv) industry wide standards to which the Company or its Subsidiaries are directly subject (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)), but only to the extent such standards are mandatory legally or contractually.
“Debt Commitment Letter” has the meaning set forth in Section 5.07(b).
“Debt Financing Source” or “Debt Financing Sources” means commitment parties, agents, co-agents, lenders, arrangers, bookrunners, managers, syndication agents, financial institutions, investors or similar entities with respect to or that have otherwise entered into agreements in connection with the Financing (including any such Persons that (x) have not executed the Debt Commitment Letter as of the date hereof, but become a party thereto after the date hereof in accordance with the terms thereof and (y) are party to any credit agreements, indentures, or similar definitive financing documents entered into pursuant to the Debt Commitment Letter or relating thereto or to the Financing).
“Debt Financing Source Parties” has the meaning set forth in Section 12.19(a).
“Debt Financing Source Party Provisions” has the meaning set forth in Section 12.06.
“Deductible” means $400,000.
“Designated Contacts” has the meaning set forth in Section 6.02.
“Designated Termination” has the meaning set forth in Section 8.02(b).
“DGCL” has the meaning set forth in the Recitals.
“Disclosure Schedules” has the meaning set forth in Article IV.
“Disputed Items” has the meaning set forth in Section 1.09(b).
“Dissenting Shares” has the meaning set forth in Section 1.11.
“DOL” means the United States Department of Labor.
“Downward Adjustment Amount” has the meaning set forth in Section 1.09(d).
“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and sanctions targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Governmental Body, targeting countries, territories, Persons, including the United States and any such applicable Laws of other jurisdiction where the Group Companies conduct business, conduct financial transactions or own assets. For the avoidance of doubt, the applicable Laws referenced in the foregoing sentence include, without limitation, (i) any of the Trading With the

Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls, or any export control law applicable to U.S.-origin goods, technology, or Software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time and (ii) any U.S. sanctions related to or administered by the U.S. Department of State.
“Effective Time” has the meaning set forth in Section 1.01(b).
“Electronic Delivery” has the meaning set forth in Section 12.11
“Employee Plan” has the meaning set forth in Section 4.12(a).
“Employees” has the meaning set forth in Section 4.12(a).
“Employment Agreements” has the meaning set forth in Section 4.16(c).
“Employment Arrangements” has the meaning set forth in the Recitals.
“Environmental Laws” means all federal, state, local and foreign Laws, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
“Equityholder Indemnified Party(ies)” has the meaning set forth in Section 10.03.
“Equityholder Representation” means the representations and warranties of the Equityholders set forth in the Support Agreement, the Option Cancellation Agreement, the Warrant Surrender Agreement and the Letter of Transmittal, as applicable.
“Equityholders” means collectively, the Stockholders, Optionholders and Warrantholder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in the Section 4.12(a).
“Escrow Agent” has the meaning set forth in Section 1.12.
“Escrow Agreement” has the meaning set forth in Section 1.12.
“Escrow Expiration Date” means the twelve (12) month anniversary of the Closing Date.

“Escrow Release Notice” has the meaning set forth in Section 10.07(a).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.08.
“Estimated Closing Cash” has the meaning set forth in Section 1.08.
“Estimated Indebtedness” has the meaning set forth in Section 1.08.
“Estimated Statement” has the meaning set forth in Section 1.08.
“Estimated Taxes Payable” has the meaning set forth in Section 1.08.
“Estimated Transaction Expenses” has the meaning set forth in Section 1.08.
“Estimated Working Capital Adjustment” has the meaning set forth in Section 1.08.
“Exchange Act” has the meaning set forth in Section 4.02(h).
“Facility Waivers” has the meaning set forth in Section 6.12(b).
“FCPA” has the meaning set forth in Section 4.23(d).
“Final Closing Merger Consideration” means (i) the Base Purchase Price, minus (ii) the amount of Closing Indebtedness, minus (iii) the amount of Transaction Expenses, plus (iv) the amount (which may be negative) equal to Closing Working Capital Adjustment, plus (v) the amount (which may be negative) equal to Closing Cash, minus (vi) an amount equal to the Representative Reserve Fund, minus (vii) an amount equal to the Adjustment Escrow Amount, minus (viii) an amount equal to the Indemnity Escrow Amount, minus (ix) an amount equal to the Special Indemnity Escrow Amount, minus (x) an amount equal to Taxes Payable.
“Financial Statements” has the meaning set forth in Section 4.04(a).
“Financing” has the meaning set forth in Section 5.07(b).
“First Corrective Filing” has the meaning set forth in Section 6.12(a).
“Fraud” means any fraud under the Laws of the State of Delaware.
“Funding” has the meaning set forth in Section 4.02(e).
“Funding Partner” means any liquidity provider with respect to the Program, including insured depository institutions and other third parties that purchase participation interests in Loans or whole Loans.
“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs or any relationships among holders of its equity securities or such Person.. For example, the “Governing Documents” of a corporation include its certificate of incorporation and bylaws and, as applicable, stockholders’ agreement, the “Governing Documents” of a limited partnership include its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company include its operating agreement and certificate of formation.
“Generative AI Tool” has the meaning set forth in Section 4.14(i)
“Governmental Body” means any U.S. or non-U.S. (a) federal, state, provincial, territorial, local, municipal, foreign or other government, (b) governmental, quasi-governmental or supranational entity of any nature (including any department, agency, commission, board, subdivision, bureau, agency, instrumentality, authority, official, court or other tribunal), or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal or body.
“Grant Date” has the meaning set forth in Section 4.02(d).
“Group Company” means each of the Company (and, after the Closing, the Surviving Corporation) and each of its Subsidiaries, including (i)  Holdings (ii)  MedCard, (iii) CueSquared and (iv) Funding.
“Hazardous Substance” means (i) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, contaminants or pollutants, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any other Environmental Laws; (ii) petroleum, including crude oil or any fraction thereof, or petroleum-derived products; (iii) any radioactive material or radioactive waste, including any source, special nuclear, or by product material as defined in 42 U.S.C. § 2011 et seq.; (iv) asbestos in any form or condition; (v) any substance that contains regulated levels of polychlorinated biphenyls; (vi) urea formaldehyde foam insulation, urea-formaldehyde, or any material that contains urea-formaldehyde; (vii) radon; and (viii) lead or lead-containing materials.
“Healthcare Laws” means all healthcare Laws applicable to the Company, any of its Subsidiaries, or any of their respective products or activities, including, without limitation, to the extent applicable to the Company and its Subsidiaries, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the civil monetary penalty laws (42 U.S.C. § 1320a-7a); the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, the health care fraud criminal provisions under HIPAA; the exclusion laws (42 U.S.C. § 1320a-7); the Americans with Disabilities Act (42 U.S.C. § 12101), the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. § 2000ff) and related regulations applicable to health and wellness programs, including but not limited to those promulgated by the Equal Employment Opportunity Commission; and state laws related to the corporate practice of medicine, licensure of healthcare professionals and fee-splitting.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, the regulations issued pursuant thereto, and any guidance issued by the U.S. Department of Health and Human Services interpreting the foregoing.
“Holdings” has the meaning set forth in Section 4.02(e).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inbound IP Agreements” has the meaning set forth in Section 4.14(f).
“Indebtedness” means, as of any time of determination, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or penalties, breakage costs, make-whole payments or other fees, costs and expenses payable as a result of the consummation of the transactions contemplated by this Agreement, including the payment of such Liabilities or release of Liens in connection therewith) arising under any obligations of the Company and its Subsidiaries, or any other Liabilities of the Company or any of its Subsidiaries arising under, for or in respect of (i) indebtedness or obligations for borrowed money, or indebtedness issued in substitution or exchange for borrowed money, (ii) loans or advances (whether short term or long term), (iii) any finance leases, or other indebtedness arising under conditional sales Contracts and other similar title retention instruments, (iv) any obligations to pay the deferred purchase price of assets, property or services, contingent or otherwise, including “earn-outs” and “seller notes” (in each case, calculated according to the maximum potential amount of such obligation), whether or not matured (except trade accounts payable or accrued liabilities of the Company and its Subsidiaries arising in the ordinary course of business and included in the determination of Working Capital); (v) any indebtedness evidenced by a mortgage, note, bond, debenture or other similar instrument or debt security, (vi) all obligations in respect of letters of credit, bankers’ acceptances, surety bonds and similar facilities issued for the account of the Company or any of its Subsidiaries (but solely to the extent drawn and not cash collateralized), (vii) any Liabilities or underfunding with respect to pensions, retiree or similar plans, (viii) any Liabilities for any severance obligations or benefits with respect to any employee whose employment was terminated at any time prior to Effective Time, (ix) any Liabilities in respect of deferred compensation plans, agreements, arrangements or Contracts or related or similar obligations (including all unpaid 401(k) plan accruals), and any and all Liabilities that are owed by or on behalf of the Company or any of its Subsidiaries for any accrued but unused paid time off or vacation accruals, or under any profit sharing plan, annual bonus program relating to any bonus performance period commencing on or prior to the Closing Date or other incentive compensation relating to any period on or prior to the

Closing Date, whether accrued for or not (together with any Taxes imposed on the Company or any Subsidiary thereof with respect thereto), (x) all Liabilities under any interest rate, foreign exchange or other swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (xi)  any employment, payroll, social security, unemployment, and similar Taxes payable (including the employer portion thereof) in respect of (A) any payments or benefits described in clauses(vii) through (x) (calculated as if paid on the Closing Date) or (B) in connection with the forgiveness of the Promissory Note, dated December 29, 2016, made by Mark Spinner in favor of the Company (as successor-in-interest to Holdings, pursuant to that certain Assignment, Assumption and Amendment Agreement, dated as of December 15, 2021) (the “Spinner Note”), (xii) any indebtedness secured by a Lien on an asset of the Company or any of its Subsidiaries, (xiii) any deposits payable, (xiv) any distributions, dividends, loans, advances or any other payments payable to any Equityholder or any Affiliate of any Equityholder, (xv) any Liabilities (other than wages and compensation) to any Equityholder, any Affiliate of any Equityholder, or any officer, director, manager, employee or agent of any Group Company, (xvi) a lease Liability of $400,000, which agreed-to amount factors in future lease payments and any cumulative sublease payments receivable related thereto, and (xvii) all indebtedness referred to in the foregoing clauses (i) through (xvii) of any Person other than the Company or any of its Subsidiaries that is directly or indirectly guaranteed by the Company or any of its Subsidiaries; provided, however, “Indebtedness” does not include (a) any intercompany obligations between the Company and its Subsidiaries which would be eliminated to the extent consolidated in accordance with GAAP, and (b) any obligations incurred in the ordinary course of business consistent with past practice related to the SPV Facility.
“Indemnified Liabilities” means the following: (i) any Liabilities arising out of, or resulting from, any errors or omissions in the Merger Payout Schedule, (ii) without duplication, any Pre-Closing Taxes, (iii) any Claim by or on behalf of any Person, including any current or former or purported Equityholder of the Company, regarding the transactions contemplated hereby or alleging that such Person is entitled to receive any consideration in excess of the amount payable under this Agreement, (iv) any payments made in connection with the exercise of any dissenters’ or appraisal rights in excess of the amount paid to such Person under this Agreement, and all Liabilities incurred in connection therewith, (v) any Liabilities arising from the failure of the Company to properly add CueSquared as a participating employer in the Group Companies’ 401(k) Plan, and any Liabilities related to any self-correction of such failure, (vi) any Liabilities related to the matters set forth on Schedule 4.10(a) or otherwise arising from the failure to register or obtain the requisite Permit in any jurisdiction in which the Group Companies conduct its business, (vii) any Liabilities related to or arising out of the RK Matters, (viii) any Liabilities related to or arising from the breach or default by (A) Mood Media, LLC, a Delaware limited liability company, as sublessee under that certain Sublease, dated June 28, 2024, by and between MedCard and Mood Media, LLC, as amended from time to time or (B) Muzak LLC (“Muzak”) under that certain Image Management Agreement, dated March 30, 2022, by and between MedCard and Technocom Business Systems, Inc. (“TBS”), as assigned from MedCard to Muzak pursuant to that certain Assignment and Assumption Agreement, dated January 10, 2025, by and between MedCard, TBS and Muzak LLC and (ix) any Liabilities related to or arising from Taxes imposed as a result of the Spinner Note not being respected for

Tax purposes as indebtedness as of its issuance; provided, however, “Indemnified Liabilities” shall not include any Special Tax Liabilities.
“Indemnified Party” has the meaning set forth in Section 10.04.
“Indemnified Taxes” means, without duplication, any (i) Taxes of or imposed on the Equityholders; (ii) Taxes (or the non-payment thereof) of or imposed on any Group Company with respect to any Pre-Closing Tax Period, treating any advance payments, deferred revenues or other prepaid amounts received or arising in any such periods as subject to Tax in such periods; (iii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Group Company (or any predecessor of any of the foregoing) is or was a member for any Pre-Closing Tax Period, including pursuant to Treasury Regulations Section 1.1502-6 (and corresponding provisions of state, local, or foreign Law); (iv) Taxes of any Person (other than a Group Company) imposed on a Group Company as a transferee or successor by contract or arrangement or pursuant to any Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (v) any Taxes imposed on the Group Companies in connection with transaction bonuses or other amounts payable by the Group Companies to any employee or service provider as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; provided, however, “Indemnified Taxes” shall not include any Taxes related to the Special Tax Liabilities.
“Indemnifying Party” has the meaning set forth in Section 10.04.
“Indemnity Escrow Amount” means $400,000.
“Indemnity Escrow Fund” means the Indemnity Escrow Amount, as reduced from time to time through distributions and increased from time to time by earnings, in each case in accordance with the Escrow Agreement.
“Information Statement” has the meaning set forth in Section 1.03(b).
“Intellectual Property” means any and all worldwide rights in, arising from or associate with the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction existing anywhere in the world or any international convention: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon and other Governmental Body-issued indica of invention ownership (including certificates of invention, and patent utility models, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names and trade names and other similar indica of source or origin, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship fixed in a tangible medium (including Software, data, compilations, source code and object code) and all derivative works, moral rights and rights of attribution, renewals, extensions, reversions associated with such copyrights (collectively, “Copyrights”), (iv) trade secrets, know-how, research and development, algorithms, formulae, inventions (whether or not patentable), rights in databases, methods, processes, techniques, and all other confidential and proprietary information, (v) rights in domain names, websites, and social media accounts, (vi) rights of publicity, (vi) all other intellectual or industrial property and other proprietary rights, whether protected, created or arising by operation of Law or otherwise, (vii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (viii) all rights to any Action of any nature available to or being pursued by any of the Group Companies to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement related directly or indirectly to the Program.
“Interparty Claim” has the meaning set forth in Section 10.04.
“Interparty Claim Notice” has the meaning set forth in Section 10.04.
“Investor” means any public, or private investor who has purchased, or is designated and has agreed to purchase, any Loans from the Company or any other Group Company, or holds beneficial title conveyed or assigned by the Company or any other Group Company to any Loans, including any purchaser in a Securitization Transaction.
“IP Agreements” has the meaning set forth in Section 4.14(f).
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means (a) with respect to the Company, the actual knowledge of Mark Spinner, Ray Morel, KaLynn Gates, Marina Bigsby or Rajneesh Kumar, and such knowledge as would have been obtained following the exercise of reasonable inquiry of such Person, and (b) with respect to Acquiror, the actual knowledge of Balaji Gandhi, and such knowledge as would have been obtained following the exercise of reasonable inquiry of such Person.
“Latest Balance Sheet” has the meaning set forth in Section 4.04.
“Latest Financial Statements” has the meaning set forth in Section 6.11.
“Law” means and includes any U.S. or non-U.S. federal, state, provincial, territorial, local, municipal, international, multinational, judicial or supranational constitution, law, statute, rule, regulation, requirement, code, decree, ordinance, restriction or common law, or similar provision having the force or effect of law, enacted, promulgated, enforced or imposed by any Governmental Body, or any Order.
“Law Firm” has the meaning set forth in Section 9.05(a).

“Letter of Transmittal” has the meaning set forth in Section 1.02(a).
“Liability” means any direct or indirect liability, Loss, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.
“Licensed Company Intellectual Property” means the rights granted to any Group Company to use Intellectual Property of another Person under an Inbound IP Agreement.
“Lien” means any mortgage, pledge, lien, encumbrance, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), claim, imperfection of title, hypothecation, encroachment, lease, license, easement, right-of-way, restriction, assessment, right of first offer or refusal, put, call, deed of trust, adverse claim, exclusive license or security interest.
“Loan” means a debt obligation (or participation interest therein) that is originated in connection with the Program and held by any Group Company, any Funding Partner or any Program Bank.
“Losses” means, with respect to any Person and whether or not constituting part of a Third Party Claim, any losses, liabilities, claims, demands, judgments, investigation expenses, claim assessments, expert reports, expert witness fees, fines, suits, causes of action, costs, damages, deficiencies, Taxes, assessments, penalties or expenses (including interest, penalties, attorneys’ and other professionals’ fees and expenses, court costs and prejudgment interest) against or affecting such Person. For purposes of clarification, Losses shall include any Losses incurred by an Indemnified Party in connection with seeking coverage from any insurance policy under which such Indemnified Party is a party or otherwise has rights.
“Marks” has the meaning set forth in the “Intellectual Property” definition of this Section 11.01.
“Material Adverse Effect” means any set of facts, change, circumstance, event, occurrence, or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the assets, liabilities, business, condition (financial or otherwise), operations or operating results of the Group Companies taken as a whole, or (b) the ability of Group Companies or Equityholders to perform their obligations hereunder or consummate the transactions contemplated hereby, except, in the case of the foregoing clause (a), any adverse effect resulting from (i) any change in general business or economic conditions affecting the industry in which any Group Company operates, (ii) any change in national or international political or social conditions (including without limitation the global conflicts in Russia, Ukraine, Taiwan, Israel, Palestine, Iran and/or The Middle East), including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any natural disaster, inception or material worsening of any pandemic (including COVID-19), other acts of God, acts of war, insurrection, sabotage or terrorism, (iv) any change in financial, banking, or securities markets (including any disruption thereof), (v) changes in GAAP after the date hereof, (vi) changes in Laws after the date hereof, (vii) the taking of any action required by this Agreement (provided that the manner in which such action is taken shall be considered) or the announcement of this Agreement, the Merger or the other transactions contemplated by this Agreement (including by reason of identity of Acquiror or its Affiliates or any communication by Acquiror or any of its Affiliates regarding its plans or intentions with respect to the business of the Group Companies, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), (viii) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (with it being understood that the facts, changes, circumstances, events, occurrences and developments underlying any such failure will be taken into account unless otherwise excluded by other clauses of this definition), or (ix) any omission to act or action taken with the express written consent of Acquiror; except in the case of clauses (i), (ii), (iii), (iv), (v) or (vi) above, to the extent such set of facts, change, circumstance, event, occurrence, or development has a disproportionate effect on the Group Companies (taken as a whole) as compared to other Persons operating in a similar industry as that of the Group Companies.
“Material Contracts” has the meaning set forth in Section 4.07(a).
“Material Customer” has the meaning set forth in Section 4.22(a).
“Material Lease” has the meaning set forth in Section 4.20(a).
“MedCard” has the meaning set forth in Section 4.02(e).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means the Closing Merger Consideration and any Additional Merger Consideration.
“Merger Payout Schedule” has the meaning set forth in Section 1.08.
“Merger Sub” has the meaning set forth in the Preamble.
“NCSOS” has the meaning set forth in Section 6.12(a).
“New Plans” has the meaning set forth in Section 7.03.
“Nonparty Affiliates” has the meaning set forth in Section 12.17.

“Note” means, with respect to any Loan, the promissory note evidencing a borrower’s obligation to repay such Loan, together with any and all riders, allonges, modifications, supplements and/or amendments thereto.
“Objections Statement” has the meaning set forth in Section 1.09(b).
“Open Source Software” means any software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (ii) any license under which software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.
“Option Cancellation Agreement” has the meaning set forth in the Recitals.
“Optionholder” means a holder of any Options.
“Options” means collectively, all Vested Options and Unvested Options.
“Order” means any order, consent order, injunction, judgment, stipulation, award, decree, ruling, writ, assessment or arbitration award by or with any Governmental Body of competent jurisdiction (including Presidential Memoranda and Executive Orders).
“Outbound IP Agreement” has the meaning set forth in Section 4.14(f).
“Outside Date” has the meaning set forth in Section 8.01(d).
“Owned Company Intellectual Property” has the meaning set forth in Section 4.14(a).
“Parties” has the meaning set forth in the Preamble.
“Patents” has the meaning set forth in the “Intellectual Property” definition in this Section 11.01.
“Pay-off Letter” has the meaning set forth in Section 6.08.
“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.
“Paying Agent Agreement” has the meaning set forth in Section 2.01(b).
“Pending Escrow Claims” has the meaning set forth in Section 10.07(a).
“Permits” means any approvals, authorizations, consents, licenses, franchises, permits or certificates of a Governmental Body.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries in each case for which adequate reserves have been made with respect thereto to the extent required by GAAP and which is set forth on Schedule 11.01(a), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and that will be paid and discharged in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over any Group Company’s leased real property which are not violated by the current use and operation of such Group Company’s leased real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any Group Company’s leased real property which do not materially impair the occupancy or use of such Group Company’s leased real property for the purposes for which it is currently used in connection with such Group Company’s businesses, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business under an Outbound IP Agreement and (vi) liens securing Closing Indebtedness set forth on Schedule 6.08.
“Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Body or any other similar entity, whether or not a legal entity.
“Personal Information” means information in any form or media, that identifies or could reasonably be used to identify, or is otherwise identifiable with a specific natural person, the Processing of which is governed by Privacy and Security Laws, or any other data that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Privacy and Security Laws.
“PHI” has the meaning set forth in Section 4.15(l).
“PNC” means PNC Bank, National Association.
“Pre-Closing Tax Contest” has the meaning set forth in Section 9.01(e).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Preferred Shares” means the shares of the Company’s preferred stock, par value $0.0001 per share.
“Prime Rate” means, for any day, the rate of interest published from time to time in the Wall Street Journal, Eastern Edition and designated as the prime rate on such day.
“Privacy Agreements” means the written final privacy policies and other Contracts related to Personal Information that are in effect between the Company and its Subsidiaries, as applicable, and any Person from whom the Company or its Subsidiaries has collected or otherwise obtained Personal Information, and Contracts under which Personal

Information is transferred to or from the Company or its Subsidiaries and a vendor, or other business partner.
“Privacy and Security Laws” means all applicable Laws concerning the protection or Processing of Personal Information or personally identifiable information, and all regulations promulgated thereunder, including but not limited to: HIPAA, HITECH, the Gramm-Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act and other state privacy Laws, state social security number protection Laws, state data breach notification Laws, state data security and consumer protection Laws, state health information privacy Laws, the European Union General Data Protection Regulation (EU) 2016/679 and its predecessor the European Union Directive 95/46/EC and the individual data protection Laws of European or other foreign nations.
“Privacy Policies” means all written, external-facing privacy policies or notices published by any Group Company concerning the Company’s Processing of Personal Information.
“Privacy Standards” means as defined under 45 C.F.R. Part 160 and Subparts A and E of Part 164.
“Pro Rata Share” means, with respect to any Equityholder, a fraction, expressed as a percentage (rounded to the fourth decimal place), the numerator of which is the Closing Merger Consideration paid or payable to such Equityholder pursuant to this Agreement and the denominator of which is the total Closing Merger Consideration paid or payable to all Equityholders pursuant to this Agreement, in each case, calculated in accordance with the Merger Payout Schedule.
“Processing” or “Processed” means the access, collection, transfer, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, maintenance, transmission, encryption, access to, disposal or other processing of any data (whether in electronic or any other form or medium).
“Program” means the totality of the Group Companies’ business activities, including but not limited to marketing, originating and servicing of patient loans by the Company or any other Group Company.
“Program Bank” means insured depository institution that is a liquidity provider or participant in the Program.
“R&W Insurance Policy” has the meaning set forth in Section 7.09.
“Reference Time” means 11:59 p.m., Eastern time, on the day immediately preceding the Closing Date.

“Registered Intellectual Property” has the meaning set forth in Section 4.14(a).
“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.
“Required Amount” has the meaning set forth in Section 5.07(a).
“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
“Representative” has the meaning set forth in the Preamble.
“Representative Reserve Fund” has the meaning set forth in Section 1.13.
“Represented Transaction” has the meaning set forth in Section 9.05(a).
“Required Information” shall mean all financial statements, projections, financial data, audit reports and other information to the extent required or requested by the Debt Commitment Letter or as is otherwise reasonably requested by any Debt Financing Sources and/or Acquiror in connection with the Financing.
“Requisite Stockholder Approval” means a written consent that has been executed and delivered by (i) Stockholders holding a majority of the Common Shares issued or issuable upon conversion of the Preferred Shares (voting together as a single class and on an as-converted to Common Shares basis) and (ii) Stockholders holding a majority of the Preferred Shares issued and outstanding (voting as a single class on an as-converted to Common Shares basis).
“Retention Amount” means the then-current applicable retention amount pursuant to the R&W Insurance Policy.
“Reverse Termination Fee” has the meaning set forth in Section 8.02(b).
“RK Matters” has the meaning set forth in Schedule 11.01(b).
“Section 5(a) of the FTC Act” means 15 U.S.C. § 45.
“Securities Act” has the meaning set forth in Section 4.02(h).
“Securitization Transaction” means any transaction, however named, involving the Company, any other Group Company, or any purchasers or Investors which provides for the monetization of a discrete pool or pools of (a) Loans or Notes or (b) collateral certificates through debt securities or ownership interests issued by a securitization issuer or securitization entity supported or backed by Loans or Notes or collateral certificates that have been transferred to a securitization issuer by any Group Company, Funding Partner or Program Bank.
“Security Incidents” has the meaning set forth in Section 4.15(d).

“Security Standards” means as defined under 45 C.F.R. Part 160 and Subparts A and C of Part 164.
“Self-Correction” has the meaning set forth in Section 6.09.
“Seller Related Parties” has the meaning set forth in Section 12.19(a).
“Servicing Agreement” means any Contract pursuant to which a Person is obligated to administer, collect and remit payments of principal and interest or other proceeds, to collect and hold or forward any other fees or expenses, to administer escrow accounts, to enforce payment, reimbursement or guaranty obligations of obligors or third party payors or guarantors, or to foreclose, repossess or liquidate collateral after default, in each case for any SPV Facility Receivable.
“Software” means software, computer programs, operating systems, applications, firmware and other code, including all source code, object code form, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof or related thereto.
“Special Escrow Expiration Date” means October 31, 2030.
“Special Indemnity Escrow Amount” means $1,897,000.
“Special Indemnity Escrow Fund” means the Special Indemnity Escrow Amount, as reduced from time to time through distributions and increased from time to time by earnings, in each case in accordance with the Escrow Agreement.
“Special Tax Liabilities” means any Tax liabilities of the Group Companies related to (x) all Taxes with respect to Pre-Closing Tax Periods attributable to the disallowance of any net operating loss or Section 163(j) carryforwards as a result of the application of Section 382 of the Code and (y) any sales or use Taxes with respect to any Pre-Closing Tax Period.
“SPV Facility” means the recievables financing facility provided to the Company pursuant to that certain Recievables Purchase and Administration Agreement dated March 31, 2020 among Funding, MedCard and PNC and PNC Capital Markets, LLC, as in effect on the date hereof.
“SPV Facility Receivable” means any Receivable (as defined in the SPV Facility) that has been subject at any time to the SPV Facility.
“Stock Incentive Plan” means the Company’s 2021 Stock Incentive Plan, as amended.
“Stockholder” has the meaning set forth in Section 1.03(b).
“Stockholder Group” has the meaning set forth in Section 9.05(a).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of December 15, 2021, by and among the Company and the Stockholders, as amended by Amendment No. 1, dated November 4, 2022.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Period Tax Contest” has the meaning set forth in Section 9.01(e).
“Straddle Returns” has the meaning set forth in Section 9.01(d).
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Support Agreement” has the meaning set forth in the Recitals.
“Supporting Stockholders” means the following Stockholders entering into a Support Agreement with Acquiror as of the date hereof: (i) 2016 Salton Family Irrevocable Trust; (ii) the Warrantholder; (iii) Frontier Fund IV, L.P.; (iv) Mark Spinner; (v) Peter Dolphin; (vi) Russell A. Salton IV; (vii) Russell A. Salton III; (viii) David Klements and (ix) William and Allison Dolphin.
“Surviving Corporation” has the meaning set forth in Section 1.01(a).
“Tail Policy” has the meaning set forth in Section 7.02.
“Takeover Laws” has the meaning set forth in Section 4.25.
“Target Working Capital” means an amount equal to $11,558,640.
“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, add-on minimum, premium, windfall profit, customs, duties, severance, payroll, license, employee or other withholding, natural resources, entertainment, amusement, environmental, composite, healthcare, escheat or unclaimed property, business and occupation, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, in each case, whether disputed or not and (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).
“Tax Indemnity Notice” has the meaning set forth in Section 9.01(j).
“Tax Objection Notice” has the meaning set forth in Section 9.01(j).
“Tax Returns” means any return, report, information return or other document including schedules attached thereto, any amendment thereof or thereto, required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements of any Tax.
“Taxes Payable” means the aggregate amount of all Taxes imposed by any Governmental Body that are imposed on or payable by the Group Companies, with respect to any Pre-Closing Tax Period that remain unpaid as of the Closing, treating any advance payments, deferred revenues or other prepaid amounts received or arising in any such periods as subject to Tax in such periods, including any Taxes imposed on the Group Companies in connection with transaction bonuses or other amounts payable by the Group Companies to any employee or service provider as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby without reduction for any Tax assets, receivables, refunds or benefits of the Group Companies, as itemized and described on the Estimated Statement required under Section 1.08 and the detailed itemization required under Section 9.01(d). Taxes Payable shall include any payroll, social security, unemployment, withholding Taxes or other Taxes incurred but deferred to a taxable period ending after the Closing Date pursuant to the provisions of the CARES Act. Taxes Payable shall not be less than zero (0) either (i) overall, (ii) within each applicable jurisdiction, or (iii) by type of Tax.
“TCS Standards” means the Transactions and Code Set Standards (45 C.F.R. Part 162).
“Third Party Claim” has the meaning set forth in Section 10.05(a).
“Transaction Deductions” means all income Tax deductions resulting from (i) payments in respect of all Options, exercises of any Options, “change of control,” retention, stay bonuses, retention bonuses, termination, compensation or severance, in each case, in connection with the consummation of the transactions contemplated by this Agreement (including any transaction payroll Taxes), (ii) any and all payments of Transaction Expenses, or (iii) any other deductible payments attributable to the transaction contemplated by this Agreement paid or accrued on or prior to the Closing Date.
“Transaction Documents” means, collectively, this Agreement and any other agreement entered into in connection with the consummation of the transactions contemplated hereby, including for the avoidance of doubt the Support Agreements, the Escrow Agreement, the Letters of Transmittal, the Paying Agent Agreement, the Option Cancellation Agreements, the Warrant Surrender Agreement and each of the documents required to be delivered pursuant to Sections 3.01(i) and 3.02(e).
“Transaction Expenses” means, to the extent unpaid immediately prior to the Effective Time, whether or not accrued, (a) the third party fees and expenses payable by the Company or any of its Subsidiaries arising from or incurred in connection with the preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby including (i) all fees and expenses of legal counsel, accountants, consultants, investment bankers, advisors or other service providers, and (ii) any brokerage fees, commissions or finders’ fees; (b) any payment or unfunded obligations owed pursuant to any stay, sale, success, transaction, retention or change in control bonuses or payments, severance payments or obligations, or any similar amounts or benefits, or any similar arrangements, of the Company or any of its Subsidiaries payable to any third party as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (including (i) any severance or other payment obligations arising out of the termination of any Company Employee who does not accept Acquiror’s terms or offer for employment and (ii) any “double trigger” payment obligations which may be owed as a result of both (A) the execution of this Agreement or the consummation of the transactions contemplated hereby and (B) the Acquiror’s or the Surviving Corporation’s actions in connection with or after the Closing), together with the employer portion of any employment, payroll, unemployment, social security or similar Taxes attributable to amounts payable pursuant to this clause (b); (c) fifty percent (50%) of the fees and expenses of the Escrow Agent; (d) the fees and expenses of the Paying Agent; (e) the cost of the Tail Policies (as obtained pursuant to Section 7.02), in addition to any fees or expenses associated with obtaining the Tail Policies; (f) fifty percent (50%) of the initial fees and premiums of the R&W Insurance Policy (as obtained pursuant to Section 7.09); (g) fifty percent (50%) of the filing fee required by the HSR Act and (h) any fees, costs or expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Persons on behalf of the Group Companies.
“Transfer Tax” has the meaning set forth in Section 9.01(a).
“U.S.” or “United States” means the United States of America.
“UCC Corrective Actions” has the meaning set forth in Section 6.12(a).
“Unvested Options” means all outstanding employee or service provider options to acquire Common Shares which are not vested and exercisable as of immediately prior to the Effective Time.
“Upward Adjustment Amount” has the meaning set forth in Section 1.09(c)
“Vested Options” means all outstanding employee or service provider options to acquire Common Shares which are vested and exercisable (or which will become exercisable as a result of the transactions contemplated hereby pursuant to the terms of such options), as of immediately prior to the Effective Time.

“Warehouse Credit Facility” means a revolving line of credit with a warehouse lender pursuant to which any Group Company funds Loans.
“Warrant” means collectively, the two (2) separate Warrant to Purchase Common Stock Agreements between the Company and the Warrantholder, each dated December 15, 2021 (numbered Warrant No. 2021-1 and Warrant No. 2021-2, respectively).
“WARN Act” has the meaning set forth in Section 4.16(i).
“Warrant Surrender Agreement” has the meaning set forth in the Recitals.
“Warrantholder” has the meaning set forth in Schedule 11.01(c).
“Working Capital” means (i) the sum of the current assets of the Group Companies as of the Reference Time, minus (ii) the sum of the current liabilities of the Group Companies as of the Reference Time, in each case, determined in accordance with the Accounting Principles. For purposes of this Agreement, the following shall be excluded from the calculation of Working Capital: (i) the Transaction Expenses, Closing Cash, and Indebtedness, in each case to the extent accounted for in the calculation of the Final Closing Merger Consideration, (ii) any current or deferred Tax assets or liabilities (including Taxes Payable) and any unpaid employee note receivables, and (iii) any sublease payments receivable. An illustrative example of the calculation of Working Capital is set forth on Exhibit I.
11.02.    Other Definitional Provisions.
(a)    Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.
(b)    Currency. All amounts in this Agreement are stated and will be paid in U.S. Dollars.
(c)    Internal References. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits” and “Schedules” are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(d)    Contracts. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(e)    Other Interpretative Rules. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. All references to days or months will be deemed references to calendar days or months. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. The term “or” has the inclusive meaning represented by the phrase “and/or”. The term “ordinary course of business” shall mean the ordinary course of business consistent with past practice, whether or not such term is in fact followed by those words or words of like import.
ARTICLE XII
MISCELLANEOUS
12.01.    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Group Companies, will be issued or made by Acquiror, the Company, the Representative or the Equityholders or their respective Affiliates without the approval of Acquiror and the Representative, unless required by Law (in the reasonable opinion of counsel), in which case Acquiror and the Representative will have the right to review and comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, following the Closing, Acquiror may, in its sole discretion, issue a public release or announcement with respect to the subject matter of this Agreement or the transaction contemplated hereby without the prior consent of the Representative; provided, however, except for any disclosures by Acquiror or any of its Affiliates to appropriate Governmental Bodies that are legally required to be disclosed pursuant to the Securities Act, the Exchange Act or any national securities exchange or for Tax, accounting or other reporting purposes, in which case, such disclosure may be made by Acquiror or any of its Affiliates without prior review or by the Representative, Acquiror shall provide the Representative with a reasonable opportunity to review and comment on such release or announcement in advance of such issuance. For the avoidance of doubt, in no event shall the mention or description of the transactions contemplated hereby by an executive of Acquiror on earnings calls or similar public communications, either prior to or following the Closing, be considered a “public announcement or disclosure” for purposes of this Section 12.01. The Parties acknowledge and agree that notwithstanding anything to the contrary in this Agreement, Acquiror is permitted to disclose the execution and delivery of this Agreement on Acquiror’s Current Report on Form 8-K and file this Agreement as an exhibit thereto with the Securities and Exchange Commission.
12.02.    Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and Acquiror and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided, that (a) the fees and expenses payable to the Paying Agent pursuant to the terms of the Paying Agent Agreement will be borne by the Company, (b) the fees and expenses payable to the Escrow Agent pursuant to the terms of the Escrow Agreement will be borne equally by the Company and Acquiror, (c) the cost of the Tail Policies (as obtained pursuant to Section 7.02), in addition to any fees or expenses associated with obtaining the Tail Policies, will be borne by the Company, (d) the initial cost and premium of the R&W Insurance Policy (as obtained pursuant to Section 7.09) shall be borne equally by the Company and Acquiror and (e) the cost of the filing fee required by the HSR Act shall be borne equally by the Company and Acquiror.
12.03.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the email address set out below (with evidence of transmission), (c) the Business Day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Acquiror and/or Merger Sub (and, after the Closing, the Surviving Corporation):
Phreesia, Inc.
1521 Concord Pike
Suite 301, PMB 221
Wilmington, DE 19803
Attention: Allison Hoffman
Email: [***]; [***]
with a copy (which will not constitute notice) to:
Lowenstein Sandler LLP
1251 Avenue of the Americas, 17th Floor
        New York, NY 10020
Attention: Steven E. Siesser, Esq., Traci Tomaselli, Esq.
Email: [***]; [***]
Notices to the Representative (and, prior to the Closing, the Company):
Frontier Fund IV, L.P.
c/o Frontier Growth
525 N. Tryon Street, Suite 1900
Charlotte, NC 28202

Attention: Andrew D. Lindner, Managing Partner
Email: [***]
with a copy (which will not constitute notice) to:
Womble Bond Dickinson (US) LLP
301 S. College Street, Suite 3500
Charlotte, NC 28202
Attention: Patrick Strubbe
Email:    [***]
To the extent any deadline or time period for the delivery of statements, notices, waivers, consents or other communication under this Agreement falls on a day that is not a Business Day, such deadline or time period shall be deemed to expire at the close of the immediately subsequent Business Day.
12.04.    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of (i) prior to the Closing, the Company, the Representative and Acquiror and (ii) from and after the Closing, the Surviving Corporation, the Representative and Acquiror; provided that the Representative may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without any other Party’s consent pursuant to Section 12.16(c); provided, further, that Acquiror, Merger Sub and, from and after the Closing, Surviving Corporation may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without any other Party’s consent to (a) to any successor to or acquirer of all or a substantial portion of Acquiror, its Affiliates or their respective businesses, (b) from and after the Closing, to any lender (or agent on behalf of such lender) as collateral security for the obligations of Acquiror or its Affiliates to such lender or, (c) at any time, to any of Acquiror’s Affiliates; provided, that no assignment, delegation or transfer pursuant to the foregoing subclause (c) shall relieve Acquiror of any of its obligations hereunder.
12.05.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.
12.06.    Amendment and Waiver. Any provision of this Agreement or the Schedules, Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Acquiror, the Company (or after the Closing, the Surviving Corporation) and the Representative; provided that no amendment to or waiver of any of Section 8.02(c), Section

8.02(d), Section 12.04(b), this Section 12.06, Section 12.08, Section 12.14(c) or Section 12.19, or the definitions of “Financing”, “Debt Commitment Letter”, “Debt Financing Sources”, “Debt Financing Source Parties”, “Alternative Financing” (or any other definition or provision of this Agreement to the extent an amendment or waiver thereof would affect the substance of any of the foregoing) (collectively and, in each case, solely to the extent relating to the Debt Financing Source Parties, the “Debt Financing Source Party Provisions”) that is adverse to the Debt Financing Source Parties shall be effective without the written consent of the Debt Financing Sources. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.
12.07.    Complete Agreement. This Agreement (including the Exhibits, the Schedules and the Disclosure Schedules), the other Transaction Documents and the Confidentiality Agreement contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The Parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in Contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
12.08.    No Third Party Beneficiaries. Provisions of this Agreement are intended for the benefit of, and will be enforceable solely by the Parties, the Equityholders (solely with respect to his/her/its right to receive a portion of the Merger Consideration in accordance with Sections 1.02 and 1.04, as applicable), the indemnitees under the directors and officers insurance Tail Policy (solely with respect to Section 7.02), the Releasees (solely with respect to Section 9.07), the Indemnified Parties under Article X, the Nonparty Affiliates (solely with respect to Section 12.17) and the Debt Financing Source Parties (solely with respect to the Debt Financing Source Party Provisions). Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person that is not a Party any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
12.09.    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE

INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.03.
12.10.    WAIVER OF TRIAL BY JURY. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.
12.11.    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
12.12.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
12.13.    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without regard to its rules of conflict of laws or any other rule or promulgation that would cause the Law of any state other than the State of Delaware to apply.
12.14.    Specific Performance.
(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Transaction Documents are not performed in accordance with their specific terms or were otherwise breached or violated, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed by each of the Parties that, except where this Agreement is terminated in accordance with Section 8.01 and subject to Section 12.14(c), each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith or prove actual damages or the inadequacy of money damages as a remedy and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.
(b)    Notwithstanding Section 12.14(a) or any other provision of this Agreement, prior to the valid termination of this Agreement in accordance with Article VIII, the Representative shall have the right to seek an injunction to cause Acquiror consummate the Closing if, and only if, each of the following conditions has been satisfied as of such time: (i) all of the conditions to set forth in Section 3.01 have been satisfied or waived (to the extent permitted by applicable Law) in accordance with Section 3.01 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would have been capable of being satisfied assuming the Closing were to occur on the date of termination); (ii) the Financing has been funded, or shall be funded at the Closing; (iii) Acquiror failed to consummate the Closing by the date the Closing was required to occur by Section 1.10; (iv) the Representative has irrevocably confirmed in writing to Acquiror that all of the conditions to set forth in Section 3.02 have been satisfied or waived (to the extent permitted by applicable Law) in accordance with Section 3.02 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would have been capable of being satisfied assuming the Closing were to occur on the date of termination); (v) Acquiror fails to consummate the Closing before 5:00 p.m. (New York time) on the third (3rd) Business Day following Acquiror’s receipt of such written notice from the Representative; and (vi) the Company and the Representative stood ready, willing and able to consummate the Closing and the transactions contemplated hereby on the date required by Section 1.10 and during such three (3) Business Day period; and, if specific performance is granted and the Financing is funded, the Closing will occur. For the avoidance of doubt, in no event will Acquiror be required to both consummate the Closing (including pursuant to this Section 12.14(b)) and pay the Reverse Termination Fee. For the avoidance of doubt, neither the Representative, the Group Companies, the Equityholder nor any other Person shall be entitled to specific performance to cause Acquiror to consummate the Closing after the Outside Date, and in no event shall the Outside Date be extended as a result of any pending action in accordance with this Section 12.14.
(c)    Notwithstanding anything to the contrary set forth in Section 12.14(a), Section 12.14(b) or otherwise contained in this Agreement, none of the Group Companies, the Representative or the Equityholders shall be entitled to seek specific performance of the terms or provisions of this Agreement or to enforce compliance with the covenants and obligations of Acquiror under this Agreement if the Representative shall be entitled to terminate this Agreement in accordance with Section 8.01(h) or at any time following a Designated Termination and the Company’s right to receive the Reverse Termination Fee pursuant to Section 8.02(b) shall constitute the sole and exclusive remedy of the Group Companies, the Representative and the Equityholders against Acquiror, Merger Sub, the Debt Financing Source Parties or any Nonparty Affiliate.
12.15.    Payments Under Agreement. Each Party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction, on the dates specified herein (with time being of the essence).
12.16.    Appointment of the Representative.
(a)    In order to administer efficiently the determination of, amongst other items, the Closing Merger Consideration, the Final Closing Merger Consideration and the Additional Merger Consideration, and the defense and/or settlement of any claim or liability in connection with this Agreement or any other Transaction Document to which the Representative is a party, or the transactions contemplated hereby or thereby, the Equityholders, by their adoption and approval of this Agreement, as well as, in certain cases, through separate instruments (including the Letters of Transmittal, Support Agreements, Option Cancellation Agreements and the Warrant Surrender Agreement), irrevocably constitute and appoint the Representative to act as the agent, proxy, attorney-in-fact and representative (with full power of substitution in the premises) for the Equityholders and their successors for all purposes under this Agreement and any other Transaction Document to which the Representative is a party, and, by its execution hereof, the Representative hereby accepts such appointment.

(b)    The Representative is hereby authorized (x) to take all action necessary in connection with the acceptance, rejection and determination of the Closing Merger Consideration, the Final Closing Merger Consideration and the Additional Merger Consideration, and the defense and/or settlement of any claim or liability in connection with this Agreement or any other Transaction Document to which it is a party, or the transactions contemplated hereby or thereby, (y) to give and receive all notices required to be given under this Agreement or any other Transaction Document to which it is a party and to which, and (z) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative will deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the power:
(i)    to execute and deliver all consents, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party;
(ii)    to execute and deliver all amendments and waivers to this Agreement and the other Transaction Documents to which it is a party that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;
(iii)    to receive funds, make payments of funds (including from the Representative Reserve Fund, Adjustment Escrow Fund, Indemnity Escrow Fund and Special Indemnity Escrow Fund), and give receipts for funds;
(iv)    to receive funds for the payment of expenses of the Equityholders (including the Representative Reserve Fund, Adjustment Escrow Fund, Indemnity Escrow Fund and Special Indemnity Escrow Fund), to deposit such funds in such accounts as the Representative deems appropriate and apply such funds in payment for such expenses;
(v)    to do or refrain from doing any further act or deed on behalf of the Equityholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Equityholders could do if personally present; and
(vi)    to receive service of process in connection with any claims under this Agreement and the other Transaction Documents to which it is a party.
(c)    In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Equityholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Company Shares issued and outstanding immediately prior to the Effective Time, on an as-converted to common basis, will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement.
(d)    All decisions and actions by the Representative, including the defense or settlement of any claim or liability in connection with this Agreement or the transactions contemplated hereby, will be binding upon all of the Equityholders, and no Equityholders will have the right to object, dissent, protest or otherwise contest the same.
(e)    Acquiror, the Escrow Agent and the Paying Agent will be able to rely conclusively on the instructions and decisions of the Representative and treat the Representative as the duly appointed representative of the Equityholders and any written decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each Equityholder. Acquiror, Merger Sub and, following the Closing, the Surviving Corporation are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such written decision, act, consent or instruction of the Representative. Each Equityholder hereby agrees that for any Action arising under any Transaction Document, such Equityholder may be served legal process as set forth in Section 12.03 for the Representative (or any alternative address designated to the parties in writing by the Representative), and that service in such manner shall be adequate and such shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.
(f)    All actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Equityholders, and no Equityholders will have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for Fraud by the Representative.
(g)    The provisions of this Section 12.16 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Equityholder may have in connection with the transactions contemplated by this Agreement.
(h)    The provisions of this Section 12.16 will be binding upon the heirs, legal representatives, successors and assigns of each Equityholder, and any references in this Agreement to an Equityholder or the Equityholders will mean and include the successors to the rights of the Equityholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.
12.17.    Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Section 10.01, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as “Parties” in the preamble to this Agreement or who are party to the other

Transaction Documents (the “Contracting Parties”), except in the case of Fraud. No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender (including any debt financing source) to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, except in the case of Fraud, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Nonparty Affiliates are express third party beneficiaries of this Section 12.17.
12.18.    Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy among the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
12.19.    Xerox Provisions. Notwithstanding anything in this Agreement to the contrary:
(a)    The Parties agree, on behalf of themselves and their respective Affiliates and, in the case of the Representative, the Equityholders, that none of the Debt Financing Sources or any of their respective affiliates, their and their respective affiliates’ equityholders, partners, members, affiliates, directors, officers, employees, attorneys, accountants, representatives, controlling persons, consultants, agents or other advisors or the respective estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (collectively, together with the Debt Financing Sources, the “Debt Financing Source Parties”) will have any liability to the Company, the Equityholders, the Representative or any of their Affiliates or their respective partners, members, directors, officers, employees, representatives, agents or other advisors, or the respective successors and assigns of any of the foregoing (collectively, the “Seller Related Parties”) relating to or arising out of this Agreement, any of the transactions contemplated herein (including the Financing) or the Debt Commitment Letter or any of the agreements entered into in connection therewith or any of the transactions contemplated thereby, whether at law or equity, in contract or in tort or otherwise, and none of the Seller Related Parties will have any rights or claims against any of the Debt Financing Source Parties under this Agreement, any of the transactions contemplated herein (including the Financing) or the Debt Commitment Letter or any of the agreements entered into in connection therewith or any of the transactions contemplated thereby, whether at law or equity in contract or in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Source Parties are intended third party beneficiaries of, and shall be entitled to the protections of, the Debt Financing Source Party Provisions and the same shall be enforceable by each Debt Financing Source Party.
(b)    Each of the Parties agrees, on behalf of itself and its Affiliates (and each of Company and the Representative agrees on behalf of the Seller Related Parties): (i) that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Financing), including any dispute arising out of or relating in any way to the Debt Commitment Letter or any of the agreements entered into in connection therewith or any of the transactions contemplated thereby or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (ii) that any such action, cause of action, claim, cross-claim or third party claim will be subject to the exclusive jurisdiction of such courts, and that such Party submits, for itself and its property, with respect thereto to the exclusive jurisdiction of such courts; (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided on the signature pages to this Agreement shall be effective service of process against it for any such action brought in any such court; (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court; (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and (vi) that any such action shall be governed by, and construed in accordance with the Laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.

(c)    WITHOUT LIMITING THE FOREGOING, SOLELY WITH RESPECT TO RIGHTS OR CLAIMS AGAINST THE DEBT FINANCING SOURCE PARTIES, WHETHER AT LAW OR EQUITY, IN CONTRACT OR IN TORT OR OTHERWISE, EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES (AND EACH OF THE COMPANY AND THE REPRESENTATIVE AGREES ON BEHALF OF THE SELLER RELATED PARTIES) THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SOLELY FOR PURPOSES OF THIS SECTION 12.19, EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.19.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

ACCESSONE PARENT HOLDINGS, INC.

By: /s/ Mark J. Spinner
Name: Mark Spinner
Title: President

FRONTIER FUND IV, L.P., solely in its capacity as the Representative hereunder

By: Frontier IV Investment Group, LLC
Its: General Partner

By: /s/ Andrew D. Lindner
Name: Andrew D. Lindner
Title: Managing Partner

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

PHREESIA, INC.

By: /s/ Allison Hoffman
Name: Allison Hoffman
Title: General Counsel

ACE MERGER SUB, INC.
By: /s/ Allison Hoffman
Name: Allison Hoffman
Title: Secretary
[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Support and Joinder Agreement
[Intentionally Omitted]

Exhibit B
Form of Option Cancellation Agreement
[Intentionally Omitted]

Exhibit C
Warrant Surrender Agreement
[Intentionally Omitted]

Exhibit D
Form of Certificate of Merger
[Intentionally Omitted]

Exhibit E
Form of Letter of Transmittal
[Intentionally Omitted]

Exhibit F
Escrow Agreement
[Intentionally Omitted]

Exhibit G
Paying Agent Agreement
[Intentionally Omitted]

Exhibit H
Form of FIRPTA
[Intentionally Omitted]

Exhibit I
Example Calculation of Working Capital
[Intentionally Omitted]